As filed with the Securities and Exchange Commission on November 1, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

InPhonic, Inc.
(Exact name of registrant as specified in its charter)

1010 Wisconsin Avenue, Suite 250
Washington, DC 20007
(202) 333-0001
(Address, including zip code, and telephone number, including area code  of registrant’s principal executive offices)
Delaware	4899	52-2199384
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

David A. Steinberg
Chairman, President and Chief Executive Officer
InPhonic, Inc.
1010 Wisconsin Avenue, Suite 250
Washington, DC 20007
(202) 333-0001
(Name, address, including zip code and telephone number,  including area code of agent for service)

Copies to:

Edwin M. Martin, Jr., Esquire	Marlee S. Myers, Esquire
Nancy A. Spangler, Esquire	Kimberly A. Taylor, Esquire
Piper Rudnick LLP	Morgan, Lewis & Bockius LLP
1200 19th Street, NW	One Oxford Centre
Washington, DC 20036	Thirty-Second Floor
Telephone: (202) 861-3900	Pittsburgh, PA 15219
Facsimile: (202) 223-2085	Telephone: (412) 560-3300
Facsimile: (412) 560-3399

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Shares of Common Stock, par value $.01 per share	$90,000,000	$8,280

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS	Subject to completion	, 2002

                            Shares

InPhonic, Inc.
Common Stock

This is our initial public offering of shares of our common stock. Prior to this offering, no public market existed for our common stock. All of the shares of common stock are being sold by InPhonic, Inc. We expect the public offering price to be between $             and $             per share.

Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol “INPC.”

Before buying any shares you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share		Total

Public offering price		$	$

Underwriting discounts and commissions	$		$

Proceeds, before expenses, to InPhonic, Inc.	$		$

The underwriters may also purchase up to        shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth in “Underwriting.” Delivery of the shares will be made on or about             , 2002.

UBS Warburg

CIBC World Markets          Thomas Weisel Partners LLC
Janney Montgomery Scott LLC

[INSIDE FRONT COVER PAGE OF PROSPECTUS]

Gatefolds Left and Right:

The upper left corner of the left gatefold has a photograph of a woman using a wireless phone. Across the middle of the top of the gatefold is the heading “Wireless Voice and Data Communication Solutions.” The top right of the right gatefold contains the InPhonic logo.

Below the headline on the left gatefold there are three overlapping computer screen snapshots with headings “Enterprise;” “Retail;” and “Online.” To the right of the three overlapping computer screen snapshots is a paragraph of text with the heading “Wireless Device and Service Activation.” The text below the heading reads as follows: “Our online platforms allow our customers to offer wireless devices and services to their end-users, including employees, members and customers. We create and manage websites that are tailored and branded to our customers’ specifications. We continually update these websites with information and promotions about devices, rate plans and features that can be ordered by end-users.” The middle of the gatefold contains a computer screen snapshot with an overlapping photograph showing the screen of a wireless phone. Two arrows connect the wireless phone to the computer screen snapshot. To the left of the computer screen snapshot is paragraph of text with the heading “Messaging and Data Mobilization.” The text below the heading reads as follows: “Our messaging platform enables end-users to receive information and send responses through wireless text messages or email, using a variety of networks and technologies. Our customers use our data mobilization platform to access data in real-time from multiple sources through any type of Internet-enabled wireless device.” The upper middle of the right gatefold contains a computer screen snapshot with the heading “Unified Communications.” The text below the heading reads as follows: “Our unified communications services provide end-users with a single platform for accessing email, voicemail, facsimiles, contacts and calendars. Subscribers can access their information through multiple communication devices, including wireline phones, personal digital assistants, wireless phones and desktop computers.” On the lower middle of the right gatefold there are two overlapping computer screen snapshots with the heading “Wireless Rate Plan Selection and Asset Management.” The paragraph of text below the heading reads as follows: “We provide hosted software and services that allow enterprises and their end-users to lower expenditures for wireless communications and centralize the management of devices and network services. We create a profile for each user that includes information on his or her device, service and applications.”

At the bottom left of the gatefold there is a photograph from InPhonic’s technology and operations center with a heading that reads: “Service Activation and Fulfillment Center” describing the content of the photograph. At the bottom middle of the gatefold there is a photograph from InPhonic’s technology and operations center with a heading that reads: “Real-time Measurement and Reporting Systems” describing the content of the photograph. At the bottom right of the gatefold there is a photograph from InPhonic’s technology and operations center with a heading that reads: “Call Center Operation” describing the content of the photograph.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Prospectus summary	1	Business	37
The offering	4	Management	49
Summary consolidated financial and other data	5	Related party transactions	60

Risk factors	7	Principal stockholders	64

Information regarding forward-looking statements	20	Description of our capital stock	66
		Shares eligible for future sale	70

Use of proceeds	21	Underwriting	72

Dividend policy	21	Legal matters	74

Capitalization	22	Experts	74

Dilution	23	Where you can find additional information	76

Selected consolidated financial data	24	Index to financial statements	F-1

Management’s discussion and analysis of financial condition and results of operations	25

InPhonic, the InPhonic design and other trademarks or service marks of InPhonic appearing in this prospectus are the property of InPhonic. This prospectus also contains additional trade names, trademarks and service marks of ours and of other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

DEALER PROSPECTUS DELIVERY OBLIGATIONS

Through and including             , 2002 (the 25th day after the commencement of this offering), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

Prospectus summary

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

OUR BUSINESS

We are a leading provider of wireless voice and data communication solutions to enterprises, online businesses, national retailers and end-users. We create and manage online platforms for our customers to enable their end-users, including employees, members and customers, to purchase wireless devices and services. We also sell communication software and services to enterprises and end-users. Our communication software and services enable enterprises to enhance productivity, manage costs and create new revenue opportunities.

Our online platforms provide our customers with a complete outsourced solution that enables them to offer wireless devices and services to their end-users. This solution includes websites and related services that we tailor and brand to our customers’ specifications. We activate, configure and deliver wireless devices to end-users who purchase devices through these websites or our call center. We have strategic relationships with leading wireless network carriers, including AT&T Wireless, Cingular Wireless, Nextel Communications and T-Mobile USA (formerly known as VoiceStream Wireless), that allow us to offer a broad selection of services in all of the top 100 US metropolitan markets and covering approximately 99% of the United States population. We generate a substantial majority of our revenues from carriers that pay us commissions for activating wireless services on their networks. We consider enterprises, online businesses and national retailers to be our customers because we focus our marketing efforts on them, and our relationships with them enable us to earn these commissions. In addition, we generate revenues from our customers and their end-users who purchase wireless devices and services.

Since we began offering services in June 2000, we have entered into agreements with more than 300 customers; key accounts include America Online, Best Buy, Big Planet, eUniverse, Freeze, MSN, OfficeMax, Quixtar and Yahoo. We have an affiliate program managed by a third party through which smaller online businesses can offer wireless devices and services to visitors to their websites. Through our relationships with our customers and affiliates, we have developed a broad and growing online presence. For the twelve months ended June 30, 2002, we had approximately 43 million unique visitors to the websites we created and manage for our customers and affiliates.

We also offer value-added communication software and services that can be purchased separately or in conjunction with our activation service. We earn upfront and recurring fees from our customers and their end-users for providing these services. Our services include:

➢	unified communications—provides end-users with a single platform for accessing email, voicemail, facsimiles, contacts and calendars;

➢	metered services—allows end-users to purchase wireless airtime minutes in advance of their use and is marketed under the brand “Liberty Wireless”;

➢	data mobilization—enables end-users to access data in real-time from multiple sources through any type of Internet-enabled wireless device;

➢	messaging—allows end-users to send and receive information through wireless text messages or email, using a variety of networks and technologies; and

➢	wireless rate plan selection and asset management—reduces expenditures for wireless communications and centralizes the management of devices and network services.

The wireless industry is among the largest industries in the United States. In response to intense competition in the wireless services market, wireless network carriers are seeking to add subscribers, to increase average revenue per subscriber and to decrease turnover among these subscribers. Wireless network carriers distribute their services through multiple channels, including retail outlets and online storefronts, and are continually seeking innovative distribution channels that provide new subscribers on a cost-effective basis. Increasingly, the Internet is becoming an important channel for marketing, activating and distributing wireless devices and services. The Yankee Group estimated that over 544,000 wireless devices were distributed via the Internet in 2001, representing 1% of the total gross subscriber additions in the wireless market that year. Based on these statistics, we believe our online platform was used to distribute over 17% of the devices sold through the Internet channel last year. The Yankee Group projects that distribution of wireless devices via the Internet will grow to over 2.5 million devices distributed in 2005, representing a compound annual growth rate of approximately 47% over this time period.

Wireless network carriers are seeking additional revenue opportunities from new markets such as data software applications and communication services targeted at consumers and businesses. As new wireless devices, applications and services proliferate, enterprises are finding that their employees increasingly rely on these new voice and data services while the management of wireless communication usage and services has become complicated and expensive. End-users are faced with many service choices, including a variety of rate and payment plans and access to content and other applications. We believe that there will be an increasing demand from enterprises and end-users for a complete solution encompassing device and service activation, application development and communication service management.

Our solution combines a proprietary software platform and data management technology, a scalable distribution facility and state-of-the-art customer service capabilities. Our software platform includes technology that fully integrates into our customers’ back-end systems and provides real-time productivity metrics to help gauge the effectiveness of a given marketing promotion. Our distribution facility provides automated activation and fulfillment capabilities fully supported by a state-of-the art customer service center which we believe is scalable to handle growth and expansion into new businesses and further product evolution. Together, these unique capabilities provide a cost-effective outsourced solution that allows carriers and enterprises to manage their wireless activation, distribution and communications software applications.

Our business strategy is to extend our market leadership in providing wireless voice and data communication solutions. Key elements of our strategy are to:

Expand our customer base.    As market awareness of our solutions increases, we intend to capitalize on additional selling opportunities within existing and new market segments, both domestically and internationally. We intend to expand the marketing of our solutions, including the use of the “Powered by InPhonic” brand, in order to increase customer and market awareness. We will continue to explore new channels and markets to reach additional customers and their end-users, including traditional media and state and federal government entities.
Cross-sell our full range of services to existing customers.    Most of our customers initially implement our solutions individually. We plan to expand the scope of our existing customer relationships by selling the full range of our solutions to customers that have purchased some of our services.

Capitalize on the growth of our communication software and services.    We believe that as wireless technologies improve and additional applications and new converged devices become available, businesses and consumers will increase their use of wireless voice and data communications. We plan to capitalize on this increased demand for value-added software and services.

Develop innovative customer/end-user-driven solutions.    We plan to enhance our solutions by leveraging our existing technologies and developing new ones based on the needs of our customers and their end-users. For example, we have developed a new service which allows end-users to access and manage their wireless services online, and we plan to begin offering these services in late 2002. End-users who subscribe to this service will be able to change their rate plans, send and receive text messages and access other wireless content, including news, weather and stock price updates, purchase additional wireless devices and accessories and download custom ringtones and games.

Pursue acquisitions and strategic alliances.    We have completed and successfully integrated three material acquisitions and several other strategic asset purchases that have provided us with complementary technologies and services. We intend to pursue additional acquisitions and form strategic alliances in order to broaden our service offerings and customer base and capture new revenue opportunities.

We were incorporated in January 1997 and we began operations in October 1999. Our revenues were $13.1 million for the twelve months ended December 31, 2001, and $41.1 million, including the one-time recognition of $11.8 million of previously deferred revenues, for the six months ended June 30, 2002. Our principal executive offices are located at 1010 Wisconsin Avenue, Suite 250, Washington, DC, 20007 and our telephone number is (202) 333-0001. We maintain our technology and operations center in Largo, Maryland. Our website address is www.inphonic.com. Information on our website does not constitute part of this prospectus.

The offering

Common stock offered by InPhonic	shares

Common stock outstanding after this offering	shares

Use of proceeds
To repay indebtedness in the aggregate amount of $7.5 million, the payment of $         million of accrued dividends on certain shares of preferred stock, fund new business initiatives, finance acquisitions and cover other general corporate expenses.

Proposed Nasdaq National Market symbol	INPC

The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares of common stock outstanding on September 30, 2002, and excludes:

➢	11,346,977 shares issuable upon exercise of options outstanding, with a weighted average exercise price of $1.56 per share;

➢	645,448 additional shares available for future issuance under our 1999 stock incentive plan; and

➢	2,323,732 shares issuable upon exercise of warrants outstanding, with a weighted average exercise price of $0.54 per share.

Unless otherwise specifically stated, information in this prospectus assumes:

➢	the conversion of all outstanding shares of preferred stock into 29,990,620 shares of common stock;

➢	the conversion of all outstanding warrants to purchase preferred stock into warrants to purchase 1,989,949 shares of common stock;

➢	the exercise of warrants to purchase 911,941 shares of our common stock at the closing of this offering; and

➢	no exercise of the underwriters’ over-allotment option.

We intend to effect a reverse stock split prior to the completion of this offering. Share amounts and financial information in this prospectus do not reflect this stock split.

Summary consolidated financial and other data

The following summary consolidated financial and other data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

We generate revenues from wireless network carriers who pay us commissions for activating wireless services and from the sale of wireless devices and accessories; we recognize these revenues upon shipment to the end-user. We also generate revenues by selling communication software and services and recognize these revenues as appropriate pursuant to the terms of the individual contracts.

From October 1999 through March 2002, the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 101 “Revenue Recognition” (SAB No. 101) required us to defer 100% of our revenues from carriers until the expiration of an applicable commission chargeback period which typically ranges from 90 to 180 days depending on the wireless network carrier. SAB No. 101 required us to recognize this deferred revenue once we had experienced two years of operating history with the carriers. Beginning in March 2002, we had sufficient historical evidence to estimate and reserve for future deactivations. As a result, in the three months ended March 31, 2002, we recorded the cumulative revenues previously deferred and provided a reserve for future deactivations based on historical experience. SAB No. 101 also required that we defer, during our first two years of operations, the revenues from end-user purchases of wireless devices, including accessories and shipping, until the expiration of the return period, which was generally 30 days. The amounts of the revenues from previously deferred commissions and device sales were $11.8 million, which represented 29% of our revenues for the six months ended June 30, 2002.

	October 26, 1999 (commencement of operations) to December 31,	Year ended December 31,		Six months ended June 30,		Pro forma(1) Year ended December 31,	Pro forma(1) Six months ended June 30,
	1999	2000	2001	2001	2002	2001	2002
Consolidated statements of operations data	(in thousands, except per share data)

Revenues:
Wireless device and service activation	$—	$499	$9,292	$1,727	$37,207	$13,355	$37,491
Communication software and services	—	—	3,792	—	3,893	5,101	4,055

Total revenues	—	499	13,084	1,727	41,100	18,456	41,546
Gross profit (loss)	—	(5)	2,999	593	23,607	4,313	23,724
Loss from operations	(904)	(8,855)	(17,115)	(5,438)	(205)	(42,196)	(1,347)
Net loss	(901)	(8,833)	(17,260)	(5,449)	(496)	(42,309)	(1,663)
Net loss attributable to common stockholders	(901)	(9,471)	(19,309)	(6,124)	(3,947)	(48,100)	(5,760)
Basic and diluted net loss per share	$(0.04)	$(0.42)	$(0.81)	$(0.26)	$(0.12)	$(1.83)	$(0.18)
Basic and diluted weighted average shares outstanding	21,250	22,679	23,758	23,264	31,990	26,290	32,609

(1)
The pro forma statement of operations data gives effect to our acquisitions of GadgetSpace in December 2001, Reason in January 2002 and Simplexity in February 2002, as if these transactions had been consummated on January 1, 2001.

We also present other data including EBITDA.

	October 26, 1999 (commencement of operations) to December 31,	Year ended December 31,		Six months ended June 30,
	1999	2000	2001	2001	2002
Other data	(in thousands)

EBITDA(2)	$(904)	$(7,848)	$(14,931)	$(4,905)	$7,887
Net cash provided by (used in):
Operating activities	(777)	(5,836)	(5,635)	(2,756)	(5,239)
Investing activities	—	(805)	(1,178)	(454)	868
Financing activities	1,242	8,701	18,225	1,445	486
(2)
EBITDA consists of net income before preferred stock accretion, depreciation of assets, amortization or impairment of long-lived assets, stock-based compensation, interest income and expense, taxes based upon income, and other non-operating expenses. We believe that EBITDA is a useful financial performance measure for comparing companies in our industry in terms of operating performance. EBITDA provides an alternative measure of cash flow from operations. You should not consider EBITDA as a substitute for operating income or loss, as an indicator of our operating performance or as an alternative to evaluating our cash flows from operating activities as a measure of liquidity. We may calculate EBITDA differently than other companies.

	June 30, 2002
Consolidated balance sheet data	Actual	Pro forma(3)	Pro forma as adjusted(3)

Cash and cash equivalents	$10,051	$13,836
Working capital (deficit)	5,809	9,878
Total assets	37,826	41,611
Total debt	4,984	4,984
Redeemable preferred stock	28,950	31,789
Non-redeemable preferred stock	3,320	3,320
Common stock	134	134
Total stockholders’ equity (deficit)	(9,480)	(8,534)
(3)
The pro forma balance sheet data gives effect to the issuance of 730,023 shares of preferred stock and warrants to purchase 243,142 shares of common stock in July 2002, as if these transactions occurred on June 30, 2002. The pro forma as adjusted balance sheet data also gives effect to the automatic conversion of all of our preferred stock and exercise of warrants to purchase 911,941 shares of common stock, which must be exercised upon the closing of this offering or they will expire, issuance and sale of         shares of common stock in this offering, the repayment of $7.5 million of our debt and the payment of $     million of accrued dividends on certain shares of preferred stock, as if these transactions occurred on June 30, 2002.

Risk factors

You should consider carefully the risks described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In this case, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

Our limited operating history limits your ability to evaluate our business and prospects and may increase your investment risk.

We were incorporated in January 1997, commenced operations in October 1999 and began offering wireless device and activation services in March 2000 and communication software and services in the third quarter of 2001. As a result, we have only a limited operating history from which you can evaluate our business and prospects. From commencement of operations through June 30, 2002, we have earned approximately 86% of our revenues from the commissions we receive from wireless network carriers for wireless service activation and from end-users who purchase wireless devices. The remainder of our revenues has been primarily earned from providing unified communications services to a limited number of customers. We have not yet received significant revenues from the sale of our other communication software and services. Because of this limited operating history, we do not know whether we can:

➢	continue to compete with wireless network carriers and others for device sales and activation;

➢	increase market acceptance of, and obtain revenues from, our communication software and services offerings, including our new metered wireless airtime services;

➢	expand our sales force to sell our new and existing offerings;

➢	integrate our recently completed acquisitions of businesses and technology;

➢	raise additional capital that may be required to acquire additional businesses or to fund our ongoing operations; or

➢	respond to technological changes.

We have historically incurred net losses and may not achieve profitability in the future.

We have experienced significant net losses since we commenced operations. We incurred net losses of $8.8 million for 2000 and $17.3 million for 2001. As of June 30, 2002, we had an accumulated deficit of $33.6 million and we had a net loss of $0.5 million for the six months ended June 30, 2002. If we continue to incur net losses, we may not be able to make necessary investments in resources to grow our business, including sales, marketing and service development personnel. To achieve profitability, we must increase revenues and control costs, and we cannot assure you that we will be able to do so.

Our failure to maintain strong relationships with the wireless network carriers would adversely affect our business.

We depend upon wireless network carriers for a substantial majority of our revenues. T-Mobile USA, AT&T Wireless and other wireless network carriers could terminate their agreements with us without penalty and on little notice. Our agreements with these carriers are non-exclusive, and the carriers have entered into similar agreements with our competitors, which may be on more favorable terms. We expect that a small number of the wireless network carriers will continue to account for a substantial portion of our revenues for the foreseeable future. Our revenues may decline if:

➢	one or more of the carriers terminates its agreements with us;

Risk factors

➢	there is a downturn in the business of any of these carriers;

➢	we are unable to retain the business of any one of the carriers;

➢	we are no longer able to maintain the same commission terms with the carriers;

➢	there is significant consolidation in the wireless industry; or

➢	we are unable to diversify our customer base.

In addition, if the wireless network carriers were to discontinue outsourcing the activation of wireless service and instead provide these services themselves, they may cease to do business with us, which would have an adverse effect on our business.

We depended upon two wireless network carriers and one customer for a substantial portion of our revenues in 2000 and 2001 and the loss of any one of these could substantially harm our business.

For the six months ended June 30, 2002, 63% of our total revenues consisted of service activation commissions from T-Mobile USA and AT&T Wireless. In 2001, 32% of our total revenues consisted of service activation commissions from T-Mobile USA and AT&T Wireless. In 2000, 29% of our revenues consisted of wireless service activation commissions from AT&T Wireless and Cellular One (now known as Cingular Wireless). In addition, in 2001, 26% of our revenues consisted of fees from Big Planet for communication software and services. A reduction in, or the elimination of, the commission fees paid by T-Mobile USA or AT&T Wireless or fees paid by Big Planet, or the termination of agreements with any of them would significantly reduce our revenues. We are also subject to credit risk associated with the concentration of our accounts receivable from T-Mobile USA and AT&T Wireless, which together accounted for approximately 70% of our accounts receivable as of June 30, 2002. If we do not receive payments of our accounts receivable in a timely fashion, we could experience an adverse effect on our business.

A decrease in the growth rate of our new wireless service activations could adversely affect our operating results.

A substantial portion of our total revenues consists of commissions we earn from the carriers for each end-user’s wireless service activation. Under our contracts with the carriers, we receive additional commissions for meeting certain end-user service activation volume targets. If the growth rate in the number of new service activations declines, our revenues could decrease. This decrease in end-user demand could also create pricing pressure on our services, which may result in a decrease in our revenues per new end-user.

Our future growth is dependent in part on increasing revenues from our metered wireless airtime services.

We recently began offering metered wireless airtime services where end-users purchase airtime minutes in advance of their use. We believe our sales of these metered services will be an important element of our future revenue growth. To date, we have purchased these airtime minutes from a single wireless carrier under an agreement that provides for a three-year renewable term in the markets covered by the agreement. We may not be able to negotiate a new contract with this wireless carrier on terms favorable to us, if at all, nor can we assure you that we will be able to expand the number of wireless carriers providing these airtime minutes. Because we have only limited experience selling metered services, we are unable to predict the rate at which revenues from these services will grow. If we are unable to increase revenues from metered services, our business may not grow at all, or may grow at a much lower rate, which would have an adverse effect on our business and our stock price.

Risk factors

We rely on our customers to market our services to their end-users.

We rely upon enterprises and online businesses to enable us to generate revenues from their end-users and from wireless network carriers. For the six months ended June 30, 2002, we derived 39% of our revenues from five customers’ end-users and 61% of our revenues from 20 customers’ end-users. Our agreements with these enterprises and online businesses are non-exclusive. These enterprises and online businesses may enter into similar agreements with our competitors, which may be on more favorable terms, or they may terminate their agreements with us. If any of these things were to happen, our revenues would decline, which would have an adverse effect on our business.

An interruption in the supply of wireless devices could cause a decline in our revenues.

In providing our wireless voice and data communication solutions, we rely on wireless network carriers, wireless handheld device manufacturers and suppliers, and shipping companies. These suppliers may experience difficulty in providing us sufficient wireless devices to meet our needs or the needs of our customers and their end-users, or they may terminate or fail to renew contracts for supplying us these products on terms we find acceptable. From time to time, we may experience delays in receiving shipments of wireless devices from one or more of the wireless network carriers and suppliers, thereby preventing us from offering a wireless device until the shipment is received. Any significant interruption in the supply of any of these products could cause a decline in our revenues.

Interruptions or delays in service from other third parties could impair our service offerings.

We rely on our primary network operations hosting center located in Sterling, Virginia, and a back-up facility located in Dulles, Virginia, in both cases at facilities owned and operated by third parties. Any disruption of service on our Internet backbone could result in delays in our customers’ and their end-users’ ability to receive information or transact business. In addition, Appiant Technologies, Inc. and another vendor provide us unified communications services, which we offer to our customers. To date, unified communications services have comprised substantially all of our sales of our communication software and services. We also rely on third-party software, suppliers and carriers to process applications for credit approval and to bill our customers’ end-users. If we are unable to process credit approval applications in a timely manner or if our billing software fails and we are unable to bill end-users on a timely basis, our business will be affected adversely. Any interruptions in these or other third-party services, or a deterioration in their performance, could impair the quality of our services. If our arrangement with any of these third parties was terminated or if a third party ceased operations, discontinued business or altered the terms on which it does business with us, we might not be able to find an alternative provider on a timely basis or on reasonable terms, which would adversely affect our business.

Our failure to increase the percentage of revenues received from sales of communication software and services could adversely affect our ability to predict our revenues.

For the six months ended June 30, 2002, 91% of our revenues was from sales of wireless devices and service activation, primarily with T-Mobile USA, AT&T Wireless and Nextel Communications and 9% of our revenues was from sales of our communication software and services. In 2001, 71% of our revenues was from sales of wireless devices and service activation, primarily with T-Mobile USA and AT&T Wireless, and 29% of our revenues was from sales of communication software and services. Over the next two years, we plan to significantly increase the percentage of revenues earned from sales of communication software and services. Because we generally sell communication software and services on a monthly subscription basis, we believe that our revenues will become more predictable if sales of these services comprise a greater portion of our total revenues than they do currently. If we are unable to significantly increase the percentage of our revenues earned from sales of communication software and services, our revenues could be less predictable.

Risk factors

Our revenues and operating results are difficult to predict and may fluctuate significantly from period to period due to a number of factors, and any of these could adversely affect our stock price.

We have limited meaningful historical financial data upon which to base planned operating expenses and future revenues. Many of our expenses, such as compensation for employees and lease payments for facilities and equipment, are relatively fixed. We base these expense levels, in part, on our expectations of future revenues. A softening of demand, whether caused by changes in corporate spending, consumer preferences or a weakening of the US or global economies, may result in decreased revenues or growth. The terrorist attacks on September 11, 2001 upon the United States have added to economic and consumer uncertainty that could adversely affect our revenues or growth. As a result, any shortfall in revenues relative to our expectations could cause significant changes in our operating results from period to period and cause our stock price to decline.

We believe that quarter-to-quarter comparisons of our operating results are not good indications of our future performance. In particular, our business is generally affected by seasonal fluctuations in both Internet usage and purchases of wireless devices and services, which generally decline during the summer months and increase in the fourth quarter of the year, correlating with traditional retail seasonality. We experience seasonal changes in the fourth quarter that reflect an increase in wireless service activations due to the holiday season.

Our contracts with the wireless network carriers provide for additional compensation that is earned upon achieving targeted volume levels of activations. As a result, we recognize these bonuses when they are achieved. If we fail to meet these volume targets, our revenues could be lower than we anticipate.

We expect that our revenues will continue to vary significantly from quarter-to-quarter due to:

➢	difficulty in predicting the mix between wireless device and service activation revenues and communication software and services revenues;

➢	delays in market acceptance or implementation by our customers and their end-users of our services, including our metered wireless airtime services;

➢	delays in developing and introducing new services;

➢	the length of the sales and implementation cycles for our communication software and services;

➢	changes in accounting standards relating to revenue recognition; and

➢	general industry factors, including a slowdown in the wireless communication industry, either temporary or otherwise.

The sales cycle for some of our communication software and services can be long and unpredictable; our stock price could decline if sales are delayed.

Fluctuations in our operating performance could be affected by the sales cycle for our communication software and services, which can be lengthy, typically from three to six months or more, and unpredictable. Because we have not sold these services on a large scale, it is difficult to predict the length of the sales cycle. Many factors outside of our control add to the length of the education and customer approval process for our services, including:

➢	the need to spend significant time with multiple decision makers in the prospective customer’s organization;

Risk factors

➢	a prospective customer’s aversion to purchasing new services;

➢	budgeting constraints; and

➢	the ability of customers to implement similar services through their own information technology departments.

Any delay in the sales of our services could cause our operating results to vary significantly from projected results, which could cause our stock price to decline.

We have grown rapidly since late 1999, and we must manage additional growth in order to be successful.

We have grown from three employees since we began operations in October 1999 to approximately 305 employees as of September 30, 2002. Our growth has resulted, and any future growth will result, in increased responsibility for our management and increased demands on our resources. Several of our executive officers, including our chief operating officer and chief financial officer, joined us in 2002. Our business strategy is based on the assumption that we will continue to expand our customer base and continue to develop and deliver innovative customer-driven solutions. We must continue to enhance and expand our development capabilities, business processes, information systems and operations to accommodate this growth. The expansion of our customer service and operations centers will require substantial financial, operational and management resources. To manage future growth, we will need to:

➢	implement additional management information systems;

➢	improve our operating, administrative, financial and accounting systems, procedures and controls;

➢	maintain and expand our wireless device and service activation capacity;

➢	continue to train, motivate, manage and retain our existing employees and attract and integrate new employees; and

➢	maintain close coordination among our executive, information technology, professional services, accounting, finance, sales and operations organizations.

Any failure on our part to develop and maintain our wireless voice and data communication solutions as we experience rapid growth could significantly reduce demand for our services and adversely affect our business.

Our failure to integrate successfully businesses, technologies or customers that we have acquired or may acquire may increase our costs and reduce our revenues.

As part of our business strategy, we continue to seek to expand our service offerings through investments in, or acquisitions of, other businesses or technologies that we believe are complementary to our business. Although we regularly engage in discussions relating to potential acquisitions, we are unable to predict whether any acquisitions will actually occur. We may not be able to identify, negotiate or finance any future acquisitions. Even if we do succeed in acquiring a business, technology or service, we have limited experience in integrating an acquisition into our business. If we acquire businesses, technologies or other complementary assets as part of our expansion plan, we will be subject to the risks generally associated with acquisitions. Since December 2001, we have made three material acquisitions—GadgetSpace, Inc., Reason, Inc. and Simplexity, Inc. These businesses added to our data mobilization and wireless service management offerings, provided a large percentage of our engineering staff, and added to our online and national retail customers. To be successful in integrating these acquisitions and others that we may complete, we will need to:

➢	integrate technologies with our other service offerings in a cost-effective manner;

Risk factors

➢	integrate employees and prevent overlap in duties;

➢	retain acquired customers; and

➢	control the cost of integration.

Other risks with acquisitions include:

➢	the acquired companies may not provide us with all the benefits that we expect, including, but not limited to, customers, technologies or revenues;

➢	the financial impact of acquisitions could materially affect our business and could cause substantial fluctuations in our quarterly and annual operating results;

➢
the process of integrating any acquired company may produce unforeseen operating difficulties and expenditures, and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business;

➢	it may be difficult to successfully integrate the specific technology and other capabilities of the acquired businesses with our existing services;

➢	our relationships with customers may be impaired if we aquire customers who compete with our existing customers; and

➢	it may not be possible to maintain uniform standards, controls, procedures and policies across the acquired companies in multiple geographic areas.

Acquisitions may require substantial cash or the issuance of stock which would result in dilution to our stockholders.

Our ability to complete acquisitions will depend, in part, on our ability to finance the acquisitions, including the costs of acquisition and integration. Our ability may be constrained by our cash flow, the level of our indebtedness at the time, restrictive covenants in the agreements governing our indebtedness, conditions in the securities markets and other factors, some of which are not within our control. If we proceed with one or more acquisitions in which the consideration consists of cash, we may use a substantial portion of our available cash to complete the acquisitions. If we finance one or more acquisitions with the proceeds of indebtedness, our interest expense and debt service requirements could increase materially. If we use our common stock as consideration for acquisitions, our stockholders would experience dilution of their ownership interests. Our acquisition of Simplexity included an earnout payable in up to 3,409,538 shares of common stock, which if earned, is scheduled to be paid in the second quarter of 2003. If the earnout is paid, the result would be that our stockholders would experience dilution of their ownership interests as a result of the issuance of these shares of common stock.

We may reduce the carrying amount on our balance sheet of the value of intangible assets we acquired from GadgetSpace, Reason and Simplexity; this reduction would adversely affect our financial results in the period in which it occurs.

The carrying amount of the value of intangible assets we acquired from GadgetSpace, Reason and Simplexity was $3.1 million, $208,000 and $7.9 million, respectively, as of June 30, 2002. As of June 30, 2002, we had written down the carrying value of the intangible assets acquired from Reason from $3.6 million to $208,000. Our policy is to periodically assess the potential impairment of our long-lived assets, such as intangible assets, as appropriate. If, as a result of such an assessment, we were to determine that the carrying amount of these assets is not recoverable or has been impaired, we would

Risk factors

reduce the carrying amount in the period in which the determination is made. Any reduction would result in the recognition of a one-time impairment loss that would have an adverse effect on our financial results in the period in which the loss is recognized.

We may require additional cash to fund our operations.

Since our inception, our operating and investing activities have used more cash than they have generated. While we believe that our current cash and cash equivalents together with the proceeds of this offering will be sufficient to fund our working capital and capital expenditures for at least the next 12 months, if we are unable to control costs or have unforeseen expenses, our resources may be depleted, and accordingly, our current resources may not be sufficient. We may then find it necessary to obtain additional financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all.

Credit card fraud and identity theft may lead to unexpected expenditures and loss of revenues.

We have suffered losses and bear the risk of future losses as a result of orders placed with fraudulent credit card data or fraudulent identity information, even though the associated financial institution approved payment of the orders. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when, as is the case with the transactions we process, that merchant does not obtain a cardholder’s signature. While we have a detailed credit and activation process that includes many steps to prevent such fraud, a failure to adequately control fraudulent credit card transactions would adversely affect our business.

If we are unable to integrate our services with the wireless network carriers’ existing credit and activation systems, our business may suffer.

To activate wireless services for end-users, we rely on access to the wireless network carriers’ proprietary credit and activation systems through direct data, online and telephone interfaces. If, as a result of technology enhancements or upgrades of these systems or devices, we are unable to integrate our services with these systems or devices, we could be required to redesign or upgrade our information systems or software which could be costly and negatively affect our operating results. If we are unable to gain access to these systems, our business may suffer.

The market for our services is becoming increasingly competitive, which could adversely affect our business.

The market for wireless services is intensely competitive. Our customers and competitors may provide the same products and services that we provide to end-users in competition with us. All of our agreements with wireless network carriers, wireless device manufacturers, wireless data access providers and unified communications providers are non-exclusive, and these parties may provide the same or similar devices and services to our competitors on terms more favorable than ours. Due to the low barrier to entry into this industry, with time and capital, it would be possible for additional competitors to replicate our services. Our current and potential competitors include:

➢	wireless network carriers;

➢	online distributors of wireless devices and services;

➢	other retailers of wireless devices and services;

➢	mobile virtual network operators;

Risk factors

➢	wireless service management companies; and

➢	other communication software and services providers.

Many of our competitors have significantly greater resources, longer operating histories, larger customer bases and greater financial, marketing and other resources than we do. Competition could reduce our market share or force us to reduce prices or increase costs. Any of these things would have an adverse effect on our business.

If we do not adequately protect our intellectual property, others could copy aspects of our services and operational technology, which could force us to become involved in expensive and time-consuming litigation.

Our ability to compete and continue to provide technological innovation is substantially dependent upon our technology. We rely on a combination of intellectual property laws and confidentiality agreements to protect our technology. We generally enter into confidentiality and nondisclosure agreements with our employees, consultants, prospective customers and customers. In addition, we seek to control access to our proprietary information. Despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology. Effectively policing the unauthorized use of our technology is time-consuming and costly, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology. Our failure to adequately protect our intellectual property rights could harm our business by making it easier for others to duplicate our services and further lower the barrier to entry into our market.

If the technology we use infringes on the proprietary rights of others, we may be forced to seek expensive licenses, reengineer our services, engage in expensive and time-consuming litigation or stop selling our services.

We attempt to avoid infringing known proprietary rights of third parties in developing our wireless voice and data communication solutions. While we do search for patents filed for similar technologies prior to filing our patent applications, we do not conduct comprehensive searches, and we cannot be certain whether the technology used in our services infringes patents held by others. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to aspects of our services. If we were to discover that our services violated or potentially violated the proprietary rights of others, we might not be able to obtain licenses to continue offering those services without substantial reengineering. Any reengineering effort may not be successful, nor can we be certain that any licenses would be available on commercially reasonable terms. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology would have an adverse effect on our business.

If we are unable to attract and retain management and key personnel, we may not be able to implement our business plan.

We believe that the successful implementation of our business plan will depend on our management team, including David A. Steinberg, our chief executive officer, Frank C. Bennett III, our chief operating officer, and Gary J. Smith, our chief information officer. Losing the services of one or more members of our management team could adversely affect our business and our expansion efforts, and possibly prevent us from further improving our operational, financial and information management systems and controls. As we continue to grow, we will need to hire and retain qualified sales, marketing, administrative, operating and technical personnel, and to train and manage new personnel. We may not be able to identify and hire qualified personnel. The failure to hire and retain these personnel would have an adverse effect on our business.

Risk factors

Disruption of our services due to accidental or intentional security breaches may harm our reputation, potentially causing a loss of sales and an increase in our expenses.

A significant barrier to the growth of wireless voice and data communication solutions has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third party were able to misappropriate end-users’ personal, proprietary or credit card information, we could be subject to claims, litigation or other potential liabilities and damage to our reputation that may result in the loss of customers and could materially adversely impact our revenues. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

Terrorist attacks, natural disasters or human error could cause a disruption in our business that could cause a loss of revenues and an increase in our operating costs.

Our computer systems could suffer failures, delays, capacity constraints or business interruptions that could cause us to lose revenues and could increase our operating costs. These failures could result from terrorist attacks, natural disasters or human error. The failure of our computer systems would have an adverse effect on our business.

We have limited experience operating internationally, which may make it difficult and costly to expand in other countries.

To date, we have derived all of our revenues from sales in North America. As part of our business strategy, we plan to expand our international operations, focusing initially on the Asian markets. We face many barriers to competing successfully internationally, including:

➢	varying technology standards and capabilities;

➢	insufficient or unreliable telecommunication infrastructure and Internet access;

➢	difficulties staffing and managing foreign operations;

➢	fluctuations in currency exchange rates;

➢	disruption from political and economic instability in the countries in which we may conduct business;

➢	reduced protection for intellectual property rights in some countries; and

➢	import and export restrictions and tariffs.

As a result of these factors, we may not be able to successfully market, sell or deliver our services in international markets.

RISKS RELATED TO OUR INDUSTRY

The wireless communication industry has experienced a decline in new subscriber growth rate.

The wireless communication industry has faced many challenges in 2001 and 2002, including a slowdown in new subscriber growth. According to the Cellular Telecommunications & Internet Association’s Semi-Annual Wireless Survey, the wireless subscriber market has grown an average of over 32% per year from 1991 through 2001. Gartner Dataquest, a technology and communications market

Risk factors

research firm, forecasts that this growth rate in the U.S. subscriber market will fall to an average of 12% per year through 2005. If the industry continues to experience these problems, then our business may suffer.

Ongoing consolidation among wireless network carriers could adversely affect our business.

There has been a recent trend in the wireless communication industry towards consolidation of wireless network carriers. Ongoing consolidation among the wireless network carriers would reduce the number of companies whose wireless device and activation services we offer, which could adversely affect our business. We rely on the leading wireless network carriers, including AT&T Wireless and T-Mobile USA, for a substantial portion of our revenues, and we expect this to continue for the foreseeable future. We may be subject to pricing pressures that may result from a further consolidation among wireless network carriers, which could have an adverse effect on our business.

The wireless communication industry generally, and the market for the wireless delivery of Internet-based services specifically, is undergoing rapid technological changes, and new technologies may be superior to the technologies we use. Our failure to keep up with such changes could adversely affect our business.

The wireless communication industry and the market for the wireless delivery of Internet-based services is subject to rapid and significant changes in technology and in customer requirements and preferences. Subsequent technological developments may require expensive, unbudgeted upgrades or additional telecommunication services that could be time consuming to integrate into our business, which could cause us to lose customers and their end-users and impede our ability to attract new customers and end-users.

The marketability of our wireless voice and data communication solutions may suffer if wireless network carriers do not deliver acceptable wireless services.

The success of our business depends on the capacity, affordability and reliability of wireless voice and data access provided by wireless network carriers. Growth in demand for wireless voice and data communication solutions may be limited if wireless network carriers fail to maintain sufficient capacity to meet demand for these services, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively. We also depend on the wireless network carriers to provide credit verification to activate wireless service for end-users. If the wireless network carriers are unable to verify credit information in a timely manner, we may lose customers and their end-users. If any of these occurs, or if for any other reason the demand for wireless voice and data communication solutions and metered wireless airtime minutes fails to grow, sales of our services will decline.

Use of wireless phones may pose health risks, which could result in a reduction in revenues and increased exposure to litigation.

Medical studies have suggested that some radio frequency emissions from wireless phones may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from wireless phones could adversely affect our business through a reduced end-user growth rate, a reduction in customer orders for our services, reduced network usage per end-user and increased exposure to potential litigation.

Risk factors

RISKS RELATED TO THIS OFFERING

Our executive officers and directors hold a substantial portion of our stock and will be able to exercise significant influence over our company.

Following the completion of the offering, our executive officers and directors will control a significant percentage of our common stock. Specifically, Mr. Steinberg will control 20,801,317 shares of our common stock, representing         % of our common stock (        % if the underwriters’ over-allotment option is fully exercised). In addition, after the completion of this offering, our executive officers and directors as a group will control         % of our common stock (        % if the underwriters’ over-allotment option is fully exercised). If these officers, directors and principal stockholders act together, they will be able to determine the composition of the board of directors and exercise significant influence on fundamental corporate transactions.

We will record substantial compensation expense related to our grants of stock options and restricted stock that may have a material negative impact on our operating results for the foreseeable future.

As of September 30, 2002, there are outstanding options to purchase 11,346,977 shares of common stock and 1,772,673 shares of restricted stock. We recognize stock-based compensation expense related to grants to non-employees and grants that have exercise prices that are less than fair value at the date of grant. We recognize the expense over the period the services are performed, which for employees is generally the vesting period of four years. Certain grants to non-employees are subject to variable accounting, which results in recognition of expense based on the then current fair value of our common stock until the option or warrant is vested or cancelled. As of September 30, 2002, there are 4,528,602 unvested options with an exercise price less than fair value at the date of grant, 651,584 unvested options to non-employees and 147,723 shares of restricted stock for which the restrictions have not lapsed subject to recognition of expense based on the then current fair value of our common stock. The resulting amortization expense will have a material negative impact on our operating results in future periods. We cannot predict the amount of compensation expense that we will have to recognize on a quarterly basis for the options and restricted stock that are subject to variable accounting, and it would negatively impact our operating results for future periods.

Anti-takeover provisions in our certificate of incorporation and bylaws might deter acquisition bids.

At the closing of this offering, our certificate of incorporation and bylaws will provide for, among other things:

➢	a classified board of directors;

➢	restrictions on the ability of our stockholders to call special meetings of stockholders;

➢	restrictions on the ability of our stockholders to act by written consent;

➢	restrictions on the ability of our stockholders to remove any director or the entire board of directors without cause;

➢	restrictions on the ability of our stockholders to fill a vacancy on the board of directors; and

➢	advance notice requirements for stockholder proposals.

These provisions may have the effect of delaying or preventing an acquisition of us or changes in our management.

Risk factors

In addition, our board of directors will be permitted to authorize the issuance of undesignated capital stock without any vote or further action by the stockholders.

Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware general corporation law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions and other provisions of the Delaware general corporation law applicable to us may restrain large stockholders, in particular those owning 15% or more of our outstanding voting stock, from consummating a merger or business combination with us without the approval of the board of directors, even if doing so would benefit our stockholders.

We or our officers or directors may become subject to securities class action litigation, which could divert management’s attention from our business and harm our operating results.

The stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of emerging companies. These broad market fluctuations may cause the market price of our common stock to decline. Securities class action litigation has often been brought against a company following periods of volatility with respect to that company’s stock price. We or our officers or directors may become defendants in this type of litigation in the future. This type of litigation would be expensive and would divert management’s attention and resources from our business, which could adversely affect our operating results.

Our stock does not have a trading history and may be extremely volatile.

Prior to this offering, you could not buy or sell our common stock in the public market. We have filed an application for the quotation of our common stock on the Nasdaq National Market. However, we cannot assure you that an active public market for our common stock will develop or be sustained after the offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall.

The trading price of our common stock is likely to be volatile. The stock market has recently experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. The initial public offering price of the common stock will be determined through negotiations between the representatives of the underwriters and us and may not be representative of the price that will prevail in the open market. Investors may not be able to sell their common stock at or above our initial public offering price or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors’ perceptions of us and general economic, industry and market conditions.

Future sales of our common stock may lower our stock price.

If our existing stockholders sell a large number of shares of our common stock in the public market following the offering, the market price of our common stock could decline significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price. Immediately after this offering,             shares of our common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option. Of these shares, only the shares of

Risk factors

common stock sold in this offering will be freely tradeable, without restriction, in the public market. The remaining 62,903,748 shares, or         % of our total outstanding shares, will become available for resale in the public market as shown on the chart below. Of these remaining shares,              shares are subject to lock-up agreements restricting the sale of those shares for 180 days from the date of this prospectus. However, the underwriters may waive this restriction and allow these stockholders to sell their shares at any time. The market price of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Number of Shares	Date of Availability for Sale

(date of prospectus)
(90 days after prospectus)
(180 days after prospectus)

Investors will experience immediate and substantial dilution of $         in the book value of their investment.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of $         per share, because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. You will experience additional dilution upon the exercise of stock options and warrants to purchase common stock.

Our management will have broad discretion in applying the net proceeds of this offering.

We have not yet determined the specific dollar amount of net proceeds to be allocated to any of the uses indicated in “Use of proceeds,” other than the repayment of debt. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. Management’s allocation of the net proceeds will affect how our business grows. We cannot assure you that management will choose to spend these proceeds in areas that will benefit our business. In addition, we cannot assure you that management will choose to allocate proceeds in a manner that will effectively implement our business strategy.

Information regarding forward-looking statements

Some of the statements under “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and elsewhere in this prospectus are forward-looking statements. We generally identify forward-looking statements in this prospectus using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. These statements involve known and unknown risks, uncertainties and other factors, including those described in the “Risk factors” section, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

Use of proceeds

The net proceeds from this offering, after deducting estimated fees and expenses, are estimated to be approximately $         million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $     million. We intend to use the net proceeds of the offering as follows:

➢
$4.5 million to repay the outstanding balance under our senior secured credit facility. Our revolving line of credit under this facility accrues interest at the prime rate plus 0.6% (5.35% at December 31, 2001) and matures on January 18, 2003. Approximately $530,000 of our borrowings under the equipment line of credit are due on April 19, 2003, and the remaining approximately $4.0 million is due 36 months from the date of the borrowing. The equipment line of credit accrues interest at the prime rate plus 1.5% (6.25% at December 31, 2001);

➢
$3.0 million to repay the outstanding balance under our subordinated promissory notes, which accrue interest at a rate of 12% per annum. The subordinated notes and all accrued interest are due and payable in July 2006;

➢	$ million to pay accrued dividends on certain shares of preferred stock;

➢	to fund new business initiatives and acquisitions; and

➢	to pay other general corporate expenses.

As part of our strategy, we may make acquisitions and a portion of the net proceeds from this offering may be used for such purposes. We have no definitive agreement with respect to any acquisition, although we regularly engage in discussions with other companies and assess opportunities on an ongoing basis. We may be required to obtain additional financing to fund the development of our services if, among other reasons, we use a portion of the proceeds from this offering to fund acquisitions, or if our plans or projections change or prove to be inaccurate. We cannot assure you that such additional financing will be available on terms acceptable to us or at all.

We intend to invest any remaining proceeds from this offering in short-term, interest-bearing, investment-grade marketable securities.

Dividend policy

We have never paid cash dividends on our common stock nor do we have plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. In addition, our ability to declare and pay dividends is substantially restricted under our secured credit facility and our subordinated promissory notes.

Capitalization

The following table sets forth our consolidated capitalization as of June 30, 2002:

➢	on an actual basis;

➢	on a pro forma basis to reflect the issuance of preferred stock in July 2002; and

➢
on a pro forma as adjusted basis to reflect, in addition to the issuance of the preferred stock in July 2002, the automatic conversion of all outstanding shares of preferred stock into common stock, the exercise of warrants to purchase 911,941 shares of common stock, which must be exercised upon completion of this offering or they will expire, the filing of our amended and restated certificate of incorporation upon completion of this offering, and the sale of         shares of common stock in this offering at an assumed initial public offering price of $         per share and the application of the resulting net proceeds after deducting the underwriting discount and estimated offering expenses, payment of $     million in accrued dividends on certain shares of preferred stock and repayment of $7.5 million of our indebtedness, which will result in an immaterial charge to expense in the period of the offering.

You should read this table together with “Management’s discussion and analysis of financial condition and results of operations” and the financial statements and notes thereto included elsewhere in this prospectus.

	June 30, 2002
	Actual	Pro forma	Pro forma as adjusted
	(in thousands, except share amounts)

Cash and cash equivalents	$10,051	$13,836	$

Lines of credit	2,480	2,480
Promissory note payable	207	207
Subordinated notes payable	2,297	2,297

Total debt	4,984	4,984
Redeemable convertible preferred stock, par value $0.01 per share; 29,556,446 shares authorized: 18,820,688 shares issued and outstanding actual 31,496,446 authorized: 19,550,711 shares issued and outstanding pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	25,141	27,981
Warrants to purchase redeemable convertible preferred stock	3,808	3,808
Non-redeemable convertible preferred stock, par value $0.01 per share; 3,218,782 shares authorized: 1,878,224 shares issued and outstanding actual; 5,158,782 shares authorized: 2,608,247 shares issued or outstanding, pro forma and pro forma as adjusted	3,320	3,320
Common stock, par value $0.01 per share; 97,500,000 shares authorized: 31,898,727 shares issued and outstanding, actual; 99,440,000 shares authorized: 31,898,727 shares issued and outstanding, pro forma and 200,000,000 shares authorized: shares issued and outstanding pro forma as adjusted	134	134
Undesignated capital stock, par value $0.01 per share; no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—
Additional paid-in capital	21,693	22,639
Note receivable from stockholder	(1,000)	(1,000)
Accumulated deficit	(33,627)	(33,627)

Total stockholders’ equity (deficit)	(9,480)	(8,534)

Total capitalization	$24,453	$28,239	$

The number of shares of common stock outstanding set forth in the table above excludes, as of June 30, 2002:

➢	11,266,015 shares issuable upon exercise of options outstanding, with a weighted average exercise price of $1.49 per share;

➢	726,411 additional shares available for future issuance under our 1999 stock incentive plan; and

➢	1,093,504 shares issuable upon exercise of warrants outstanding, with a weighted average exercise price of $0.26 per share.

Dilution

At June 30, 2002, we had a pro forma net tangible book value of approximately $(0.52) per share of common stock, and a pro forma net tangible book value as adjusted for the conversion of preferred stock and exercise of warrants upon the offering of $0.19. Pro forma net tangible book value per share of common stock at any date represents the amount of our total tangible assets minus total liabilities divided by the total number of our outstanding shares of common stock after giving effect to the issuance of preferred stock in July 2002. The pro forma as adjusted net tangible book value per share as of June 30, 2002 additionally gives effect to the automatic conversion of all outstanding shares of preferred stock into 29,990,620 shares of common stock and the exercise of warrants to purchase 911,941 shares of common stock. After giving effect to the sale of the          shares of common stock offered by this prospectus at an assumed initial public offering price of $             per share (the midpoint of the range shown on the cover page of this prospectus) and the application of the estimated net proceeds as described in “Use of proceeds,” our pro forma as adjusted net tangible book value would have been approximately $            , or $             per share. Thus, under these assumptions, purchasers of our common stock in this offering will pay $             per share and will receive       shares with a net tangible book value per share of common stock of $            , which represents an immediate dilution of $             per share.

Assumed initial public offering price per share		$

Pro forma net tangible book value per share as of June 30, 2002	$(0.52)
Pro forma as adjusted net tangible book value per share as of June 30, 2002	0.19
Increase in pro forma net tangible book value

Pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2002, the difference between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid at the initial public offering price of $          per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by us):

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent

Existing stockholders	62,801,288%		$45,481,027%		$0.72
New investors		%		%

Total		100.0%		$100.0%

If the underwriters exercise the over-allotment option in full:

➢	the percentage of shares of common stock held by existing stockholders would decrease to approximately % of the total number of shares of our outstanding common stock; and

➢	number of shares held by new investors would increase to , or approximately % of the total number of shares of our common stock outstanding after completion of this offering.

The foregoing table includes, on a pro forma basis, the issuance of preferred stock in July 2002. The foregoing table assumes no exercise of stock options or warrants, other than warrants to purchase 911,941 shares of common stock at the closing of this offering. As of June 30, 2002, there were options outstanding to purchase 11,266,015 shares of common stock at a weighted average exercise price of $1.49 per share and warrants outstanding to purchase 1,093,504 shares of common stock at a weighted average exercise price of $0.26 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

Selected consolidated financial data

You should read the following selected consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations,” the financial statements and related notes thereto included elsewhere in this prospectus.

The following tables set forth certain of our historical consolidated financial data for the period from October 26, 1999, the date we began operations, through December 31, 1999, and the years ended December 31, 2000 and 2001 and as of and for each of the six month periods ended June 30, 2001 and 2002. We derived our selected consolidated financial data as of and for the three years in the period ended December 31, 2001 from our audited consolidated financial statements included elsewhere in this prospectus. We derived our selected consolidated financial data as of and for each of the six month periods ended June 30, 2001 and 2002 from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. The selected consolidated financial data for the six months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002 or any other future period.

	October 26, 1999 (commencement of operations) to December 31, 1999	Year ended December 31,		Six months ended June 30,(1)
		2000	2001	2001	2002
Consolidated statements of operations data	(in thousands, except per share data)

Revenues:
Wireless device and service activation	$—	$499	$9,292	$1,727	$37,207
Communication software and services	—	—	3,792	—	3,893

Total revenues	—	499	13,084	1,727	41,100

Cost of revenues:
Wireless device and service activation	—	504	6,966	1,134	14,827
Communication software and services	—	—	3,119	—	2,666

Total cost of revenues	—	504	10,085	1,134	17,493

Gross profit	—	(5)	2,999	593	23,607

Operating expenses:
General and administrative, excluding stock-based compensation	904	4,540	12,907	4,331	10,118
Sales and marketing	—	3,303	5,023	1,167	5,601
Depreciation and amortization	—	60	487	169	1,311
Impairment of goodwill and intangibles	—	—	—	—	3,315
Stock-based compensation	—	947	1,697	364	3,467

Total operating expenses	904	8,850	20,114	6,031	23,812

Loss from operations	(904)	(8,855)	(17,115)	(5,438)	(205)
Other income (expense)	3	22	(145)	(11)	(291)

Net loss	$(901)	$(8,833)	$(17,260)	$(5,449)	$(496)

Net loss attributable to common stockholders	$(901)	$(9,471)	$(19,309)	$(6,124)	$(3,947)

Basic and diluted net loss per share	$(0.04)	$(0.42)	$(0.81)	$(0.26)	$(0.12)

	Year ended December 31,			Six months ended June 30,
	1999	2000	2001	2002
Consolidated balance sheet data	(in thousands)

Cash and cash equivalents	$465	$2,524	$13,936	$10,051
Working capital (deficit)	(860)	(611)	872	5,809
Total assets	476	3,800	28,921	37,826
Total debt	697	952	3,619	4,984
Redeemable preferred stock	—	8,812	25,498	28,950
Non-redeemable preferred stock	—	500	1,188	3,320
Common stock	45	58	90	134
Total stockholders’ deficit	(856)	(8,609)	(21,349)	(9,480)

(1)	Revenue for the six months ended June 30, 2002 includes revenue of $11.8 million recognized from previously deferred commissions and device sales, which represents 29% of the revenues for the period.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected consolidated financial data” and the financial statements and related notes thereto contained elsewhere in this prospectus. The discussion and analysis set forth below and elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, include forward-looking statements that involve risks and uncertainties. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus that could cause results to differ materially from those expressed in such forward-looking statements, including factors set forth in “Risk factors” beginning on page 7.

OVERVIEW

We were incorporated in January 1997 and commenced operations in October 1999. Since then, we have provided wireless voice and data communication solutions to enterprises, online businesses, national retailers and their respective end-users. In early 2000, we began creating and managing online platforms for our customers to enable their end-users, including employees, members and customers, to purchase wireless devices and services. In the third quarter of 2001, we began selling our unified communications services. In the fourth quarter of 2001, we expanded our product offerings of communication software and services through the acquisition of GadgetSpace, detailed below. In the third quarter of 2002, we began offering metered wireless airtime services. As of June 30, 2002, we had not generated any revenues from our metered wireless airtime services.

We have completed three material acquisitions. In December 2001, we acquired the assets of GadgetSpace and used these assets to create our data mobilization platform, which we began selling as part of our communication software and services. In January 2002, we acquired our wireless rate plan selection and asset management service capability through our acquisition of the assets of Reason. In February 2002, we acquired the assets of Simplexity, providing us with additional online business and national retailer customers which use our wireless device and service activation online platform to sell our services to their end-users. We have included these acquisitions in the results of operations since their respective dates of acquisition.

CRITICAL ACCOUNTING POLICIES

Capitalization of internal development costs
We are continuously developing products, services and technology to support our current operations and growth. In circumstances where management has identified a new product or technology, or a substantial upgrade to an existing product or technology which is reasonably expected to generate future revenue streams or other financial benefits, then the associated development costs are capitalized. Capitalization will be limited to development of the product or technology after the concept phase and after management has made a reasonable determination that the development effort is likely to result in financial benefits to us beyond one year.

Revenues
We generate revenues from wireless network carriers who pay us commissions for activating wireless services, and we recognize these commissions upon shipment of the devices to the end-users. Our revenues are reduced for possible deactivations of the wireless services by end-users prior to the

Management’s discussion and analysis of financial condition and results of operations expiration of a time period that ranges from 90 to 180 days from the date of activation, depending on the carrier. Some wireless network carriers pay us incentive bonuses for meeting specified volumes of activations, and/or achieving certain performance measurements such as customer base attrition, as defined in the contracts with those carriers. We bill the carriers for these incentive bonuses on a monthly basis, and the carriers typically pay us in advance of the bonuses being fully earned. We record these bonuses as a deferred liability at the time of billing until they are earned. We recognize the volume-based bonuses as revenues during the period in which at least 80% of the specified threshold has been reached, provided that management’s estimate of performance indicates that we are on target to meet the specified threshold. In the case of bonuses based upon other performance measurements, we recognize revenues when management’s estimate of performance indicates that we are on target to meet the specified performance measurement.

From October 1999 through March 2002, the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 101 “Revenue Recognition” (SAB No. 101) required us to defer 100% of our revenues from carriers until the expiration of any applicable commission chargeback period which typically ranges from 90 to 180 days depending on the wireless network carrier. SAB No. 101 required us to recognize these deferred revenues once we had experienced two years of operating history with the carriers. Beginning in March 2002, we had sufficient historical evidence to estimate and reserve for future deactivations. As a result, in the three months ended March 31, 2002, we recorded the cumulative revenues previously deferred and provided a reserve for future deactivations based on historical experience. SAB No. 101 also required that we defer, during our first two years of operations, the revenues from end-user purchases of wireless devices, including accessories and shipping, until the expiration of the return period, which was generally thirty days. The amount of the revenues from previously deferred commissions and device sales was $11.8 million, which represented 49% of our revenues for the three months ended March 31, 2002, and 29% of our revenues for the six months ended June 30, 2002.

We generate revenues by selling communication software and services. Revenues for communication services are generally recognized when the services are performed. Upfront and other fees are recognized over the term of the contract. Revenues for software and related services are generally recognized over the term of the contract.

Cost of revenues

The cost of revenues for wireless device and service activation consists of the cost of the wireless devices and accessories and related shipping charges. Until March 2002, we deferred the cost of revenues related to the sale of wireless devices until the return period expired in accordance with SAB No. 101. The cost of revenues for the sale of communication software and services consists primarily of the amounts we pay to third-party vendors to provide the unified communications platforms.

Operating expenses

Our operating expenses consist of general and administrative expenses, sales and marketing expenses, depreciation, impairment of goodwill and intangibles and amortization and stock-based compensation expenses. General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance and administrative, fulfillment, customer service and information services personnel. Sales and marketing expenses consist primarily of fees paid to our customers for marketing our services to their end-users, and also include compensation and benefits for sales personnel. These expenses are recognized as incurred, except for advance payments that we make under contracts with some of our customers for specified future marketing services, which are deferred and recognized on a straight-line

Management’s discussion and analysis of financial condition and results of operations basis over the life of the service period, generally three months to two years. Property and equipment are depreciated over the estimated useful life of the asset on a straight-line basis over periods of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the leases. Over the next twelve months, we do not expect operating expenses to rise in proportion to our revenues, but expect that they will increase to support additional services and to provide adequate supporting infrastructure. We expect sales and marketing expenses to increase over the next twelve months because the fees we pay to our customers for marketing our services to their end-users increase as our revenues from wireless device and service activation increase. We also expect to increase the number of sales personnel which will result in a corresponding increase in compensation and benefits cost.

Impairment of long-lived assets

We account for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

In June 2002, we determined that the technology and goodwill acquired from Reason, Inc. had limited marketability and would require significant additional development in order to increase sales volume and obtain positive cash flows. As a result we recognized an impairment charge on the acquired intangibles. We determined the fair value of identifiable intangible assets, specifically the acquired technology, based upon quotes obtained from third party developers and our own internal information technology personnel.

Stock-based compensation

We recognize stock-based compensation expense related to grants to non-employees and grants that have exercise prices that are less than fair value at the date of grant. We recognize the expense over the period the services are performed, which for employees is generally the vesting period of four years. Certain grants to non-employees have resulted in recognition of expense based on the then current fair value of our common stock until the option or warrant is vested or cancelled. This will result in unpredictable and potentially significant charges or adjustments to our operating expenses due to fluctuations in the fair value of our common stock.

Other items

Other income and expenses.    Our other income (expense) consists primarily of interest earned on our cash and cash equivalents offset by interest expense related to interest-bearing obligations.

Management’s discussion and analysis of financial condition and results of operations

Capitalization of development costs.    We capitalize the cost of developing software for internal use as well as website development in accordance with Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and Emerging Issues Task Force (EITF) No. 00-2, “Accounting for Web Site Development Costs.” The capitalized costs include direct labor costs as well as the use of outside consultants and purchased software. We amortize these costs over periods between 18 months and three years.

Allocation of purchase price.     We value the assets acquired and liabilities assumed at fair market value. Cash and other current assets are valued at the amount realizable while long-term assets are valued at fair market value. Fair market value for these assets is determined with reference to the benefits to be derived from the assets over their expected useful lives. We obtain professional independent appraisals, as warranted, to support these valuations. Liabilities are recorded at the amount we expect to expend to settle the obligation.

Income taxes.    To date, we do not have any income tax expense or benefit. We account for income taxes under the asset and liability method. We recognize tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as a component of net income in the period that includes the enactment date.

As of December 31, 2001, we had approximately $17.3 million of net operating loss carryforwards, which may be available to offset any future taxable income, subject to ownership change limitations. Net operating loss carryforwards may be used to offset up to 90% of our alternative minimum taxable income. Alternative minimum taxes are allowed as credit carryovers against regular tax in the future in the event that the regular tax exceeds alternative minimum tax expense. The net operating loss carryforwards will begin to expire in 2019. Approximately $30.0 million of the net operating losses obtained through our acquisitions are not included in the components of the deferred tax assets, as the use of these losses will be significantly limited under Section 382 of the Internal Revenue Code.

RESULTS OF OPERATIONS

Comparison of the six months ended June 30, 2002 and June 30, 2001

Revenues

Wireless device and service activation revenues
Our revenues from wireless device and service activation increased to $37.2 million for the six months ended June 30, 2002, from $1.7 million for the six months ended June 30, 2001. $11.8 million of these revenues resulted from the recognition of previously deferred revenues in accordance with SAB No. 101 in the first quarter of 2002. The increase in revenues also reflects the significant increase in activations and shipments of wireless devices as we expanded operations. AT&T Wireless and T-Mobile USA accounted for 14% and 48%, respectively, of total revenues for the period. Our revenues for the six months ended June 30, 2002 included immaterial revenues from the operations acquired from Simplexity.

Communication software and services revenues
Our revenues from communication software and services were $3.9 million for the six months ended June 30, 2002. We had no revenues from communications software and services for the six months ended June 30, 2001. We commenced offering our communication software and services in the third quarter of 2001 with the offering of our unified communications services. The revenues for the six months ended June 30, 2002 consisted primarily of communication software and services sold to Big

Management’s discussion and analysis of financial condition and results of operations

Planet, which accounted for 6% of total revenues for the period, and the remainder consisted of the sale of other communication software and services to several customers. Our revenues for the six months ended June 30, 2002 included immaterial revenues from the operations acquired from Reason and GadgetSpace.

Cost of revenues

Wireless device and service activation cost of revenues
Our cost of revenues from wireless device and service activation increased to $14.8 million for the six months ended June 30, 2002, from $1.1 million for the six months ended June 30, 2001. The increase in cost of revenues reflects $2.0 million of costs corresponding to the recognition of previously deferred revenues in accordance with SAB No. 101. The increase in cost of revenues includes the significant increase in activations and shipments of wireless devices as we expanded operations. Our revenues for the six months ended June 30, 2002 included immaterial cost of revenues from the operations acquired from Simplexity.

Communication software and services cost of revenues
Our cost of revenues from communication software and services were $2.7 million for the six months ended June 30, 2002. We had no cost of revenues from communication software and services for the six months ended June 30, 2001. The cost of revenues for the six months ended June 30, 2002 consisted primarily of payments to vendors for operation of our unified communications service platforms.

Gross profit
Our gross profit increased to $23.6 million for the six months ended June 30, 2002, from $593,000 for the six months ended June 30, 2001. $9.8 million of the gross profit for the six months ended June 30, 2002 results from the recognition of previously deferred revenues in accordance with SAB No. 101. The increase in gross profit also reflects the significant increase in activations and shipments of wireless devices as we expanded operations.

Operating expenses
General and administrative.    Our general and administrative expenses increased to $10.1 million for the six months ended June 30, 2002, from $4.3 million for the six months ended June 30, 2001. The increase primarily reflects our increase in staffing and related costs, including those related to the acquired operations of GadgetSpace, Reason and Simplexity, and also reflects an increase in general corporate and operating expenses.

Sales and marketing.    Our sales and marketing expenses increased to $5.6 million for the six months ended June 30, 2002, from $1.2 million for the six months ended June 30, 2001. The increase primarily reflects the increase in commissions paid for the marketing of our services as a result of our increased sales.

Depreciation and amortization.    Our depreciation and amortization expense increased to $1.3 million for the six months ended June 30, 2002, from $169,000 for the six months ended June 30, 2001. The increase primarily reflects depreciation on additional infrastructure to support our operations as well as amortization of acquired intangibles.

Impairment of goodwill and intangibles.    Our impairment of goodwill and intangibles expense was $3.3 million for the six months ended June 30, 2002. We had no impairment of goodwill and intangible expense for the six months ended June 30, 2001. The impairment reflects the decrease in value associated with the technology and goodwill acquired from Reason in January 2002. The decrease in value of these assets is due primarily to the need to upgrade the technology required to deliver these services in order to increase sales volume.

Management’s discussion and analysis of financial condition and results of operations

Stock-based compensation.    Our stock-based compensation expense increased to $3.5 million for the six months ended June 30, 2002, from $364,000 for the six months ended June 30, 2001. The increase reflects the increased compensation on equity instruments granted resulting from the increase in the fair value of the underlying common stock and options granted below fair market value.

Other income (expense)
We had other expense of $291,000, consisting of $93,000 of interest income and $384,000 of interest expense for the six months ended June 30, 2002, and other expense of $11,000, comprising interest income of $47,000 net of $57,000 of interest expense for the six months ended June 30, 2001. This change was attributable primarily to an increase in interest on new borrowings offset partially by interest income on higher cash balances.

Net loss
We had a net loss of $496,000 for the six months ended June 30, 2002, and a net loss of $5.4 million for the six months ended June 30, 2001. The decrease in net loss reflects the effects of the recognition of revenue for deferred revenues in accordance with SAB No. 101, as well as increasing business volumes offset partially by increases in stock compensation and impairment of goodwill and intangibles.

Comparison of years ended December 31, 2001 and December 31, 2000

Revenues

Wireless device and service activation revenues

Our revenues from wireless device and service activation increased to $9.3 million for 2001, from $499,000 for 2000. T-Mobile USA and AT&T Wireless accounted for 16.3% and 15.7%, respectively, of total revenues for the year ended December 31, 2001. The increase in revenues primarily reflects the significant increase in activations and shipments of wireless devices as we expanded operations. $151,000 or 30% of our revenues in 2000 were derived from our provision of wireless device fulfillment services to Sterling Cellular, a company formerly owned by Mr. Steinberg, our founder and chief executive officer.

Communication software and services revenues
Our revenues from communication software and services were $3.8 million for 2001, consisting primarily of communication software and services sold to Big Planet, which accounted for 26% of total revenues. We had no revenues from communication software and services during 2000.

Cost of revenues

Wireless device and service activation cost of revenues
Our cost of revenues from wireless device and service activation increased to $7.0 million for 2001, from $504,000 for 2000. The increase in cost of revenues reflects the significant increase in activations and shipments of wireless devices as we expanded operations.

Communication software and services cost of revenues
Our cost of revenues from communication software and services was $3.1 million for 2001, consisting primarily of payments to a vendor for unified communications services. We had no corresponding cost of revenues from communication software and services during 2000.

Gross profit
Our gross profit increased to $3.0 million for 2001 from a loss of $5,000 in 2000. The increase reflects the significant increase in activations and shipments of wireless devices as we expanded operations.

Management’s discussion and analysis of financial condition and results of operations

Operating expenses
General and administrative.    Our general and administrative expenses increased to $12.9 million for 2001, from $4.5 million for 2000. The increase primarily reflects increased head count and the overall growth in our infrastructure to support the significant increase in business levels.

Sales and marketing.    Our sales and marketing expenses increased to $5.0 million for 2001, from $3.3 million for 2000. The increase primarily reflects an increase in marketing fees paid to our customers for the marketing of our services to their end-users.

Depreciation and amortization.    Our depreciation and amortization expense increased to $487,000 for 2001, from $60,000 for 2000. The increase reflects increased capital spending, amortization of capitalized software and website development and the amortization of acquired intangibles.

Impairment of goodwill and intangibles.    We had no impairment of goodwill and intangibles expense for 2000 or 2001.

Stock-based compensation.    Our stock-based compensation expense increased 79% to $1.7 million for 2001, from $947,000 for 2000. The increase reflects the compensation on equity instruments granted resulting from the increase in the fair value of the underlying common stock.

Other income (expense)
We had other expenses of $145,000, comprising $155,000 of interest income and $300,000 of interest expense for 2001 compared to other income of $22,000, comprising $115,000 of interest income and $94,000 of interest expense for 2000. This net change was attributable primarily to an increase in interest on new borrowings, principally the issuance of subordinated debt, offset partially by interest income on higher cash balances.

Net loss
Our net loss increased to $17.3 million for 2001 from $8.8 million in 2000. The increase in the net loss was attributable primarily to the effects of SAB No. 101, which required us to delay the recognition of revenues but required us to recognize the related operating expenses in the periods in which they were incurred.

Year ended December 31, 1999

We commenced operations in October 1999. During 1999, we incurred $904,000 in general and administrative expenses as we developed our business plan, hired our initial staff, developed our technology model and platform, raised our initial financing and commenced operations. We had interest income of $3,000 during 1999, reflecting interest earned on our interest-bearing cash balances. We had a net loss of $901,000 for 1999.

Quarterly unaudited results of operations

The following table sets forth our unaudited quarterly consolidated statements of operations data for the eight quarters ended June 30, 2002, as well as the percentage of total revenues represented for the selected items. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of our management, includes normal recurring adjustments, necessary for a fair presentation of the financial position and operating results for the quarters presented. This data should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of the results that may be expected for any future period and you should not rely on them as such.

Management’s discussion and analysis of financial condition and results of operations

	Three months ended
	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002
	(in thousands)

Revenues:
Wireless device and service activation	$109	$332	$352	$1,376	$2,542	$5,023	$22,209	$14,998
Communication software and services	—	—	—	—	1,775	2,017	2,069	1,824

Total revenues	109	332	352	1,376	4,317	7,040	24,278	16,822
Cost of revenues:
Wireless device and service activation	136	256	227	907	1,513	4,319	7,674	7,153
Communication software and services	—	—	—	—	1,668	1,451	1,326	1,341

Total cost of revenues	136	256	227	907	3,181	5,770	9,000	8,494

Gross profit	(27)	76	125	469	1,136	1,270	15,278	8,328

Operating expenses:
General and administrative, excluding stock-based compensation	1,518	1,923	2,105	2,225	2,859	5,717	4,893	5,225
Sales and marketing	931	2,293	466	701	1,034	2,822	2,654	2,947
Depreciation and amortization	18	36	67	102	116	201	545	765
Impairment of goodwill and intangibles	—	—	—	—	—	—	—	3,315
Stock-based compensation	155	453	191	173	879	453	2,232	1,235

Total operating expenses	2,622	4,705	2,829	3,201	4,888	9,193	10,324	13,487

Operating income (loss)	(2,649)	(4,629)	(2,704)	(2,732)	(3,752)	(7,923)	4,954	(5,159)
Other income (expense)	3	(16)	7	(18)	(32)	(102)	(146)	(145)

Net income (loss)	$(2,646)	$4,645	$(2,697)	$(2,750)	$(3,784)	$(8,025)	$4,808	$(5,304)

	Three months ended
	Sept. 30, 2000	Dec. 31, 2000	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002

Revenues:
Wireless device and service activation	100%	100%	100%	100%	59%	71%	91%	89%
Communication software and services	—	—	—	—	41	29	9	11

Total revenues	100	100	100	100	100	100	100	100
Cost of revenues:
Wireless device and service activation	125	77	64	66	35	61	32	43
Communication software and services	—	—	—	—	39	21	5	8

Total cost of revenues	125	77	64	66	74	82	37	51

Gross profit	(25)	23	36	34	26	18	63	49

Total operating expenses	2,406	1,417	804	233	113	131	43	80

Operating income (loss)	(2,431)	(1,394)	(768)	(199)	(87)	(113)	20	(31)
Other income (expense)	3	(5)	2	(1)	(1)	(1)	(1)	(1)

Net income (loss)	(2,428)%	(1,399)%	(766)%	(200)%	(88)%	(114)%	19%	(32)%

Total revenues
We have generally increased our total revenues quarter to quarter and recently began offering our communication software and services. The decrease in revenues from the three months ended March 31, 2002 to the three months ended June 30, 2002, is primarily due to the recognition in the first quarter of $11.8 million in revenues previously deferred in accordance with SAB No. 101.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations primarily with funds from operations and with $31.5 million raised through private sales of our preferred equity securities and subordinated debt, before the cost of issuance. In addition, we have utilized approximately $4.5 million in lines of credit, net of repayments, to assist in the funding of operations and the purchase of property and equipment. As of June 30, 2002, we had cash and cash equivalents of $10.1 million excluding restricted cash and cash equivalents.

We expect to devote resources to continue to expand our customer base and fund new initiatives. Although we anticipate that our current cash and cash equivalents and cash flows, together with the net proceeds from this offering, will be sufficient to fund our activities for at least the next twelve months, we may be required to obtain additional financing within this time period and additional financing, if needed, may not be available on terms acceptable to us, or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, services or technologies, we may, from time to time, use cash resources to acquire other businesses, services or technologies.

In January 2000, we issued shares of our series A convertible preferred stock for net proceeds of $500,000. In February 2000, we issued shares of our series B convertible preferred stock for net proceeds of approximately $2.5 million. We also issued shares of common stock to an investment firm as consideration for investment services provided in connection with the sale of the series B stock and allocated approximately $269,000 of total proceeds from the issuance of this stock to these shares based on the estimated fair value of the shares at the time of issuance.

In July 2000, we issued notes in the amount of $2.1 million. In October 2000, this amount, with interest, was converted into shares of series C redeemable convertible preferred stock and we also sold an additional $3.9 million of series C stock. In February 2001, we issued additional shares of series C stock for net proceeds of $775,000. In connection with these issuances, we also issued warrants to purchase shares of our series C stock at an exercise price of $1.04 per share. We allocated $448,000 of the total proceeds to the warrants issued in 2000 and $164,000 to the warrants issued in 2001, based on their estimated fair value at the time of issuance.

In August, September and October 2001, we issued shares of series D convertible preferred stock for aggregate net proceeds of $14.6 million. In connection with this issuance, we issued warrants to purchase shares of series D stock at an exercise price of $0.01 per share. We allocated an aggregate of $3.2 million of the total proceeds to the warrants based on their estimated fair value at the time of issuance. We also issued shares of common stock to an investment firm as consideration for investment services provided in connection with the sale of the series D stock and allocated approximately $138,000 of total proceeds from the issuance of this stock to these shares based on the estimated fair value of the shares at the time of issuance.

In September 2001, we issued 12% subordinated promissory notes and warrants to purchase 771,259 shares of our common stock at an exercise price of $0.008 per share for net proceeds of $3.0 million. We allocated $799,000 of the proceeds to the warrants which we are amortizing using the effective interest method over the term of the notes. The subordinated notes and all accrued interest are due and payable September 2006. These subordinated notes are secured by a second lien on all of our assets. These notes will be repaid at the completion of this offering.

At June 30, 2002, we had redeemable convertible preferred stock with a redemption value of $27.3 million.

Management’s discussion and analysis of financial condition and results of operations

In July 2002, we issued additional shares of series D stock for aggregate net proceeds of $3.8 million. In connection with this issuance, we issued warrants to purchase 243,142 shares of our common stock at an exercise price of $0.01 per share. We allocated an aggregate of $945,000 of the total proceeds to the warrants based on their estimated fair value at the time of issuance. The aggregate number of shares underlying the warrants is subject to increase in the event that we do not consummate this offering by June 30, 2003 and an additional increase in the event that we do not consummate this offering by June 30, 2004. These warrants must be exercised at the closing of this offering or they expire. Further, in the event we consummate this offering, the holders of series D stock will have the right to require us to redeem these shares, with the redemption price to be determined depending on the timing of the offering. Should they require us to do so, we plan to use the proceeds of the offering to redeem these shares.

We have also borrowed money to finance our operations and purchase equipment. In March 2002, we entered into a new line of credit facility with Comerica Bank-California, which we subsequently amended in July 2002 and September 2002. This credit facility consists of a $4.0 million revolving line of credit, and approximately $0.7 million equipment line of credit. This facility is secured by a first lien on substantially all of our assets. Our revolving line of credit matures on January 18, 2003 and accrues interest at the prime rate plus 0.6%. Approximately $530,000 of our borrowings under the equipment line of credit are due on April 19, 2003, and the remaining approximately $4.0 million is due the date that is 36 months from the date of the borrowing. The equipment line of credit accrues interest at the prime rate plus 1.5%. We were not in compliance with the financial covenants under our prior facility, but we modified the covenants in connection with entering into the new facility in March 2002 and were in compliance as of September 30, 2002. In connection with the amendment of this credit facility, we issued Comerica warrants to purchase 11,538 shares of common stock at an exercise price of $5.20 per share and in connection with the other facility we have entered into with Comerica we have issued Comerica warrants to purchase 86,282, 36,057 and 75,758 shares of common stock in May 2000, January 2001 and March 2002 at exercise prices of $0.452, $0.832 and $1.32 per share. These warrants were recorded at their fair value at the date of issuance at a discount to the related debt and are being recorded as additional interest expense over the term of the agreements.

In the normal course of providing our wireless device and activation services, several vendors including the wireless network carriers extend us credit to purchase wireless devices ranging from 30 to 60 days from shipment. As of June 30, 2002, we had an aggregate amount of $7.4 million in vendor lines of credit, of which $1.2 million was available for new purchases.

Contractual obligations and commercial commitments

The following table sets forth information about our contractual obligations and commercial commitments as of June 30, 2002.

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Subordinated debt	$3,000,000	$—	$—	$3,000,000	$—
Promissory note payable	207,000	207,000	—	—	—
Operating leases	3,482,403	476,753	1,168,729	839,304	997,617

	$6,689,403	$683,753	$1,168,729	$3,839,304	$997,617

Management’s discussion and analysis of financial condition and results of operations

	Amount of commitment expiration per period
Other commercial commitments	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Revolving line of credit	$2,563,843	$2,563,843	$—	$—	$—
Standby letters of credit	552,500	—	552,500	—	—

	$3,116,343	$2,563,843	$552,500	$—	$—

CASH FLOWS

Net cash used in operating activities was $777,000, $5.8 million and $5.6 million for the years ended December 31, 1999, 2000 and 2001, respectively, and was $5.2 million for the six months ended June 30, 2002. The principal use of cash in each of these periods was to fund our operations.

Net cash used in investing activities was $0, $805,000 and $1.2 million for the years ended December 31, 1999, 2000 and 2001, respectively, and was $868,000 for the six months ended June 30, 2002. The principal use of cash in 2000 was the purchase of property and equipment. In 2001, we acquired $1.1 million of cash as part of the acquisition of the GadgetSpace business, loaned $1.0 million to our founder and chief executive officer and invested $1.1 million in property, equipment and systems.

Net cash provided by financing activities was approximately $1.2 million, $8.7 million and $18.2 million for the years ended December 31, 1999, 2000 and 2001, respectively, and was $486,000 for the six months ended June 30, 2002. Net cash provided in each of these periods was primarily attributable to proceeds from the sale of our preferred stock and warrants and issuances of debt.

GENERAL ECONOMIC TRENDS, QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

We anticipate that our business will be affected by general economic and other consumer trends. Our business may be subject to fluctuations in future operating periods due to a variety of factors, many of which are outside our control. To date, there has been a distinct seasonal pattern to the sales of wireless devices which accelerate during the holiday season.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

We adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 as of January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before we adopted SFAS No. 142 in full, are not amortized.

Management’s discussion and analysis of financial condition and results of operations

Upon our January 1, 2002 adoption of SFAS No. 142, we were required to evaluate our existing intangible assets and goodwill that we acquired, and to make any necessary reclassifications to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. We were required to reassess the useful lives and residual values of all intangible assets that we acquired. We also tested the intangible asset for impairment in accordance with the provisions of SFAS No. 142. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life.

As of June 30, 2002, we had unamortized goodwill of $7.4 million and had unamortized identifiable intangible assets of $3.9 million. There was no amortization expense related to goodwill for the years ended December 31, 1999, 2000, or 2001. The adoption of SFAS No. 142 had no material impact on our financial statements as of June 30, 2002. Subsequent to our adoption of SFAS No. 142, we did assess an impairment of the intangible assets acquired from Reason. As a result of this impairment, we took an impairment charge of $3.6 million.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We adopted SFAS No. 144 on January 1, 2002. Our adoption of SFAS No. 144 had no material impact on our financial statements as of June 30, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not have any material exposure to interest rate changes, commodity price changes, foreign currency fluctuations, or similar market risks. Furthermore, we have not entered into any derivative contracts to mitigate such risks.

Business

OVERVIEW

We are a leading provider of wireless voice and data communication solutions to enterprises, online businesses, national retailers and end-users. We create and manage online platforms for our customers to enable their end-users, including employees, members and customers, to purchase wireless devices and services. We also sell communication software and services to enterprises and end-users. Our communication software and services enable enterprises to enhance productivity, manage costs and create new revenue opportunities.

Our online platforms provide our customers with a complete outsourced solution that enables them to offer wireless devices and services to their end-users. This solution includes websites and related services that we tailor and brand to our customers’ specifications. We activate, configure and deliver wireless devices to end-users who purchase devices through these websites or our call center. We believe our relationships with the leading wireless network carriers, including AT&T Wireless, Cingular Wireless, Nextel Communications and T-Mobile USA, allow us to offer the broadest wireless network coverage and among the most comprehensive selection of wireless devices and competitive rate plans. We currently offer our customers’ end-users a selection of at least three wireless network carriers in all of the top 100 US metropolitan markets. Our sophisticated service activation and fulfillment processes provide end-users with the ability to order and receive fully-configured, activated devices quickly and easily. We generate revenues from wireless network carriers who pay us commissions for activating wireless services and from end-users who purchase wireless devices.

Since we began offering services in June 2000, we have entered into agreements with more than 300 customers; key accounts include America Online, Best Buy, Big Planet, eUniverse, Freeze, MSN, OfficeMax, Quixtar and Yahoo. We have an affiliate program managed by a third party through which smaller online businesses can offer wireless devices and services to visitors to their websites. Over 4,000 affiliates have signed up to participate in our program, of which more than 800 have generated approximately 1.5% of our wireless device and service activation revenues to date. Through our relationships with our customers and affiliates, we have developed a broad and growing online presence. For the twelve months ended June 30, 2002, we had approximately 43 million unique visitors to the websites we created and manage for our customers and affiliates.

We also offer value-added communication software and services that can be purchased separately or in conjunction with our activation service. Our software and services include: unified communications; metered wireless airtime services; data mobilization; messaging; wireless rate plan selection; and asset management. Our unified communications services provide end-users with a single platform for accessing email, voicemail, facsimiles, contacts and calendars. We offer metered wireless airtime services, which allow end-users to purchase airtime minutes in advance of their use. Our customers and their end-users use our messaging and data mobilization platforms to send information and access data in real-time using wireless devices. Enterprises use our wireless rate plan selection and asset management software to reduce expenditures for wireless communication and to centralize the management of devices and network services. We earn upfront and recurring fees from our customers and their end-users for providing these software and communication services.

We were incorporated in January 1997 and began operations in October 1999. Since that time, we have expanded our services and broadened our customer base through internal growth and acquisitions.

Business

Our revenues were $13.1 million for the twelve months ended December 31, 2001 and $41.1 million, including the one-time recognition of $11.8 million of previously deferred revenues, for the six months ended June 30, 2002. We are headquartered in Washington D.C. and maintain our technology and operations center in Largo, Maryland.

INDUSTRY OVERVIEW

The wireless industry is among the largest industries in the United States. Gartner Dataquest, a technology and communications market research firm, estimates that there were approximately 140 million people subscribing to wireless communication services in North America at the end of 2001 and expects the market to grow to almost 225 million subscribers by the end of 2005. Gartner Dataquest also expects wireless service revenues in North America to grow from over $81 billion in 2001 to over $143 billion by the end of 2005. In 2001, wireless voice services represented almost 98% of total wireless service revenues.

Wireless network carriers today face intense competition. Multiple wireless network carriers compete in each geographic market in the United States and find it increasingly difficult to differentiate their services. In order to improve returns on capital invested in their existing networks, wireless network carriers attempt to increase the number of new subscribers and their average revenue per subscriber, and decrease the turnover of existing subscribers. To acquire subscribers, wireless network carriers pay significant commissions to third parties for activating users onto their networks. Wireless network carriers distribute their wireless services through multiple channels including their own retail outlets, direct sales forces, agents and third-party retail stores. As consumers and businesses buy more goods and services online, the Internet has become an increasingly important channel for activating and distributing wireless devices and services.

The Yankee Group, a technology research and strategic consulting firm, estimated that over 544,000 wireless devices were distributed via the Internet in 2001, representing 1% of the total gross subscriber additions in the wireless market that year. Based on these statistics, we believe our online platform was used to distribute over 17% of the devices sold through the Internet channel last year. The Yankee Group projects that distribution of wireless devices via the Internet will grow to over 2.5 million devices distributed in 2005, representing a compound annual growth rate of approximately 47% over this time period.

Within the wireless industry, we believe metered wireless airtime services (airtime minutes paid for in advance of use) represent the greatest opportunity for growth. According to The Yankee Group, subscribers of metered wireless airtime services represented only 12% of the wireless subscribers in the United States compared with 65% of the wireless subscribers in Western Europe at the end of 2001. The Yankee Group expects wireless subscribers for metered services to grow from 15 million users in the United States in 2001 to over 49 million users by the end of 2006, representing an estimated total growth rate of over 232%, compared with an estimated total growth rate of 31% for traditional post-paid subscribers during this time period.

In response to competition in the wireless services market, network carriers are seeking revenue opportunities from new markets, including data software applications and communication services that can be offered to consumers and enterprises. Gartner Dataquest expects that revenues from the wireless data market will grow from over $1.7 billion in 2001 to over $19 billion in 2005, due in part to the rapid growth and proliferation of data-enabled wireless devices as well as investments in enhanced wireless network infrastructure and technology.

As the use of wireless devices expands and new applications are developed, enterprises and end-users are relying on a variety of wireless devices, applications and services. Enterprises find that the management

Business

of wireless communication usage and services has become complicated and expensive. End-users are faced with many service choices, including a variety of rate and payment plans and access to content and other applications. We believe that there will be an increasing demand from enterprises and end-users for a complete solution encompassing device and service activation, application development and communication service management.

OUR SOLUTION

Our solution combines a proprietary software platform with data management technology, a scalable distribution facility and state-of-the-art customer service capabilities. Together, these capabilities provide a cost-effective outsourced solution that allows carriers and enterprises to manage their wireless activation, distribution and communications software applications programs.

Proprietary software platforms
Our products are based on our proprietary software platform, which is the core of our wireless activation platform and our communication software offerings. The wireless activation platform is integrated into the carrier’s or enterprise’s back-end infrastructure to allow for the transfer of credit, activation and usage information between the relevant parties. Our communication software products provide our customers with real-time access to their internal systems and data. In addition, we have a team of software engineers who are focused on developing new applications that meet our customer’s wireless and data mobilization needs.

Data management capabilities
Our software platform is capable of extracting and analyzing usage data in real-time to gauge the effectiveness of a given partner marketing promotion as well as provide recommendations on the most cost-effective wireless services program.

Distribution facility
We have a 48,000 square foot activation and distribution facility that is automated with systems which enables us to track orders from receipt through the activation process and until delivery to the customer. Our inventory management system allows us to maintain sufficient inventory to satisfy orders while minimizing the time we hold the wireless devices in stock. We believe this facility is scalable for future growth.

Customer service capabilities
We provide outsourced customer service, direct sales support and technical assistance from our call center. We use an advanced voice prompting system to support customers’ specifications and an integrated voice response system to improve efficiency. We believe our call center is scalable for future growth.

OUR STRATEGY

Our business strategy is to extend our market leadership in providing wireless voice and data communication solutions. We plan to capitalize on new revenue opportunities as the wireless communication market continues to expand. Key elements of our strategy are:

Expand our customer base
We plan to expand our customer base by targeting additional enterprises, online businesses, national retailers and their end-users. We plan to build customer and market awareness by expanding the marketing of our solutions, including the use of the “Powered by InPhonic” brand on the websites that we create and manage for our customers and affiliates. As market awareness of our solutions increases,

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we intend to capitalize on additional selling opportunities within existing and new market segments, both domestically and internationally. We will continue to explore new channels and markets to reach additional customers and their end-users, including traditional media and state and federal governmental entities. In addition, we will continue to add sales personnel and enhance the capabilities of our sales organization.

Cross-sell our full range of services to existing customers
Most of our customers initially implement our solutions individually. We plan to expand the scope of our existing customer relationships by selling the full range of our solutions to customers which have purchased some of our services. As we work with customers to implement our solutions, we gain valuable insights into their wireless communications needs. These insights, along with the customer satisfaction that results from the successful implementation of our solutions, create opportunities to cross-sell our services and capture additional revenues.

Capitalize on the growth of communication software and services
We believe that as wireless technologies improve and additional applications and new converged devices become available, businesses and consumers will increase their use of wireless voice and data communications. We plan to capitalize on this increased demand for value-added software and services by focusing on selling our software and services to new and existing customers and developing new software and services that target new market opportunities.

Develop innovative customer/end-user-driven solutions
We develop new solutions based on the needs of our customers and end-users. We plan to utilize our knowledge of our customers’ businesses to identify and develop new solutions and market them across our customer base. For example, we have developed a new service that allows end-users to access and manage their wireless services online, and we plan to begin offering these services in late 2002. End-users who subscribe to this service will be able to change their rate plans, send and receive text messages and other wireless content, including news, weather and stock price updates, purchase additional wireless devices and accessories and download custom ringtones and games. As the market for wireless communication evolves with the proliferation of new devices and data services, we intend to enhance our solutions by leveraging our existing technologies and infrastructure and developing new ones.

Pursue acquisitions and strategic alliances
We have completed and successfully integrated three material acquisitions and several other strategic asset purchases that have provided us with complementary technologies and services. We intend to pursue additional acquisitions and form strategic alliances in order to broaden our service offerings and customer base and capture new revenue opportunities.

OUR SERVICES

We offer wireless device and service activation and communication software and services. Using our services, enterprises, online businesses and national retailers can enhance productivity, manage costs and create new revenue opportunities and end-users can receive fully-configured wireless devices and value-added services quickly and easily. Our customers can implement these services individually or bundle them for a complete solution.

Wireless Device and Service Activation

Our online platforms allow our customers to offer wireless devices and services to their end-users, including employees, members and customers. We create and manage websites that are tailored and branded to our customers’ specifications. We continually update these websites with information and

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promotions about devices, rate plans and features that can be ordered by end-users. In addition, we activate, configure and distribute wireless devices for our customers’ end-users who order these devices through these websites or our call center. Some of the leading online businesses and national retailers, such as America Online and OfficeMax, have selected us to provide a platform for the sale of wireless devices on their websites. In addition, our enterprise customers can use our online platform to centralize procurement of wireless devices for their employees. Our relationships with the leading wireless network carriers provide end-users with the broadest wireless network coverage and access to a wide selection of wireless devices and rate plans and enable them to receive fully-configured devices quickly and easily. We currently offer our customers’ end-users with a selection of at least three wireless network carriers in all of the top 100 US metropolitan markets.

Our information systems connect directly into wireless network carriers’ credit and activation systems to process orders quickly and efficiently. We provide custom configuration of devices such as loading specific software applications, domain names and one-touch dialing keys. We also provide private labeling of devices, and we ship the devices with customer-specific promotional materials and information. In addition, our customers can outsource their wireless end-user support to us. To provide seamless end-user support, we operate a call center and respond to inbound calls with customer-tailored scripts and a state-of-the art interactive voice response system.

Communication Software and Services

Unified communications
Our unified communications services provide end-users with a single platform for accessing email, voicemail, facsimiles, contacts and calendars. Subscribers can access their information through multiple communication devices, including wireline phones, personal digital assistants, wireless phones and desktop computers. Additional features include personalized content access to multiple services through a single phone number, call screening, conference calling and calling card functionality. We contract with two vendors to provide our unified communications services to our customers.

Metered wireless airtime services
A significant percentage of end-users who order wireless devices and services through our online platforms are not approved by wireless network carriers for traditional post-paid rate plans. We recently launched a metered services program under the Liberty Wireless brand which allow these end-users to purchase wireless devices and wireless airtime minutes on a monthly basis in advance of their use. When these users exceed their usage allowance, they are automatically charged for additional incremental wireless airtime service. A major wireless network carrier provides the wireless airtime for these services.

In July 2002, we entered into an agreement with a leading reseller of cellular and personal communication services to have the right to market, sell and distribute wireless services to approximately 45,000 existing customers who received wireless network services from them on a major wireless carrier’s network. We are using our Liberty Wireless brand to provide airtime to these customers using the same major wireless network carrier’s network. These customers will be billed in advance for their monthly service plan and in arrears for minutes in excess of allotted time under their plan. In exchange for the right to market services to these users, we are obligated to pay this leading reseller a per user fee for those users who elect to transfer to our service provided they meet certain requirements.

Data mobilization platform
Our customers use our data mobilization platform to access data in real-time from multiple sources through any type of Internet-enabled wireless device. The platform enables wireless access to information systems including customer relationship management systems and enterprise resource planning systems.

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In addition, customers can use the data mobilization platform in conjunction with our messaging platform to send alerts and event updates to end-users.

Messaging platform
Our messaging platform enables end-users to receive information and send responses through wireless text messages or email, using a variety of networks and technologies. Customers can distribute information to a group or to individual users at specified times or upon the occurrence specified events. The messaging platform can be self-administered and allows customers to access and deliver content from enterprise information systems and third-party content providers. In addition, the platform employs common data standards, such as Extensible Markup Language (XML), supports all data-capable wireless devices, automatically formats messages for a particular device and utilizes multiple levels of security.

Wireless rate plan selection and asset management
We provide hosted software and services that allow enterprises and their end-users to lower expenditures for wireless communications and centralize the management of devices and network services. We create a profile for each user that includes information on his or her device, service and applications. Our service allows enterprises to identify and track wireless devices, audit end-user wireless usage and use the results to select the proper wireless access plan. We also develop policies and procedures for customers to monitor, manage and control wireless devices and services within their organizations. Our customer experience shows that enterprises can significantly reduce their expenses for wireless services by using our service.

Voice platform
We have recently developed the capability to allow our customers to interact with data applications using voice commands. Internet content, corporate data and email are made accessible through VoiceXML technology.

Professional services
We provide professional services to our customers in order to facilitate the successful and rapid deployment of our wireless solutions to their end-users. Our professional services group works with these customers to integrate our wireless products and services and develop tailored wireless applications. This organization provides our customers with business and technical analysis, application development and integration, and technical training and support.

New service initiative
We plan to offer a subscription service to allow end-users to manage their wireless services online through a personalized Web page. End-users will be charged quarterly in advance for the service. End-users who subscribe to this service will be able to change their rate plans, access device profiles, purchase additional wireless devices and accessories, and subscribe to content services.

STRATEGIC RELATIONSHIPS WITH WIRELESS NETWORK CARRIERS

We have relationships with 11 wireless network carriers, including five of the six leading wireless network carriers in the United States. Through our relationships with these carriers, we offer our customers’ end-users a selection of at least three carriers in all of the top 100 US metropolitan markets. Collectively, these carriers cover approximately 99% of the US population.

We provide wireless network carriers with a cost-effective distribution channel to acquire subscribers through the platforms we create for our customers. The wireless network carriers pay us commissions for activating wireless services. As of June 30, 2002, a substantial majority of our revenues has consisted of these commissions. For the twelve months ended December 31, 2001, commissions from AT&T Wireless

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and T-Mobile USA accounted for 32% of our revenues and for the six months ended June 30, 2002, these commissions accounted for 62% of our revenues.

CUSTOMERS

We provide services to, and focus our marketing efforts on, enterprises, online businesses and national retailers whose end-users purchase wireless devices and services using our platforms. We provide our customers with a turnkey solution for wireless device and service activation encompassing ordering, credit approval, activation, fulfillment, shipping and end-user support. We consider enterprises, online businesses and national retailers to be our customers because they enable us to generate revenues from wireless network carriers and end-users. We also generate revenues from these customers and end-users when they purchase our services directly.

We have entered into agreements with more than 300 customers; key accounts include America Online, Best Buy, Big Planet, eUniverse, Freeze, MSN, OfficeMax, Quixtar and Yahoo. We have an affiliate program managed by a third party through which smaller online businesses can offer wireless devices and services to visitors through their websites. Over 4,000 affiliates participate in this program, of which more than 800 have generated revenue for us to date. Our customers include leading enterprises, online businesses and national retailers. Our enterprise customers include large corporations, small and medium-sized businesses and membership organizations.

CASE STUDIES

America Online

America Online is a leader in interactive services, web brands, Internet technologies and e-commerce services.

Challenge:	AOL sought to add wireless devices to the products and services it was offering its online members and stimulate the adoption of wireless applications and services.
Solution:
We developed a customized version of our wireless device and service activation platform to enable AOL’s customers to purchase wireless devices and services. Collaborating closely with AOL’s design team, we created the AOL Wireless Store, where every device purchased through the platform is branded to AOL and pre-configured with one-touch access to AOL applications and services such as its voice portal. We also have worked with AOL to develop a Complete Guide to Cell Phones that contains product reviews and other original content intended to educate members about wireless services and to stimulate demand for revenue generating applications.

Business

Quixtar

Quixtar, a member of the Alticor group of companies, is a leading online retailer of health and beauty products. It relies upon the efforts of hundreds of thousands of Independent Business Owners (IBOs) across the U.S. and Canada to market the products and obtain new IBOs, Members and Clients who make purchases at the site.

Challenge:	Quixtar sought to provide IBO’s with a means to communicate with each other through multiple communication channels including email, voicemail and wireless messaging.
Solution:
Quixtar implemented our unified communications services. Quixtar can send mission-critical communications, including management information and corporate updates to Quixtar-powered IBOs. Quixtar also uses our messaging solution to send sales data and corporate messages to IBOs on a daily basis in order to drive sales activity. In addition, we created a customized wireless device and service activation platform for Quixtar. Quixtar’s IBOs use the online platform to acquire wireless devices and services that are pre-configured to their specifications. IBOs can also use the platform to sell wireless devices and services to their customers.

eBay

eBay is the world’s leading online marketplace with over 43 million registered members.

Challenge:	Provide eBay users with a wireless re-bidding functionality for item listings in an easy to use format.
Solution:
We created an interactive wireless messaging solution whereby an eBay end-user receives alerts when he or she is outbid on an item and can instantly rebid from a cell phone using two-way Short Message Service (SMS) technology. We also provided an online platform that end users link to from the eBay web site to sign-up for the service which allows end-users to configure the service to their individual preferences. In addition to now offering its members a new wireless bidding option, eBay has created a new revenue opportunity.

ACQUISITIONS

We have completed three material, strategic acquisitions:

GadgetSpace, Inc.
In December 2001, we purchased GadgetSpace, a wireless software company located in Cary, North Carolina, for shares of our common and convertible preferred stock valued at $4.9 million at the time of the acquisition. We completed this transaction to add the data mobilization platform to our communication software and services offering, as well as to add engineers.

Reason, Inc.
In January 2002, we purchased Reason, a wireless service management company based in Denver, Colorado, in exchange for shares of our common and convertible preferred stock and the assumption of certain liabilities for total consideration valued at $4.2 million at the time of the acquisition. Through Reason, we acquired our wireless rate plan selection and asset management service capability.

Business

Simplexity, Inc.
In February 2002, we acquired Simplexity, an online distributor of wireless devices and services based in Herndon, Virginia, in exchange for shares of our common and convertible preferred stock and the assumption of some liabilities for total consideration valued at $8.1 million at the time of the acquisition. In addition, we are obligated in 2003 to issue up to 3,409,538 shares of our common stock, if certain revenue targets are met during 2002. We obtained some of our retail and online business customers, including Best Buy, MSN and OfficeMax, through this acquisition.

Other transactions
We have also acquired strategic assets that complement our existing business and provide us with new business opportunities. The assets include wireless services software, customer relationships and domain names. We will continue to be opportunistic in our acquisition of strategic assets as we continue to build our business.

SALES AND MARKETING

We sell wireless devices and services to the end-users who access our privately branded online platforms. We also sell communication software and services to enterprises, online businesses and national retailers.

Our sales organization is divided into two strategic groups. Our online sales team targets online and national retail businesses. The team is based in Washington, D.C., with national sales representatives responsible for account generation. Account managers on the online sales team are responsible for providing sales support to our national sales representatives.

Our enterprise sales team is regionally-based and has industry expertise and is supported by sales specialists with technical expertise on our solutions. The enterprise sales team is based in Washington D.C., and has regional sales offices in Atlanta, Denver and New York.

Our customers and affiliates use our online platform to market wireless devices and services to their end-users. Our marketing and design group creates a complete package including a custom branded online platform and related advertising and promotional materials for each of our customers and affiliates to use to reach end-users. We have also developed our own software tools that we use to enhance the level of service we provide to customers and affiliates. This software provides immediate feedback on the effectiveness of online marketing campaigns, including the number of inquiries and purchasers for each type of device and service, allowing our customers and affiliates to optimize their online marketing campaigns. When end-users purchase wireless devices and related services, we pay marketing fees to our customers and affiliates.

As of September 30, 2002, we had 32 sales and marketing professionals. We intend to increase this number over the next 12 months.

OPERATIONS

We have designed our operations so we can readily increase capacity as the volume of our business grows. Our operations include:

Online platform management
End-users can order wireless devices and services through the websites that we create and manage for our customers. We continually update these websites with information and promotions about available devices, rate plans and features. We process orders using a combination of our own proprietary software and commercially available software that we license from third parties. We have designed secure systems

Business

to protect end-user and corporate data. Our websites operate on hardware and software co-located at a service provider offering reliable network connections, power and other essential services. To minimize downtime, we manage and monitor the websites 24 hours a day and maintain redundant systems.

Service activation and fulfillment center
We process and fulfill all orders from our leased 48,000 square foot service activation and fulfillment facility. When an end-user places an order for a wireless device or service, our order-processing system automatically interfaces with the wireless network carrier to assess the end-user’s credit status and approve or reject the order. When an order is approved, our processes and systems assign a wireless device, activate the selected service, configure the device to the end-user’s specifications and ship the device to the end-user. We typically ship approved orders within 24 hours of processing the order.

We use a just-in-time system to manage the inventory of each wireless device and accessory that we sell. Since we commenced operations, we have offered over 250 different wireless devices and accessories. Our automated system tracks orders in real-time throughout the fulfillment process allowing us to keep low levels of inventory and reorder appropriately as our inventory fluctuates. We use quality control processes and dedicated quality assurance personnel to minimize errors.

Call center operation
We operate a call center facility in Largo, Maryland to offer end-users customer service, direct sales support and technical assistance by telephone or email. Using a state-of-the-art voice prompting system, our operators can respond to inbound calls using scripts tailored to each customers’ specifications. In addition, to improve efficiency, we employ an integrated voice response system, automatic call delivery and automatic dialing. Our call center is currently capable of supporting 300,000 calls per month. We operate our call center from 8:30 a.m. to 11:00 p.m. eastern time, Monday through Friday, 10:00 a.m. to 5:00 p.m. Saturday and we use a third party to provide service after hours and to back up our personnel during peak calling periods.

Metered wireless airtime services operations
We work with a number of vendors to provide metered services to end-users under our Liberty Wireless brand and to support our metered services operations. We obtain wireless airtime minutes from a leading wireless network carrier which enables us to resell airtime on that carrier’s network to our customers’ end-users. We use our existing operations infrastructure in Largo, Maryland for inventory warehousing, fulfillment, shipping, information technology services, and finance and accounting support.

Real-time measurement and reporting systems
We have developed software applications so that our management and our customers can interface with our system through custom portals and common data formats. Our real-time measurement systems allow both us and our customers to monitor and respond quickly to website activity. These systems produce management reports that include real-time operating metrics such as the number of unique visitors to our customers’ websites, numbers of orders taken, number of orders approved or pending approval and orders shipped. These reports are accessible from desktop computers and wireless devices and allow us to respond quickly to changes in market demand.

TECHNOLOGY

We have developed and acquired new services offerings to meet demonstrated customer needs. Our engineering team of wireless application developers and software engineers specializes in developing applications for wireless devices and integrating data mobilization platforms with our customers’ legacy systems. In addition, the team continually updates and enhances the features and performance of our

Business

existing products and services. As of September 30, 2002 we employed a total of 42 technology personnel in multiple offices.

In operating our business and delivering our services, in addition to our proprietary business systems, we rely on certain software and technologies that we license from third parties. These third-party technology licenses may not continue to be available to us on commercially attractive terms. The inability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance and therefore have a material adverse effect on our business.

We utilize two providers to deliver hosted unified communications services to our customers and their end-users. We have service agreements with Appiant Technologies, Inc. and a third-party vendor and have implemented service level agreements with each vendor to establish a standard for the quality and availability of the services. We have contracted with two providers in order to offer a broader feature set to our end-users and to reduce our operating dependency on a single vendor for our solution.

In August 2002, we purchased certain tangible assets from Appiant for an aggregate cash purchase price of $600,000. The acquired assets represent a portion of the assets necessary to support the unified communications services that Appiant provides to us. In connection with the asset acquisition, we entered into an equipment lease agreement with Appiant pursuant to which we agreed to lease to Appiant the acquired assets for a period of 36 months. In October 2002, we amended the agreement to provide that we will pre-pay for a certain minimum number of subscribers for Appiant’s inUnison service. In connection with the transactions with Appiant, we also received warrants to acquire 1,000,000 shares of Appiant common stock.

INTELLECTUAL PROPERTY RIGHTS

We rely on a combination of patent, copyright, trademark, service mark, trade secret laws and contractual restrictions to establish and protect proprietary rights in our services. We have filed one non-provisional utility patent application and two provisional utility patent applications covering our technology with the US Patent and Trademark Office. To date, we have no issued patents covering our technology. We have 9 service mark registration applications pending with the US Patent and Trademark Office. There can be no assurance that any of our patents, copyrights, service marks or trademarks will not be challenged or invalidated. In addition, the steps we have taken to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies.

COMPETITION

The market for our services is highly competitive. We compete with many companies for business related to the different elements of our services. We compete primarily on the basis of customer satisfaction, price and quality and breadth of services being offered.

We compete with other businesses that sell and activate wireless devices and services. These include wireless network carriers, who sell through their retail operations, direct sales forces, and independent retailers of wireless devices and services. In addition, we compete with online distributors of wireless devices and services, other retailers of wireless devices and services, mobile virtual network operators and other online businesses which sell and activate wireless devices on their own or through other channels.

Business

Our competitors for communication software and services include wireless carriers, mobile virtual network operators, wireless service management companies and other communication software and services providers, including messaging and unified communications service providers.

Many of our existing and potential competitors have substantially greater financial, technical and marketing resources than we do. Additionally, many of these companies have greater name recognition and more established relationships in many of our market segments. These competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. We may face increasing price pressure from the wireless network carriers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to compete more effectively.

GOVERNMENT REGULATIONS

We are not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. The wireless network carriers we contract with are subject to regulation by the Federal Communications Commission. Changes in FCC regulations could affect the availability of wireless coverage these wireless network carriers are willing or able to sell. Also, changes in these regulations could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery cost or could in some other manner have a material adverse effect on our business, financial condition or results of operations.

Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have an adverse effect on our business.

FACILITIES

Our principal offices are located in Washington, D.C., where we lease 6,212 square feet of office space under a lease that expires in August 2003. Our technology and operations center is located in Largo, Maryland where we lease approximately 48,000 square feet under a lease that expires in September 2009. In addition, we have offices in Atlanta, Georgia; Cary, North Carolina; New York, New York and Denver, Colorado.

EMPLOYEES

As of September 30, 2002, we had a total of approximately 305 employees. None of our employees is covered by a collective bargaining agreement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

From time to time we are party to legal proceedings. We do not believe that any of the pending proceedings would have a material adverse effect on our business.

Management

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table shows information about our executive officers, directors and key employees:

Name	Age	Position(s)

Executive Officers:
David A. Steinberg	33	Chairman of the Board, President and Chief Executive Officer
Frank C. Bennett III	43	Chief Operating Officer and Executive Vice President
Scott G. Yancey, Jr.	50	Chief Financial Officer, Executive Vice President and Treasurer
Gary J. Smith	36	Chief Information Officer and Executive Vice President
Donald Charlton	37	Executive Vice President of Corporate Development and Secretary
Non-Management Directors:
John Sculley(1)	63	Vice Chairman of the Board
Robert S. Adelson	42	Director
Ira Brind(2)	61	Director
Jack Kemp	67	Director
John M. LaPides(2)	43	Director
Mark J. Levine(2)	48	Director
Bret R. Maxwell(1)	43	Director
Thomas A. Smith(1)	40	Director
Key Employees:
Michael E. Ferzacca	45	Chief Marketing Officer
Thomas E. van Gorder	45	Senior Vice President of Enterprise Sales
Kenneth D. Landry, Ph.D.	38	Chief Technology Officer
Brian T. Westrick	34	Senior Vice President of eBusiness

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

EXECUTIVE OFFICERS

David A. Steinberg, our founder, has served as our chairman and chief executive officer since our inception and president since August 2002. Prior to founding InPhonic, Mr. Steinberg was chairman, president and chief executive officer of Sterling Cellular, Inc., a distributor of wireless products, which he founded in November 1993. In January 2002, Mr. Steinberg was appointed to the board of the National Chamber Foundation, an independent, non-profit, public policy think tank affiliated with the U.S. Chamber of Commerce. In June 2002, Mr. Steinberg was named the Greater Washington Ernst & Young Entrepreneur of the Year in the communications category. Mr. Steinberg holds a B.S. from Washington & Jefferson College.

Frank C. Bennett III has served as our chief operating officer since April 2002. From August 2000 to August 2001, Mr. Bennett was the group operations officer for the retail group of Verizon Communications Inc., a communication service provider. From October 1999 to August 2000, Mr.

Management

Bennett served as vice president, e-commerce and technology of Bell Atlantic Corporation (now Verizon Communications). From February 1998 to October 1999, he was vice president, customer billing of Bell Atlantic Corporation. In addition, from July 1996 to December 1998, Mr. Bennett served as vice president, call center development of Bell Atlantic Plus, a provider of customer care for wireline and wireless services. Mr. Bennett holds an M.B.A. from The Wharton School of the University of Pennsylvania and a B.A. in English and biochemistry from the University of Virginia.

Scott G. Yancey, Jr. has served as our chief financial officer since May 2002 and executive vice president and treasurer since August 2002. From February 2001 to April 2002, Mr. Yancey served as executive vice president and chief financial officer of WorldStor, Inc., a developer of software for enterprise data-storage management. From July 1998 to February 2001, Mr. Yancey was chief financial officer of Network Access Solutions Corporation, a provider of broadband telecommunications services. Network Access Solutions Corporation and one of its subsidiaries filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in June 2002. Mr. Yancey was chief financial officer of Cable & Wireless USA, a telecommunications service provider and indirect wholly-owned subsidiary of Cable and Wireless PLC, from July 1982 to May 1998. From July 1974 to July 1978, Mr. Yancey worked in the audit division of PriceWaterhouse & Co. Mr. Yancey is a certified public accountant and holds a B.S. in accounting from the College of William & Mary.

Gary J. Smith has served as our chief information officer and executive vice president since July 2000. From July 1999 to July 2000, Mr. Smith served as chief information officer and vice president of technology of Varsity Group Inc. (formerly known as VarsityBooks.com, LLC) an online retailer of new college textbooks. From September 1987 to July 1999, Mr. Smith served in various technology management positions at Discovery Communications Inc., an international media company, including most recently vice president of technology. Mr. Smith holds a B.S. in technology and management from the University of Maryland.

Donald Charlton has served as our executive vice president of corporate development and secretary since May 2002 and has held various executive-level positions since joining us in March 2000. From May 1999 to March 2000, Mr. Charlton served as vice president at Osage Venture Partners, a private equity investment firm. From November 1994 to May 1999, Mr. Charlton served as director of business development and finance at Nextran, a spinout of Baxter Healthcare Corporation, a global health care company. From September 1987 to November 1994, Mr. Charlton held various positions, including manager, with Coopers & Lybrand L.L.P. Mr. Charlton is a certified public accountant, holds a B.S. in accounting from the University of Scranton and received an M.B.A. from the New York University Leonard N. Stern School of Business.

NON-MANAGEMENT DIRECTORS

John Sculley is vice chairman of our board of directors and has served on our board of directors since February 2000. Since 1994, Mr. Sculley has served as a partner of Sculley Brothers LLC, a private investment and advisory services company. Prior to forming Sculley Brothers, Mr. Sculley was chief executive officer of Apple Computer, Inc. from 1983 until 1993. From 1967 to 1983, Mr. Sculley held marketing and management positions at the Pepsi-Cola Company, including serving as its president and chief executive officer from 1978 to 1983. Mr. Sculley is a director of ScreamingMedia, Inc., Metro PCS and Hotwire. Mr. Sculley holds a B.A. from Brown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Robert S. Adelson has served on our board of directors since February 2000. Mr. Adelson has been a partner of RAF NetVentures, L.P., a private equity investment firm since November 1999, and president

Management

of Osage Industries, Inc., an industrial manufacturing holding company, since he founded Osage in April 1990. Mr. Adelson practiced corporate law at the Philadelphia firm of Wolf, Block, Schorr & Solis-Cohen LLP from August 1986 to April 1990. From June 1985 to June 1986, Mr. Adelson clerked with the honorable Walter K. Stapleton, U.S. Third Circuit Court of Appeals. Mr. Adelson holds a B.A. from Yale College and a J.D. from The Yale Law School.

Ira Brind has served on our board of directors since December 2000. Mr. Brind has been the president and co-founder of Brind-Lindsay & Co., Inc., a private equity and venture capital firm, since June 1987. From July 1967 until November 1983, Mr. Brind was the chief executive officer of Brind Leasing Corporation, a full service truck leasing company that he sold to McDonnell Douglas. Mr. Brind is currently the chairman of the board of trustees of Thomas Jefferson University Hospital, vice chairman of the Board of Trustees of University of the Arts, member of the Board of Trustees of the Wistar Institute, the Connelly Foundation, Thomas Jefferson University and the Jefferson Health System. Mr. Brind holds a B.A. and a J.D. from the University of Pennsylvania.

Jack Kemp has served on our board of directors since June 2002. Mr. Kemp is a co-founder of Empower America, Inc., an organization devoted to ensuring that government actions foster growth, economic well-being, freedom and individual responsibility. In 1996, Mr. Kemp was the Republican Party candidate for Vice President. Prior to founding Empower America, Mr. Kemp served as U.S. Secretary of Housing and Urban Development from 1984 to 1992, and in the U.S. House of Representatives from 1971 to 1989. Mr. Kemp also serves as a director of Hawk Corporation, ING Americas, Oracle Corporation, Speedway Motorsports Inc., SVT Inc. and Velocity Express Corporation. Mr. Kemp holds a B.A. from Occidental College.

John M. LaPides has served on our board of directors since February 2000. Since September 1980, Mr. LaPides has served as president and chief executive officer of Snow Valley, Inc., a bottled water company. Since October 1998, Mr. LaPides has served as president of Quality Bottlers Cooperative, a cooperative buying group for the home and office market in the bottled water industry. Since February 1998, Mr. LaPides has served as president and chief executive officer of American YardPros, LLC, a commercial and residential landscaping contractor. From March 1995 to July 1999, Mr. LaPides served as managing director of Corporate First Travel Consultants, a national travel agency specializing in corporate and high end travel. Mr. LaPides has also served for 15 years on the board of the International Bottled Water Association and served as Chairman from 1996 to 1997. Currently, Mr. LaPides is the Visiting Entrepreneur at the Robert Smith School of Business at the University of Maryland, College Park.

Mark J. Levine has served on our board of directors since August 2001. Mr. Levine has been managing director of Core Capital Partners, L.P., a venture capital fund, since July 2001. From November 1999 to July 2001, Mr. Levine was the managing member of GCI Venture Partners, a venture capital fund. From April 1984 to June 2001, Mr. Levine was an executive officer of Geo-Centers, Inc., a high technology services firm. From 1979 to 1985, Mr. Levine was the staff director of a subcommittee of the Small Business Committee of the U.S. House of Representatives, where he developed legislation and public policy on federal technology transfer, capital formation and procurement issues. Mr. Levine holds a B.A. from Northeastern University and an M.B.A. in finance from George Washington University.

Bret R. Maxwell has served on our board of directors since October 2001. Since April 1985, Mr. Maxwell has served as the managing general partner for The Productivity Funds, a private equity fund family, and since October 2001, he has served as the managing general partner of MK Capital, a private equity investment firm. Since May 1982, Mr. Maxwell served in a variety of roles at First Analysis

Management

Corporation, a private equity investment firm and until December 2001 was co-chief executive officer of First Analysis Corporation and managing general partner of First Analysis Venture Capital, a private equity investment firm. Mr. Maxwell holds a B.S. and an M.B.A. from Northwestern University and is a chartered financial analyst.

Thomas A. Smith has served on our board of directors since February 2000. Since January 1998, Mr. Smith has been a vice president of MAVF Management Corporation, a venture capital investment management company that oversees the investment activities of Mid-Atlantic Venture Fund III, L.P., and Mid-Atlantic Venture Fund IV, L.P. From October 1990 to December 1997, Mr. Smith was a managing director of Edison Management Corporation, a venture capital investment management company. From August 1986 to October 1990, Mr. Smith served as vice president of The Chase Manhattan Bank. Mr. Smith holds a B.S. from Elizabethtown College and an M.B.A. from the University of North Carolina at Chapel Hill.

KEY EMPLOYEES

Michael E. Ferzacca has served as our chief marketing officer since our February 2002 acquisition of Simplexity, a telecommunications marketplace provider. Mr. Ferzacca served as president and chief executive officer of Simplexity from September 2000 to February 2002. From December 1998 to August 2000, Mr. Ferzacca served as executive vice president of Talk.com, an integrated communications provider offering local, long distance and dial-up Internet telecommunications services to residential and small business customers. From September 1991 to August 1998, Mr. Ferzacca held positions as sales director and senior vice president for alternate channels with Cable & Wireless USA, which also included his serving as its co-chief operating officer from September 1997 to September 1998. From January 1988 to September 1991, Mr. Ferzacca was a vice president at National Telephone Services, a competitive operator services company. From October 1979 to February 1988, Mr. Ferzacca served as district sales manager for the systems division of Xerox Corporation. Mr. Ferzacca holds a B.S. degree in accounting from Villanova University.

Thomas E. van Gorder has served as our senior vice president of enterprise sales since April 2002. From December 1999 to January 2002, Mr. van Gorder served as vice president of sales and business development, North America and Europe, for the Mass Market Division of VeriSign Inc., a provider of digital trust services on the Internet. From August 1998 to May 1999, Mr. van Gorder served as executive vice president and general manager for NCI Information Systems, a consulting and systems integration company. From September 1996 to July 1998, Mr. van Gorder was vice president, international and business development for West Group, a subsidiary of The Thomson Corporation, a publisher serving the legal and business markets. Mr. van Gorder holds a B.S. in marketing and an executive masters of general administration from the University of Maryland.

Kenneth D. Landry, Ph.D., has served as our chief technology officer since our December 2001 acquisition of GadgetSpace, Inc., a developer of wireless infrastructure software. From July 2000 to December 2001, Dr. Landry was co-founder and the chief technology officer of GadgetSpace. From April 1997 to July 2000, Dr. Landry was a lead developer and software architect at HAHT Commerce, Inc., a software applications company. From August 1994 to April 1997, Dr. Landry was a member of the TCP/IP Networking group at Data General Corp., a supplier of servers and storage systems. Dr. Landry holds a B.S. in computer science from the University of Alabama and an M.S. and Ph.D. in computer science from Virginia Polytechnic Institute and State University.

Brian T. Westrick has served as our senior vice president of eBusiness since July 2002 and has held various executive-level positions since joining us in June 2000. From December 1994 to June 2000,

Management

Mr. Westrick was vice president of sales and marketing for Universal Jet Trading, an international jet aircraft brokerage firm based in Rockville, Maryland. From July 1991 to December 1994, Mr. Westrick was marketing director for Lease Audit and Analysis Services, a real estate consulting company. From June 1990 to July 1991, Mr. Westrick was a marketing representative with Xerox Corporation. Mr. Westrick holds a B.S. in marketing from the Wallace E. Carroll School of Management at Boston College.

CLASSIFIED BOARD OF DIRECTORS

Currently, the members of our board of directors are elected pursuant to the terms of a voting agreement, which terminates upon completion of this offering. Our certificate of incorporation to be in effect upon completion of this offering will provide for a classified board of directors consisting of three classes of directors, each serving staggered three year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, three of the nominees to the board will be elected to a one-year term, three will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

Our executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

Our audit committee, currently composed of Messrs. Brind, LaPides and Levine, performs the following functions:

➢	recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

➢	reviews the proposed scope and results of the audit;

➢	reviews and pre-approves the independent auditor’s audit and appropriate non-audited services rendered;

➢	approves the audit fees to be paid;

➢	reviews accounting and financial controls with the independent public accountants and our financial and accounting staff;

➢	reviews and approves transactions between us and our directors, officers and affiliates;

➢	verifies that the management’s discussion and analysis of financial condition and results of operations and periodic reports are consistent;

➢	recognizes and prevents prohibited non-audit services;

➢	establishes procedures for complaints received by us regarding accounting contents and accounting matters;

Management

➢	reviews reports from the chief executive officer and chief financial officer supporting certification of periodic reports; and

➢	oversees internal audit functions.

Our compensation committee, currently composed of Messrs. Smith, Maxwell and Sculley, performs the following functions:

➢	reviews and recommends the compensation arrangements for management, including the compensation for our president and chief executive officer;

➢	establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

➢	administers our stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From February 4, 2000 to January 31, 2002, the members of our compensation committee were Messrs. Sculley, Steinberg and Smith. Since January 31, 2002, the members of our compensation committee have been Messrs. Sculley, Maxwell and Smith. Mr. Steinberg has been our chief executive officer and chairman of our board since our inception and our president since August 2002. None of our executive officers has served as a member of the board of directors or a compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

COMPENSATION OF DIRECTORS

In April 2001, Mr. Sculley received an option to acquire 125,000 shares of our common stock, at an exercise price of $0.60 per share, as compensation for service on our board of directors for the year 2001. In September 2001, Messrs. Brind, LaPides and Sculley each received an option to acquire 25,000 shares of our common stock, and Mr. Levine received options to acquire 12,500 shares of our common stock, at an exercise price of $1.04 per share, as compensation for service on our board of directors for the year 2001. In September 2001, the venture funds associated with Messrs. Adelson and Smith each received a warrant to acquire 25,000 shares of our common stock, at an exercise price of $1.04 per share, as compensation for their service on our board of directors for the year 2001. In May 2002, we granted Mr. Sculley an option to purchase 200,000 shares of our common stock at an exercise price of $2.60 per share, as compensation for agreeing to serve as the vice chairman of the board of directors. In June 2002, Mr. Kemp received an option to acquire 20,000 shares of common stock at an exercise price of $2.60 per share, as compensation for agreeing to serve on our board of directors. We also reimburse our directors for reasonable expenses they incur to attend board and committee meetings.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to our chief executive officer and our other three executive officers whose total salary and bonus exceeded $100,000 for the year ended December 31, 2001, whom we refer to as our named executive officers.

Management

SUMMARY COMPENSATION TABLE

			Long-term compensation
	Annual compensation		Securities underlying options(1)
Name and positions	Salary ($)	Bonus ($)

David A. Steinberg Chairman of the board, president and chief executive officer	250,000	85,000	—
Donald Charlton (2) Executive vice president, corporate development	157,500	40,000	175,000
Gary J. Smith Chief information officer	146,875	45,000	187,500
Anthony S. Russo (3) President and chief operating officer	109,374	25,000	—

(1)	These options become exercisable over a four year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in quarterly installments over the next three years.
(2)	Mr. Charlton also served as chief financial officer during the year ended December 31, 2001.
(3)	Subsequent to December 31, 2001, Mr. Russo’s employment with us was terminated.

Option grants in 2001 and year-end option values

The table below contains information concerning the grant of options to purchase shares of our common stock to each of our named executive officers during the year ended December 31, 2001.

Option grants in 2001

	Individual grants
	Number of securities underlying options granted(1)	Percent of total options granted to employees in 2001(2)	Exercise or base price ($/Share)(3)	Expiration date(4)	Potential realizable value at assumed annual rates of stock price appreciation for option term(5)
Name					0%(6)	5%	10%

David A. Steinberg	—	—	—	—	—	—	—
Donald Charlton	175,000	4.6%	$0.60	06/20/11
Gary J. Smith	187,500	4.9	0.60	06/20/11
Anthony S. Russo	—	—	—	—	—	—	—

(1)	All options were granted under our 1999 stock incentive plan.
(2)	The percentage of total options granted to employees is based on an aggregate of 3,816,288 shares underlying options granted to our employees in 2001.
(3)	The exercise or base price per share reflects the fair market value of the common stock at the time of issuance as determined by the board of directors.
(4)	The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.
(5)
The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant represents the fair value of a share of common stock on that date, that the value appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(6)	Potential realizable value based on actual exercise price of $0.60 per share and an offering price of $ per share.

Management

Year-end option values

	Number of unexercised options at December 31, 2001		Value of unexercised in-the-money options at December 31, 2001(1)
Name	Exercisable	Unexercisable	Exercisable		Unexercisable

David A. Steinberg	—	—		—		—
Donald Charlton	263,281	330,469	$		$
Gary J. Smith	82,031	299,219
Anthony S. Russo	—	—		—		—

(1)
There was no public trading market for our common stock as of December 31, 2001. The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and an assumed initial public offering price of $             per share by the number of shares underlying the options.

No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the executive officers named above.

EMPLOYMENT ARRANGEMENTS

In February 2000, we entered into an employment agreement with Mr. Steinberg for an initial term of four years which can be extended if we mutually agree to do so 30 days prior to the end of the current term. Under this agreement, Mr. Steinberg receives an annual base salary that is determined at the discretion of the board or the compensation committee. Mr. Steinberg also receives an annual bonus at the discretion of the board. If we terminate Mr. Steinberg’s employment without cause or Mr. Steinberg terminates his employment for good reason, Mr. Steinberg is entitled to continue to receive his base salary for one year and all of his unvested options vest.

In April 2002, we entered into an employment arrangement with Mr. Yancey under which he receives an annual base salary of $195,000 per year and is eligible for a bonus of up to $100,000. In addition, on the first anniversary of Mr. Yancey’s employment with us, forty percent of his options will vest and the remainder will vest quarterly over a three-year period.

In April 2002, we entered into an employment agreement with Mr. Bennett. Under this agreement, Mr. Bennett receives an annual base salary of $225,000 per year and is eligible for a bonus of up to $125,000. In addition, on the six-month anniversary of Mr. Bennett’s option grant agreement with us, options to acquire 148,932 shares of common stock will vest and the remainder will vest quarterly over the remainder of the four-year period.

In June 2002, we entered into an employment agreement with Mr. Charlton. Under this agreement, Mr. Charlton receives an annual base salary of $170,000 per year, with adjustments determined at the discretion of the board or the compensation committee. Mr. Charlton is eligible to receive an annual performance based bonus up to $35,000, determined at the discretion of the board of directors or the compensation committee. In addition, on the date of execution of this agreement, ten percent of Mr. Charlton’s total granted but unvested options vested.

In April 2002, we entered into a separation agreement with Mr. Russo. Under this agreement, Mr. Russo received an amount equal to six months of his salary plus reimbursement of the business expenses that he incurred during his employment. In addition, we have agreed to indemnify Mr. Russo for up to $566,000 against certain specified actions asserted by Mr. Russo’s former employer.

Management

The following table shows information about the compensation arrangements for our executive officers as of September 30, 2002.

Name	Annual base salary($)	Target annual bonus($)

David A. Steinberg	$250,000	$130,000
Frank C. Bennett III	225,000	125,000
Scott G. Yancey, Jr	195,000	100,000
Donald Charlton	170,000	35,000
Gary J. Smith	160,000	40,000

EMPLOYEE CONFIDENTIALITY ARRANGEMENTS

We enter into agreements with all of our employees containing confidentiality provisions. We enter into non-competition agreements with our executive officers and key employees. The non-competition agreements prohibit these employees from competing with us or disclosing confidential information about us for a period up to 12 months after their employment ends.

STOCK PLANS

1999 Stock incentive plan
Our stock incentive plan was adopted in December 1999 and was amended and restated on September 17, 2002. This plan authorizes the grant of:

➢	stock options;

➢	stock appreciation rights;

➢	stock awards;

➢	phantom stock; and

➢	performance awards.

A total of 11,992,425 shares have been reserved for issuance under this plan. The compensation committee of our board administers our stock incentive plan. The committee has sole power and authority, consistent with the provisions of our plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, to accelerate or change the timing of exercise of awards or to waive any restrictions or conditions to an award. As of September 30, 2002, we had outstanding options to purchase 11,346,977 shares of our common stock under this plan.

Stock options.  Our stock incentive plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and nonqualified stock options. The option exercise price and the term of each option are determined by the compensation committee. The compensation committee also determines at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. In general, options granted under this plan vest at the rate of 25% on the one year anniversary of the date of grant and in equal installments quarterly thereafter over the next three years.

Management

Stock appreciation rights.  The compensation committee may grant a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee.

Stock awards.  The compensation committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The purchase price of the shares, if any, and any applicable restrictions, are determined by the compensation committee.

Phantom stock.  The compensation committee may grant stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

Performance awards.  The compensation committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the compensation committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the compensation committee.

2002 Employee stock purchase plan

Our employee stock purchase plan provides for the issuance of shares of common stock to our employees. Options to purchase our common stock will initially be granted to each eligible employee on a date after the initial public offering, as determined by the board of directors. Thereafter, options will be granted on the first trading day on or after January 1 of each year, or such other date as determined by the administrator. This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, provides our employees with an opportunity to purchase shares of our common stock through payroll deductions.

All of our employees, including directors who are employees, are eligible to participate in the purchase plan. Each option will terminate on the last trading day of a period specified by the administrator and no option period will be longer than 27 months in duration. Subsequent option periods of equal duration will consecutively follow, unless the administrator determines otherwise.

Each option represents a right to purchase shares of our common stock. The administrator determines the purchase price of each share of common stock, provided that the purchase price will never be less than the lesser of 85% of the fair market value of the common stock at the beginning or end of the option period.

Any employee who immediately after a grant owns 5% or more of the total combined voting power or value of our capital stock may not be granted an option to purchase common stock under the purchase plan. Participation may also be limited where rights to purchase stock under all other purchase plans accrue at a rate which exceeds $25,000 of the fair market value of our common stock for each calendar year.

Management

401(K) PLAN

On January 1, 2001, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our full-time employees. The plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the plan. The plan also permits us to make matching contributions to the plan on behalf of participants. We did not make any discretionary contributions during 2001.

Related party transactions

We have a policy whereby all transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors. The transactions set forth in “Related party transactions” were conducted under application of this policy and were no less favorable to us, as we would have obtained in an arm’s length transaction with an unaffiliated third party.

SALES OF STOCK

In December 1999, we issued 10,000,000 shares of common stock to Mr. Steinberg, our chairman, president and chief executive officer in connection with a dividend declared by our board of directors.

In December 1999, we issued 1,689,955 shares of common stock to Mr. Sculley, the vice-chairman of our board of directors, in connection with his service on our board of directors; such shares are subject to restrictions.

In January 2000, we issued 668,782 shares of series A stock to Mr. LaPides, one of our directors, for an aggregate purchase price of $500,000.

In January 2000, we issued 82,718 shares of common stock to Mr. Sculley in connection with certain anti-dilution protection rights.

In February 2000, we issued 2,282,684 shares of series B stock for an aggregate purchase price of $2,550,000, including (i) 1,163,721 shares to RAF NetVentures, L.P., of which Mr. Adelson, one of our directors, is a partner and (ii) 1,118,963 shares to Mid-Atlantic Venture Fund III, L.P., of which Mr. Thomas Smith, one of our directors, is a director of the general partner.

In October 2000 and February 2001, we issued 6,575,796 shares of series C stock for an aggregate purchase price of $6,805,514, including (i) 245,013 shares to Mr. Sculley, (ii) 193,155 shares to LBLEventures, LLC, of which Mr. LaPides, one of our directors, is a member, (iii) 2,080,728 shares to RAF NetVentures, L.P., (iv) 1,208,875 shares to Mid-Atlantic Venture Fund III, L.P., (v) 72,606 shares to Mr. Brind, one of our directors, (vi) 1,087,725 shares to CMS Pep XIV Co-Investment Subpartnership, a major shareholder, and (vii) 1,087,725 shares to CMS Tech Co-Investment Subpartnership, a major shareholder.

In August 2001 and September 2001, we issued 6,458,251 shares of series D stock for an aggregate purchase price of $10,657,966, including (i) 121,191 shares to LBLEventures, LLC, (ii) 605,955 shares to RAF NetVentures, L.P., (iii) 151,489 shares to Mid-Atlantic Venture Fund III, L.P., (iv) 121,191 shares to Brind Investment Partners II, of which Mr. Brind, one of our directors, is a partner, (v) 2,181,439 shares to Core Capital Partners, L.P., of which Mr. Levine, one of our directors, is a managing director, (vi) 545,360 shares to Minotaur, LLC, of which Mr. Levine is a managing member, (vii) 307,219 shares to Venture Investment Partners I LLC, over which Mr. Levine may be deemed to exercise influence over the voting and disposition of such shares; (viii) 113,920 shares to CMS Pep XIV Co-Investment Subpartnership and (ix) 113,920 shares to CMS Tech Co-Investment Subpartnership.

In October 2001, we issued 2,454,120 shares of series D-1 stock for an aggregate purchase price of $4,050,002 including, (i) 78,556 shares to The Productivity Fund IV Advisors Fund, L.P., of which, Mr. Maxwell, one of our directors, is a member, (ii) 2,042,288 shares to The Productivity Fund IV, L.P., of

Related party transactions

which Mr. Maxwell is a member and (iii) 30,298 shares to Bret R. Maxwell Revocable Trust, of which Mr. Maxwell is a trustee. In addition, as part of this transaction, we exchanged 3,306,697 shares of series D stock for the same amount of series D-1 stock, including (i) 727,146 shares to Core Capital Partners, L.P. and (ii) 181,787 shares to Minotaur, LLC.

In July 2002, we issued 730,023 shares of our series D-4 stock for an aggregate purchase price of $3,800,000, including (i) 19,211 shares to Brind Investment Partners II, (ii) 230,354 shares to Core Capital Partners, L.P., (iii) 57,633 shares to Minotaur, LLC, (iv) 19,211 shares to Venture Investment Partners I LLC, (v) 288,167 shares to Riverside Partnership, LP of which Mr. Maxwell is a partner, (vi) 19,211 shares to Bret R. Maxwell Revocable Trust, (vii) 48,028 shares to CMS Pep XIV Co-Investment Subpartnership and (viii) 48,028 shares to CMS Tech Co-Investment Subpartnership. Upon the consummation of this offering, the holders of the series D-4 stock have the right to require us to redeem their preferred shares, with the redemption price to be determined depending on timing of the initial public offering.

ISSUANCE OF OPTIONS

In April 2001, September 2001 and May 2002, we granted Mr. Sculley options to purchase 125,000, 25,000 and 200,000 shares of our common stock at an exercise price of $0.60, $1.04 and $2.60 per share, respectively. In September 2001, we granted to each of Messrs. Brind, LaPides and Levine options to purchase 25,000, 25,000 and 12,500 shares, respectively, of our common stock at an exercise price of $1.04 per share. In June 2002, we granted to Mr. Kemp options to purchase 20,000 shares of our common stock at an exercise price of $2.60 per share.

In March 2000, December 2000, June 2001 and March 2002, we granted Mr. Charlton options to purchase 325,000, 62,500, 175,000 and 87,500 shares of our common stock at an exercise price of $0.20, $0.60, $0.60 and $2.60 per share, respectively. In June 2002, pursuant to an employment agreement by and between us and Mr. Charlton, ten percent of the total granted but unvested options vested. In August 2000, December 2000, June 2001 and March 2002 we granted Mr. Gary Smith options to purchase 187,500, 37,500, 187,500 and 87,500 shares of our common stock at an exercise price of $0.20, $0.60, $0.60 and $2.60 per share, respectively. In May 2002, we granted Mr. Bennett options to purchase 1,489,327 shares of our common stock at an exercise price of $2.60 per share. In May 2002, we granted Mr. Yancey options to purchase 550,000 shares of our common stock at an exercise price of $2.60 per share.

ISSUANCE OF WARRANTS

In October 2000 and February 2001, in connection with the sale of shares of series C stock, we issued warrants to acquire 697,516 shares of series C stock at an exercise price of $1.04 per share including warrants to acquire (i) 60,131 shares to Mr. Sculley, (ii) 9,864 shares to LBLEventures, LLC, (iii) 218,903 shares to RAF NetVentures, L.P., (iv) 83,845 shares to Mid-Atlantic Venture Fund III, L.P., (v) 6,013 shares to Mr. Brind, one of our directors, (vi) 85,703 shares to CMS Pep XIV Co-Investment Subpartnership and (vii) 85,703 shares to CMS Tech Co-Investment Subpartnership.

In August 2001, in connection with the sale of shares of series D stock, we issued warrants to acquire 1,291,349 shares of series D stock at an exercise price of $0.01 per share, including warrants to acquire (i) 48,476 shares to LBLEventures, LLC, (ii) 242,382 shares to RAF NetVentures, L.P., (iii) 60,596 shares to Mid-Atlantic Venture Fund III, L.P., (iv) 48,476 shares to Brind Investment Partners II, (v) 581,717 shares to Core Capital Partners, L.P., (vi) 145,429 shares to Minotaur, LLC., (vii) 45,568 shares to CMS Pep XIV Co-Investment Subpartnership and (viii) 45,568 shares to CMS Tech Co-Investment Subpartnership.

Related party transactions

In September 2001, in connection with service on our board of directors, we issued warrants to acquire 50,000 shares of common stock at an exercise price of $1.04 per share including warrants to acquire 25,000 shares to each of (i) Mid-Atlantic Venture Fund III, L.P. and (ii) RAF NetVentures, L.P.

In October 2001, in connection with the sale of shares of series D-1 stock, we issued warrants to acquire 683,639 shares of series D-1 stock at an exercise price of $0.01 per share including warrants to acquire (i) 11,783 shares to The Productivity Fund IV Advisors Fund, L.P., (ii) 306,343 shares to The Productivity Fund IV, L.P. and (iii) 4,545 shares to Bret R. Maxwell Revocable Trust. In addition, as part of the exchange of certain shares of series D stock for shares of series D-1 stock, we issued warrants to acquire 330,671 shares of series D-1 stock at an exercise price of $0.01 per share, including warrants to acquire (i) 72,715 shares to Core Capital Partners, L.P., (ii) 18,179 shares to Minotaur, LLC and (iii) 30,722 shares to Venture Investment Partners I LLC.

In January 2002, we issued warrants to acquire 20,000 shares of common stock at an exercise price of $0.01 per share to K3T Partners LLC, of which Mr. Kemp is a partner.

In July 2002, in connection with the sale of our shares of series D-4 convertible preferred stock, we issued warrants to acquire an aggregate of 243,142 shares of our common stock at an exercise price of $0.01 per share including warrants to acquire (i) 6,404 shares to Brind Investment Partners II, (ii) 76,644 shares to Core Capital Partners, L.P., (iii) 19,212 shares to Minotaur, LLC, (iv) 6,404 shares to Venture Investment Partners I LLC, (v) 96,056 shares to Riverside Partnership, LP, (vi) 6,404 shares to Bret R. Maxwell Revocable Trust, (vii) 16,009 shares to CMS Pep XIV Co-Investment Subpartnership and (viii) 16,009 shares to CMS Tech Co-Investment Subpartnership. The aggregate number of shares underlying the warrants is subject to increase in the event that we do not complete this offering by June 30, 2003 and another increase occurs if we do not complete this offering by June 30, 2004. These warrants must be exercised at the closing of this offering or the warrants expire.

COMPENSATION OF DIRECTORS

Except for the grants of options described above, we have not provided any compensation to our directors other than reimbursement of travel expenses.

TRANSACTIONS WITH STERLING CELLULAR

During 1999 and 2000, Sterling Cellular, Inc., an entity formerly owned by Mr. Steinberg, paid for certain of our payroll, rent, start-up costs and other operating expenses of approximately $822,000 and $228,000, respectively. As of December 31, 2001, we had no payments due to Sterling Cellular.

During 1999 and 2000, we provided wireless device fulfillment services for Sterling Cellular. We generated revenue of approximately $151,000 from Sterling Cellular, which was 30% of our total revenue for the year ended December 31, 2000. We also paid approximately $148,000 for inventory for Sterling Cellular. As of December 31, 2001 Sterling Cellular owed us no payments.

In December 2000, we purchased fixed assets from Sterling Cellular for $247,000. Thereafter, Sterling Cellular ceased doing business.

Related party transactions

LOANS TO EXECUTIVE OFFICERS

In December 2001, we provided a loan to Mr. Steinberg, our chairman, president and chief executive officer, evidenced by a limited recourse note in the principal amount of $1,000,000 at a fixed annual interest rate of 6%. The note is due and payable on the earlier of (i) November 30, 2004, (ii) six months after the expiration of a lock-up period imposed pursuant to an initial public offering, (iii) the sale by Mr. Steinberg of more than 15% of his capital stock or (iv) upon the voluntary termination of Mr. Steinberg’s employment. The loan was approved by our independent directors. The $1 million principal balance outstanding remained unchanged during 2001. Accrued interest at December 31, 2001 was less than $5,000. As of September 30, 2002, the total amount outstanding under the loan was $1,050,000, including accrued interest.

EMPLOYMENT ARRANGEMENTS

We have employment agreements with some of our named executive officers as described in “Management–Employment Arrangements.”

Principal stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2002, and as adjusted to reflect the sale of shares offered hereby, by:

➢	each person known by us to beneficially own more than 5% of our outstanding capital stock;

➢	each of our directors and named executive officers; and

➢	all directors and executive officers as a group.

Unless otherwise indicated, the address for each stockholder listed is c/o InPhonic, Inc., 1010 Wisconsin Avenue, Suite 250, Washington, DC 20007. Except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated.

For purposes of calculating the percentage of shares beneficially owned before the offering: 61,991,807 shares of common stock equivalents are deemed outstanding before the offering, including 32,001,187 shares of common stock outstanding and 29,990,620 shares of common stock equivalents issuable upon conversion of the preferred stock. For purposes of calculating the percentage beneficially owned after this offering, the number of shares deemed outstanding after the offering includes: (a) all shares deemed to be outstanding before the offering and (b)         shares being sold in this offering, assuming the exercise of the underwriters’ over-allotment option. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of September 30, 2002 as described in the footnotes below.

	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Name and address of beneficial owner		Before offering	After offering

David A. Steinberg(1)	20,801,317	33.6%
Robert S. Adelson(2)	6,869,260	11.0
RAF NetVentures, L.P.(2)	6,869,260	11.0
Mark J. Levine(3)	5,309,972	8.5
Core Capital Partners, L.P.(4)	4,815,068	7.7
Mid-Atlantic Venture Fund III, L.P.(5)	4,703,412	7.6
Thomas A. Smith(5)	4,703,412	7.6
Bret R. Maxwell(6)	3,502,102	5.6
CMS Affiliated Partnerships(7)	3,460,362	5.5
First Analysis Corporation(8)	3,432,934	5.5
John Sculley(9)	2,379,101	3.8
John M. LaPides(10)	2,162,811	3.5
Ira Brind(11)	395,335	*
Donald Charlton(12)	470,024	*
Gary J. Smith(13)	204,531	*
Jack Kemp(14)	64,364	*
All executive officers and directors as a group (13 persons)(15)	47,011,161	72.9

*	Less than one percent.

(1)
Includes 687,500 shares beneficially owned by 2000 Steinberg GST Trust. Mr. Steinberg, the chairman of the board and chief executive officer, shares dispositive and voting control over these shares. Mr. Steinberg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

Principal stockholders

(2)
Includes 601,605 shares issuable upon exercise of warrants. All such shares are beneficially owned by RAF NetVentures, L.P. Mr. Adelson, a director, is a partner of RAF NetVentures, L.P. Mr. Adelson shares dispositive and voting control over these shares. Mr. Adelson disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. The address of RAF NetVentures, L.P. is One Pitcairn Place, Suite 2100, 165 Township Line Road, Jenkintown, PA 19046.

(3)
Includes the following shares as to which Mr. Levine shares dispositive and voting power: (a) 3,684,478 shares and 167,537 shares issuable upon exercise of warrants beneficially owned by Core Capital Partners, L.P. of which Mr. Levine is a managing director, (b) 921,118 shares and 41,935 shares issuable upon exercise of warrants beneficially owned by Minotaur, LLC of which Mr. Levine is a managing member, (c) 403,234 shares and 44,806 shares issuable upon exercise of warrants beneficially owned by Venture Investment Partners I LLC, over which Mr. Levine may be deemed to exercise influence over the voting and disposition of such shares, (d) 34,364 shares owned by North Bend Partners I LLC, of which Mr. Levine is a member and (e) 12,500 shares issuable upon exercise of his options. Mr. Levine disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Levine is c/o Core Capital Partners, L.P.901 15th Street, NW, 9th Floor, Washington, DC 20005.

(4)
Includes 921,118 shares and 41,935 shares issuable upon exercise of warrants beneficially owned by Minotaur, LLC, an affiliate of Core Capital Partners, L.P. The address of Core Capital Partners, L.P. is 901 15th Street, NW, 9th Floor, Washington, DC 20005.

(5)
Includes 205,551 shares issuable upon exercise of warrants. All such shares are beneficially owned by Mid-Atlantic Venture Fund III, L.P. The general partner of Mid-Atlantic Venture Fund III, L.P. is MAVF III Partners, L.P., whose general partner is MAVF III G.P., Inc. Mr. Smith, a director, is a director of MAVF III, G.P., Inc. Mr. Smith shares dispositive and voting control over these shares. Mr. Smith disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. The address of Mid-Atlantic Venture Fund III, L.P. is 11710 Plaza America Drive, Suite 120, Reston, VA 20190.

(6)
Represents (a) 112,923 shares beneficially owned by The Productivity Fund IV Advisors Fund, L.P., of which Mr. Maxwell is a member, (b) 2,935,788 shares beneficially owned by The Productivity Fund IV, L.P., of which Mr. Maxwell is a member, (c) 384,223 shares beneficially owned by Riverside Partnership, L.P., of which Mr. Maxwell is a member and (d) 69,168 shares beneficially owned by Bret R. Maxwell Revocable Trust, of which Mr. Maxwell is the trustee. Mr. Maxwell shares dispositive and voting control over these shares. Mr. Maxwell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Maxwell is c/o MK Capital, The Sears Tower, 233 South Wacker Drive, Suite 9700, Chicago, IL 60606.

(7)
Represents (a) 1,550,084 shares and 180,097 shares issuable upon exercise of warrants beneficially owned by CMS Pep XIV Co-Investment Subpartnership and (b) 1,550,084 shares and 180,097 shares issuable upon exercise of warrants beneficially owned by CMS Tech Co-Investment Subpartnership. The address of CMS Affiliated Partnerships is One Bala Plaza, Suite 412 Bala Cynwyd, PA 19004.

(8)
Represents (a) 112,923 shares beneficially owned by The Productivity Fund IV Advisors Fund, L.P., (b) 2,935,788 shares beneficially owned by The Productivity Fund IV, L.P., and (c) 384,223 shares beneficially owned by Riverside Partnership, L.P. The address of First Analysis Corporation is The Sears Tower, 233 South Wacker Drive, Suite 9500, Chicago, IL 60606.

(9)
Includes (a) 350,000 shares issuable upon exercise of vested options and (b) 75,163 shares issuable upon exercise of warrants. The address of Mr. Sculley is c/o Sculley Brothers, 90 Park Avenue, New York, NY 10016.

(10)
Includes (a) 25,000 shares issuable upon exercise of vested options to Mr. LaPides, (b) 392,931 shares and 72,925 shares issuable upon exercise of warrants beneficially owned by LBLEventures LLC, of which Mr. LaPides is a member and (c) 125,000 shares beneficially owned by LaPides Family Trust, of which Mr. LaPides is the trustee. Mr. LaPides shares dispositive and voting control over the shares held by LBLEventures and the LaPides Family Trust. Mr. LaPides disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. LaPides is c/o Snow Valley, Inc., 16200 Branch Court, Upper Marlboro, MD 20774.

(11)
Includes (a) 25,000 shares issuable upon exercise of vested options (b) 57,516 shares issuable upon exercise of warrants and (c) 170,699 shares and 66,999 shares issuable upon exercise of warrants beneficially owned by Brind Investment Partners II, of which Mr. Brind is a Partner, and as to which shares Mr. Brind shares dispositive and voting control. Mr. Brind disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Brind is c/o Brind Investment Partners II, 1926 Arch Street, Philadelphia, PA 19103.

(12)	Includes 438,774 shares issuable upon exercise of vested options.

(13)	Includes 194,531 shares issuable upon exercise of vested options.

(14)
Includes (a) 20,000 shares issuable upon exercise of vested options and (b) 10,000 shares issuable upon exercise of warrants beneficially owned by Jack Kemp Family Trust. The address of Mr. Kemp is 1701 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20006.

(15)	Includes 1,214,737 shares of common stock issuable upon exercise of vested options and 1,294,037 shares issuable upon exercise of warrants.

Description of our capital stock

Upon completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, with a par value of $0.01 per share and 10,000,000 shares of undesignated capital stock, with a par value of $0.01 per share. Our authorized capital stock currently consists of 99,440,000 shares of common stock, with a par value of $0.01 per share, and 34,715,228 shares of preferred stock, with a par value of $0.01 per share. As of September 30, 2002, there were 32,001,187 shares of our common stock outstanding, held of record by 97 stockholders. As of September 30, 2002, we had outstanding an aggregate of 21,428,935 shares of convertible preferred stock consisting of (i) 668,782 shares of series A preferred stock, held of record by two stockholders, (ii) 2,282,684 shares of series B preferred stock, held of record by two stockholders, (iii) 6,575,796 shares of series C preferred stock, held of record by ten stockholders, (iv) 3,878,720 shares of series D preferred stock, held of record by ten stockholders, (v) 6,083,488 shares of Series D-1 preferred stock, held of record by 11 stockholders, (vi) 416,667 shares of series D-2 preferred stock held of record by seven stockholders, (vi) 792,775 shares of series D-3 preferred stock held of record by six stockholders and (viii) 730,023 shares of series D-4 preferred stock held of record by eight stockholders. Effective October 13, 2000, we declared a two-for-one stock split in the form of a stock dividend payable to the stockholders of record of our common stock. Effective October 23, 2001, we declared a five-for-four stock split in the form of a stock dividend payable to stockholders of record of our common stock. All outstanding shares of preferred stock will be automatically converted into an aggregate of 29,990,620 shares of common stock and warrants to acquire preferred stock will automatically be converted into warrants to acquire 1,989,949 shares of common stock upon the closing of this offering. After this offering, we will have outstanding                 shares of common stock if the underwriters do not exercise their over-allotment option, or                 shares of common stock if the underwriters exercise their over-allotment option in full.

The following is a description of our capital stock.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the board of directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution, or winding up of the affairs of our company, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to stockholders, subject to the rights of the holders of any outstanding shares of preferred stock. Our common stock has no preemptive, redemption, conversion or subscription rights. Piper Rudnick LLP, our counsel, has opined that the shares of common stock to be issued by us in this offering, when issued and sold in the manner described in the prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

UNDESIGNATED CAPITAL STOCK

Pursuant to our certificate of incorporation to be in effect upon the closing of this offering, our board of directors will be authorized, without any action by our stockholders, to designate and issue capital stock in one or more series and to fix the designation, powers, preferences and rights of each series, and any

Description of our capital stock

qualifications, limitations or restrictions on each such series. We cannot predict the effect of the issuance of any of these shares upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of this stock. However, the effects might include, among other things:

➢	impairing dividend rights of our common stock;

➢	diluting the voting power of our common stock;

➢	impairing the liquidation rights of our common stock; and

➢	delaying or preventing a change in control of us without further action by our stockholders.

We have no present plans to issue any shares of our undesignated capital stock following this offering.

WARRANTS

As of September 30, 2002, warrants to purchase 1,245,724 shares of our common stock were outstanding, not including warrants to purchase shares of preferred stock, of which 911,941 expire if not exercised in connection with the closing of this offering. These warrants generally expire five years from the date of issue.

REGISTRATION RIGHTS

After this offering, the holders of approximately 58,424,559 shares of common stock and rights to acquire common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and to include shares of common stock therein. Additionally, the holders of at least a majority of the common stock issuable upon conversion of series B, series C, series D and series D-1 shares, voting together as a single class, may require us on up to three occasions to file a registration statement under the Securities Act with respect to their shares of common stock, provided that the aggregate offering price would exceed $2,000,000. We must pay for all expenses in connection with these registrations, other than underwriters’ discounts and commissions. We are required to use our best efforts to effect any such registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. Under these registration rights (i) we are not required to effect a registration within six months after the effective date of any other registration statement of our company, (ii) the underwriters of an offering may limit the number of shares included in the registration and (iii) we have the right not to effect a requested registration within 180 days following an offering of our securities on Form S-1, including this offering, or if in our good faith judgment it would be seriously detrimental to us to do so.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE GENERAL CORPORATION LAW

General.    Some provisions of our certificate of incorporation and bylaws and Delaware law could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult, including:

➢	an acquisition of us by means of a tender or exchange offer;

➢	an acquisition of us by means of a proxy contest or otherwise; or

➢	the removal of a majority or all of our incumbent officers and directors.

Description of our capital stock

These provisions, which are summarized below, are likely to discourage some types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Election and removal of directors.    Our certificate of incorporation and bylaws contain provisions that effectively restrict the ability of our stockholders to remove directors without a showing of cause. In addition, our bylaws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by a majority of the directors then in office (even though less than a quorum is then in office) or by the sole remaining director.

Stockholder meetings.    Under our certificate of incorporation and bylaws, only the chairman of the board, the chief executive officer, the president or a majority of the board of directors may call special meetings of stockholders. Stockholders are not permitted to call special meetings or demand that a special meeting be called by us.

Requirements for advance notification of stockholder nominations and proposals.    Our bylaws to be in effect upon completion of this offering establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

Elimination of stockholder action by written consent.    Our certificate of incorporation to be in effect upon completion of this offering will eliminate the right of stockholders to act by written consent without a meeting.

No cumulative voting.    Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated capital stock.    The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

LIMITATION OF LIABILITY

As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

➢	for any breach of the director’s duty of loyalty to us or our stockholders;

➢	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

Description of our capital stock

➢	under Section 174 of the Delaware general corporation law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

➢	for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation and bylaws also provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware general corporation law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware general corporation law. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

STOCK TRANSFER AGENT

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Shares eligible for future sale

After this offering, we will have              shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have              shares of common stock outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below.

The remaining         %, or              shares of common stock outstanding after this offering, will be restricted shares under the terms of the Securities Act, of which              shares are subject to lock-up agreements as described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Giving effect to the lock-up agreements described below, these restricted shares will be available for resale in the public market as follows:

Number of Shares	Date of First Availability for Resale

0	Immediately after the date of this prospectus

90 days after the date of this prospectus

After 180 days from the date of the prospectus subject, in some cases, to volume limits.

Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

RULE 144

In general, under Rule 144, beginning 90 days after the effective date of the offering, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

➢	one percent of the then outstanding shares of our common stock, or shares immediately after this offering; or

➢	the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities.

Under Rule 144(k), a stockholder who is not, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described begin when the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Shares eligible for future sale

REGISTRATION RIGHTS

We have entered into an investor rights agreement with some of our stockholders, who will own an aggregate of 58,424,583 shares of our common stock following this offering. These stockholders have registration rights which, upon exercise, require us to file registration statements covering the sale of their shares of common stock and to include the sale of their shares in registration statements covering our sale of shares to the public. See “Description of our capital stock—Registration Rights.”

STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 11,992,425 shares of our common stock underlying outstanding stock options or reserved for issuance under our stock plan. These registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements described below.

We also intend to file a registration statement under the Securities Act immediately upon the closing of this offering to register the sale of shares of our common stock for issuance under our employee stock purchase plan.

LOCK-UP AGREEMENTS

All of our officers and directors and stockholders have agreed that they will not, without the prior written consent of UBS Warburg LLC, sell or otherwise dispose of any shares of our capital stock held by them or any securities convertible into or exchangeable for any of our capital stock held by them for a period of 180 days from the effective date of this registration statement.

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp., Thomas Weisel Partners LLC and Janney Montgomery Scott LLC are the representatives of the underwriters.

Underwriters	Number of shares

UBS Warburg LLC
CIBC World Markets Corp.
Thomas Weisel Partners LLC
Janney Montgomery Scott LLC

Total

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional              shares at the initial public offering price less the underwriting discounts and commissions. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $            . Expenses include the Securities and Exchange Commission and NASD filing fees, Nasdaq National Market listing fees, printing, legal, accounting, transfer agent and registrar fees, and other miscellaneous fees and expenses.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

All of our directors and officers and certain stockholders, who collectively hold approximately         % of our common stock immediately upon the closing of this offering, have agreed with the underwriters not

Underwriting

to sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of, directly or indirectly, or file a registration statement with the SEC under the Securities Act in respect of, any of our common stock or securities convertible into or exchangeable for shares of common stock (other than any shares they purchase in the offering) during the period from the date of this prospectus through the date ending 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC.

At our request, certain of the underwriters have reserved for sale, at the initial public offering price, up to shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price will include:

➢	the information set forth in this prospectus and otherwise available to the representatives;

➢	the history and the prospects for the industry in which we compete;

➢	the ability of our management;

➢	our prospects for future earnings, the present state of our development, and our current financial position;

➢	the general condition of the securities markets at the time of this offering; and

➢	the recent market prices of, and demand for, publicly traded common stock of comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. The underwriters have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in such stabilizing transactions. These transactions may also include short sales and purchases or cover positions created by short sales.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either “covered short sales” or “naked short sales.” Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider among other things, the price of the shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchased in the offering.

Underwriting

A syndicate covering transaction is a bid for, or the purchase of, our common stock on behalf of the underwriters to reduce a syndicate short position. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. However, they must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

A stabilizing bid is a bid for, or the purchase of, shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain, or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, the underwriters may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

Legal matters

Piper Rudnick LLP will pass upon the validity of the shares of common stock on our behalf. Selected legal matters relating to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP.

Experts

Our consolidated financial statements and schedule as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein and upon their authority as experts in accounting and auditing.

The financial statements of GadgetSpace as of March 31, 2001, and for the year ended March 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon their authority as experts in accounting and auditing.

The consolidated financial statements of Reason, Inc. as of December 31, 2000 and 2001, included in this prospectus have been audited by Arthur Andersen LLP, independent accountants. The consolidated

Experts

financial statements have been included in reliance upon the authority of the firm as experts in accounting and auditing. Prior to the date of this prospectus, the partners of Arthur Andersen LLP who reviewed our most recent audited financial statements have resigned from Arthur Andersen LLP. We have been unable to obtain Arthur Andersen LLP’s written consent to the inclusion in the registration statement of its audit report with respect to our financial statements. Accordingly, we have dispensed with the requirement to file their consent in reliance upon Rule 437(a) of the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

The consolidated financial statements of Simplexity as of December 31, 2001, and for the year ended December 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants appearing elsewhere herein, upon their authority as experts in accounting and auditing.

The financial statements of Simplexity, Inc. at December 31, 2000 and for the year ended December 31, 2000, and for the cumulative period from October 27, 1998 (inception) to December 31, 2000, included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN OUR CERTIFYING ACCOUNTANTS

On March 7, 2002, the board of directors, upon recommendation of the audit committee of our board of directors, appointed KPMG LLP to serve as our independent public accountants for the fiscal years ended December 31, 1999, 2000 and 2001, replacing Arthur Andersen LLP which had previously served as our independent public accountant. Our engagement of Arthur Andersen LLP, which had served as our independent auditor for the year ended December 31, 2000, was terminated on March 7, 2002.

Arthur Andersen LLP’s report on our financial statements for the year ended December 31, 2000 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2000 through the date of termination, except for the item disclosed below, there were no disagreements with Arthur Andersen LLP on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreements in connection with Arthur Andersen LLP’s report.

Our board of directors was notified of a disagreement between Arthur Andersen LLP and us relating to the application of accounting principles with regards to our timing of revenue recognition on commissions earned. We ultimately adopted an accounting treatment consistent with Arthur Andersen LLP’s position. We have authorized Arthur Andersen LLP to respond fully to the inquiries of our successor accountant concerning this matter.

We have provided Arthur Andersen LLP with a copy of the foregoing statements and requested that they furnish us with a letter addressed to the SEC stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree.

Where you can find additional information

We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information that we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC’s Internet site is http://www.sec.gov.

Index to financial statements

Page

InPhonic, Inc. and subsidiaries

Independent auditors’ report	F-3

Consolidated balance sheets as of December 31, 2000 and 2001 and June 30, 2002 (unaudited)	F-4

Consolidated statements of operations for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2001 and June 30, 2002 (unaudited)	F-5

Consolidated statements of changes in stockholders’ deficit for the years ended December 31, 1999, 2000 and 2001	F-6

Consolidated statements of cash flows for the years ended December 31, 1999, 2000, and 2001 and for the six months ended June 30, 2001 and June 30, 2002 (unaudited)	F-8

Notes to consolidated financial statements	F-9

GadgetSpace, Inc.

Independent auditors’ report	F-32

Balance sheet as of March 31, 2001	F-33

Statement of operations for the year ended March 31, 2001	F-34

Statement of stockholders’ deficit for the year ended March 31, 2001	F-35

Statement of cash flows for the year ended March 31, 2001	F-36

Notes to consolidated financial statements	F-37

Reason, Inc.

Report of Independent Public Accountants	F-45

Balance sheets as of December 31, 2001 and 2000	F-46

Statements of operations for the years ended December 31, 2001 and 2000 and the period from November 24, 1998 through December 31, 2001	F-47

Statements of mandatorily redeemable, convertible preferred stock and shareholders’ deficit for the years ended December 31, 2001 and 2000 and the period from Inception (November 24, 1998) to December 31, 2001
F-48

Statements of cash flows for the years ended December 31, 2001 and 2000 and the period from Inception (November 24, 1998) through December 31, 2001	F-49

Notes to consolidated financial statements	F-50

INPHONIC, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
InPhonic, Inc.:

We have audited the accompanying consolidated balance sheets of InPhonic, Inc. and subsidiaries (the “Company”) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InPhonic, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia
July 24, 2002

INPHONIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,		June 30, 2002
	2000	2001
			(unaudited)

Assets
Current assets:
Cash and cash equivalents	$2,524,349	$13,936,248	$10,051,028
Accounts receivable	164,418	6,112,489	10,163,587
Inventory	99,206	961,295	860,085
Prepaid expenses	84,629	372,955	794,632
Deferred costs	113,442	2,049,304	—

Total current assets	2,986,044	23,432,291	21,869,332
Restricted cash and cash equivalent	—	202,500	552,500
Property and equipment, net	744,770	1,628,015	3,703,626
Acquired intangible assets, net	—	3,436,715	11,248,090
Deposits and other assets	69,628	221,487	452,894

Total assets	$3,800,442	$28,921,008	$37,826,442

Liabilities, redeemable preferred stock and stockholders’ deficit
Current liabilities:
Lines of credit	$952,257	$1,406,141	$2,480,405
Promissory note payable	—	—	206,545
Accounts payable	1,080,937	4,387,972	4,414,360
Accrued payroll and vacation	395,926	1,182,907	1,574,396
Accrued expenses	591,414	3,245,181	4,997,481
Deferred revenue	576,847	12,337,310	2,386,761

Total current liabilities	3,597,381	22,559,511	16,059,948
Subordinated notes payable	—	2,212,518	2,296,777

Total liabilities	3,597,381	24,772,029	18,356,725

Commitments and contingencies
Redeemable preferred stock:
Series D and D-1 redeemable convertible preferred stock, $0.01 par value; no shares authorized issued or outstanding at December 31, 2000; 20,000,000 shares authorized, 9,962,208 shares issued and outstanding at December 31, 2001 and June 30, 2002 (unaudited); liquidation preference of approximately $15,183,000 at December 31, 2001 and $15,800,000 at June 30, 2002 (unaudited)	—	11,300,624	12,499,856
Warrants to purchase Series D and D-1 redeemable convertible preferred stock	—	3,196,187	3,196,187
Series C redeemable convertible preferred stock, $0.01 par value; 7,870,903 shares authorized at December 31, 2000, 7,273,762 shares authorized at December 31, 2001 and June 30, 2002 (unaudited); 5,830,174, 6,575,796 and 6,575,796 shares issued and outstanding at December 31, 2000, December 31, 2001 and June 30, 2002 (unaudited), respectively; liquidation preference of approximately $7,887,000 at December 31, 2001 and $8,249,000 at June 30, 2002 (unaudited)	5,694,724	7,077,379	8,521,888
Warrants to purchase Series C redeemable convertible preferred stock	448,391	611,922	611,922
Series B redeemable convertible preferred stock, $0.01 par value; 2,282,684 shares authorized, issued and outstanding at December 31, 2000 and 2001 and June 30, 2002 (unaudited); liquidation preference of approximately $3,051,500 at December 31, 2001 and $3,207,000 at June 30, 2002 (unaudited)	2,669,328	3,312,204	4,119,714

Total redeemable preferred stock	8,812,443	25,498,316	28,949,567

Stockholders’ deficit:
Series D-3 convertible preferred stock, $0.01 par value; no shares authorized issued or outstanding at December 31, 2000 and 2001; 2,000,000 shares authorized, 792,775 issued and outstanding at June 30, 2002 (unaudited); liquidation preference of approximately $889,000 at June 30, 2002 (unaudited)	—	—	2,132,601
Series D-2 convertible preferred stock, $0.01 par value; no, 1,000,000 and 550,000 shares authorized at December 31, 2000 and 2001 and June 30, 2002 (unaudited), respectively; no shares issued or outstanding at December 31, 2000, 416,667 issued and outstanding at December 31, 2001 and June 30, 2002 (unaudited); liquidation preference of approximately $1,058,000 at December 31, 2001 and $1,110,000 at June 30, 2002 (unaudited)	—	687,500	687,500
Series A convertible preferred stock, $0.01 par value; 668,782 shares authorized, issued and outstanding at December 31, 2000 and 2001 and June 30, 2002 (unaudited); liquidation preference of $500,000 at December 31, 2000 and 2001 and June 30, 2002 (unaudited)	500,000	500,000	500,000
Common stock, $0.01 par value; 60,000,000, 87,500,000 and 97,500,000 shares authorized (unaudited), respectively; 23,188,124, 26,943,190 and 31,898,727 shares issued and outstanding at December 31, 2000 and 2001 and June 30, 2002 (unaudited), respectively	58,472	90,113	133,739
Additional paid-in capital	1,203,292	8,052,728	21,693,049
Note receivable from stockholder	—	(1,000,000)	(1,000,000)
Accumulated deficit	(10,371,146)	(29,679,678)	(33,626,739)

Total stockholders’ deficit	(8,609,382)	(21,349,337)	(9,479,850)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$3,800,442	$28,921,008	$37,826,442

See accompanying notes to consolidated financial statements.

INPHONIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,			Six months ended June 30,
	1999	2000	2001	2001	2002
				(unaudited)

Revenues:
Wireless device and service activation	$—	$498,854	$9,292,062	$1,727,226	$37,207,201
Communication software and services	—	—	3,791,638	—	3,893,242

Total revenues	—	498,854	13,083,700	1,727,226	41,100,443

Cost of revenues:
Wireless device and service activation	—	504,245	6,966,217	1,134,305	14,827,495
Communication software and services	—	—	3,118,575	—	2,666,194

Total cost of revenues	—	504,245	10,084,792	1,134,305	17,493,689

Gross profit	—	(5,391)	2,998,908	592,921	23,606,754

Operating expenses:
General and administrative, excluding stock-based compensation	903,993	4,540,207	12,906,810	4,330,815	10,117,877
Sales and marketing	—	3,302,923	5,022,974	1,167,295	5,601,476
Depreciation and amortization	—	60,210	487,015	169,247	1,310,432
Impairment of goodwill and intangibles	—	—	—	—	3,314,563
Stock-based compensation	—	947,318	1,696,671	364,256	3,466,824

Total operating expenses	903,993	8,850,658	20,113,470	6,031,613	23,811,172

Loss from operations	(903,993)	(8,856,049)	(17,114,562)	(5,438,692)	(204,418)

Other income (expense):
Interest income	3,350	115,699	155,344	46,647	92,860
Interest expense	—	(93,522)	(299,872)	(57,433)	(384,252)

Total other income (expense)	3,350	22,177	(144,528)	(10,786)	(291,392)

Net loss	(900,643)	(8,833,872)	(17,259,090)	(5,449,478)	(495,810)
Preferred stock dividends and accretion to preferred redemption values	—	(636,631)	(2,049,442)	(674,389)	(3,451,251)

Net loss attributable to common stockholders	$(900,643)	$(9,470,503)	$(19,308,532)	$(6,123,867)	$(3,947,061)

Basic and diluted net loss per share	$(0.04)	$(0.42)	$(0.81)	$(0.26)	$(0.12)

Basic and diluted weighted average shares outstanding	21,250,000	22,678,961	23,757,845	23,263,627	31,989,737

See accompanying notes to consolidated financial statements.

INPHONIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series D-2 convertible preferred stock		Series A convertible preferred stock
	Shares	Amount	Shares	Amount

Balance at January 1, 1999	—		$—	$
Issuance of common stock	—	—	—		—
Net loss	—	—	—		—

Balance, December 31, 1999	—	—	—		—
Issuance of restricted stock to non-employee	—	—	—		—
Compensation expense on restricted stock and options granted to non-employees	—	—	—		—
Issuance of Series A preferred stock	—	—	668,782		500,000
Issuance of common stock for investment services in connection with the issuance of Series B preferred stock	—	—	—		—
Dividends and accretion on redeemable preferred stock	—	—	—		—
Net loss	—	—	—		—

Balance at December 31, 2000	—	—	668,782		500,000
Issuance of Series D-2 preferred stock and common stock in connection with acquisition	416,667	687,500	—		—
Warrants issued in connection with long-term debt	—	—	—		—
Loan to stockholder	—	—	—		—
Issuance of common stock under anti-dilution provisions	—	—	—		—
Issuance of restricted stock to non-employee	—	—	—		—
Compensation expense on restricted stock and options granted to non-employees	—	—	—		—
Dividends and accretion on redeemable preferred stock	—	—	—		—
Net loss	—	—	—		—

Balance at December 31, 2001	416,667	$687,500	668,782		$500,000

See accompanying notes to consolidated financial statements.

INPHONIC, INC. AND SUBSIDIARIES

Common stock
			Additional paid-in	Stockholder note	Accumulated
Shares	Amount		capital	receivable	deficit	Total

—	$		$—	$—	$—	$—
21,250,000		45,000	—	—	—	45,000
—		—	—	—	(900,643)	(900,643)

21,250,000		45,000	—	—	(900,643)	(855,643)
590,892		—	—	—	—	—

—		—	947,318	—	—	947,318
—		—	—	—	—	500,000

1,347,232		13,472	255,974	—	—	269,446
—		—	—	—	(636,631)	(636,631)
—		—	—	—	(8,833,872)	(8,833,872)

23,188,124		58,472	1,203,292	—	(10,371,146)	(8,609,382)

2,996,031		29,960	4,164,483	—	—	4,881,943
—		—	851,963	—	—	851,963
—		—	—	(1,000,000)	—	(1,000,000)
168,143		1,681	136,319	—	—	138,000
590,892		—	—	—	—	—

—		—	1,696,671	—	—	1,696,671
—		—	—	—	(2,049,442)	(2,049,442)
—		—	—	—	(17,259,090)	(17,259,090)

26,943,190		$90,113	$8,052,728	$(1,000,000)	$(29,679,678)	$(21,349,337)

INPHONIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,			Six months ended June 30,
	1999	2000	2001	2001	2002
				(unaudited)

Cash flows from operating activities:
Net loss	$(900,643)	$(8,833,872)	$(17,259,090)	$(5,449,478)	$(495,810)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	—	60,210	487,015	169,247	1,310,432
Impairment of Goodwill and Intangibles	—	—	—	—	3,314,563
Non-cash interest expense	—	—	68,180	—	149,983
Stock-based compensation	—	947,318	1,696,671	364,256	3,466,824
Changes in operating assets and liabilities, net of assets received from business acquisition:
Accounts receivable	(6,109)	(158,309)	(5,948,071)	(2,123,075)	(3,681,779)
Inventory	—	(99,206)	(862,089)	(208,279)	101,210
Prepaid expenses	—	(84,629)	(238,326)	(37,544)	(421,677)
Deferred costs	—	(113,442)	(1,935,862)	(614,603)	2,049,304
Deposits and other assets	(5,025)	(64,603)	(151,859)	(24,428)	(168,938)
Accounts payable	128,673	952,264	3,307,035	1,195,996	21,308
Accrued payroll	—	395,925	786,983	154,835	391,489
Accrued expenses	6,109	585,307	2,653,764	128,204	(1,325,596)
Deferred revenue	—	576,846	11,760,464	3,688,458	(9,950,549)

Net cash used in operating activities	(776,995)	(5,836,191)	(5,635,185)	(2,756,411)	(5,239,236)

Cash flows from investing activities:
Cash received from business acquisition	—	—	1,127,448	—	2,540,848
Note receivable from stockholder	—	—	(1,000,000)	—	—
Purchases of property and equipment		(804,980)	(1,102,480)	(453,989)	(1,323,052)
Purchase of restricted cash and cash equivalent		—	(202,500)	—	(350,000)

Net cash provided by (used in) investing activities	—	(804,980)	(1,177,532)	(453,989)	867,796

Cash flows from financing activities:
Net borrowings under lines of credit	696,677	255,580	485,185	669,961	563,675
Repayment of promissory note	—	—	—	—	(77,455)
Proceeds from the issuance of subordinated notes, net of costs	—	—	2,965,000	—	—
Proceeds from issuance of Series D and D-1 Stock, net of costs	—	—	13,988,933	—	—
Proceeds from exercise of Series D and D-1 warrants	—	—	10,498	—	—
Proceeds from issuance of Series C Stock	—	5,984,852	775,000	775,000	—
Proceeds from issuance of Series B Stock	—	2,460,406	—	—	—
Proceeds from subscription on Series A Stock	500,000	—	—	—	—
Proceeds from issuance of common stock	45,000	—	—	—	—

Net cash provided by financing activities.	1,241,677	8,700,838	18,224,616	1,444,961	486,220

Net increase (decrease) in cash and cash equivalents	464,682	2,059,667	11,411,899	(1,765,439)	(3,885,220)
Cash and cash equivalents, beginning of year	—	464,682	2,524,349	2,524,349	13,936,248

Cash and cash equivalents, end of year	$464,682	$2,524,349	$13,936,248	$758,910	$10,051,028

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest	$—	$53,857	$231,669	$57,411	$234,269
Income taxes	—	—	—	—	—
Supplemental disclosure of noncash activities:
Conversion of Bridge Loan and accrued interest	$—	$2,164,666	$—	$—	$—
Issuance of Series A Stock under subscription agreement	—	500,000	—	—	—
Issuance of common stock in business acquisition	—	—	4,194,443	—	12,228,099
Issuance of Series D-2 Stock in business acquisition	—	—	687,500	—	—
Issuance of Series D-2 Stock in business acquisitions	—	—	—	—	2,320,662
Preferred stock dividends and accretion to redemption value	—	636,631	2,049,442	674,389	3,451,251

See accompanying notes to consolidated financial statements.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1999, 2000, and 2001

1.    THE COMPANY

(a)    Description of the business

InPhonic, Inc. (InPhonic or the Company) is a leading provider of wireless voice and data communications solutions to enterprises, online businesses, national retailers and end-users. The Company creates and manages online platforms for its customers to enable their end-users, including employees, members and customers, to purchase wireless devices and services. The Company also sells communication software and services to enterprises and end-users.

The Company was originally incorporated on January 27, 1997, as DASCOM PCS and changed its name to InPhonic, Inc. on October 26, 1999. The Company began its operations in 1999 as a predecessor company with common ownership, Sterling Communications, Inc. On December 27, 1999, the stock of Sterling Communications, Inc. was contributed to InPhonic and Sterling Communications, Inc. was ultimately dissolved. This transaction was accounted for as a reorganization of companies under common control. All assets and liabilities were transferred at the historical cost basis.

(b)    Basis of consolidation

The consolidated financial statements include the accounts of InPhonic, Inc. and its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

(c)    Risk and uncertainties

The Company’s operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial resources, rapid technological changes, the need to retain key personnel and protect intellectual property and the availability of additional capital financing on terms acceptable to the Company.

The Company has incurred losses from operations since inception of approximately $30 million and operating cash flow deficits in 1999, 2000 and 2001. To date, management has relied on debt and equity financings to fund its operating deficit. Subsequent to December 31, 2001, the Company raised additional funds through an equity financing (see note 12). The Company may require additional financing to fund future operations.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

(a)    Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant management estimates include the fair value of the common and preferred stock, the useful life of intangible assets, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(b)    Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2000 and 2001, cash and cash equivalents consisted primarily of investments in money market demand deposits. The Company maintains bank accounts with high quality federally insured financial institutions. At times, balances at each bank may exceed insured limits.

(c)    Concentrations

Financial instruments that potentially subject the Company to a concentration of credit risk consist of accounts receivable. The Company extends credit to wireless network carriers (carriers) on an unsecured basis in the normal course of business. As of December 31, 2000, one carrier accounted for 93% of accounts receivable, and as of December 31, 2001, two carriers accounted for 71% of accounts receivable. Subsequent to year-end, substantially all of these accounts receivable amounts were collected. For the years ended December 31, 2000 and 2001 revenues from two carriers exceeded 10% of the Company’s total revenues. For the year ended December 31, 2001 revenues from one communications software and services customer exceeded 10% of total revenue. For the year ended December 31, 2000, a related party accounted for 30% of total revenues (see note 10).

Revenues from each customer which exceeded 10% of the Company’s total revenues for the years ended December 31, 2000 and 2001 are as follows:

	2000	2001

Customer A (carrier)	12%	16%
Customer B (carrier)	—	16%
Customer C (communications software and services)	—	26%
Customer D (carrier)	17%	—

(d)    Inventory

Inventory consists primarily of wireless devices and its carrying value is stated at the lower of cost or market value. Cost is determined using a method which approximates the first-in-first-out method.

(e)    Impairment of long-lived assets and long-lived assets to be disposed of

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(f)    Revenue recognition

Revenues were generated from the sale of wireless devices and accessories, from commissions earned from wireless network carriers, from the sale of communication software and services, and in 2000, from product fulfillment services performed for a related party (see note 10).

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company recognizes revenues from product sales, net of any customer rebates, when the right to return the product has expired, generally 30 days from the shipment of the product to the end user. The Company also generates commissions from wireless network carriers for the activation of services for end-users. These commissions are subject to refund if the end-user terminates services prior to a specified time, generally 90 to 180 days from the activation of the wireless device to the end-user. Through December 31, 2001, the Company did not have sufficient history to estimate the amount of commissions to be refunded. Therefore, the Company recognizes these commissions when the obligation to refund the commission to the wireless network carriers expires. The Company recognized revenues for fulfillment services upon fulfillment of the device to the end-user. The Company records the amounts that are received prior to revenue recognition as deferred revenue.

(g)    Cost of revenues

The cost of wireless device and service activation revenues consists of the cost of the wireless devices and accessories and related shipping charges. To the extent product revenues are deferred, the related product costs are accounted for as deferred costs in the accompanying financial statements. The cost of communication software and services revenues consist primarily of vendor costs for operating the Company’s platform.

(h)    General and administrative expenses

General and administrative expenses consist primarily of salaries, benefits, and related costs for executives, finance and administrative, fulfillment, customer service and information services personnel.

(i)    Website and other internal software development costs

The Company accounts for the costs relating to the development of its website and other software developed for internal use in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No. 00-2, Accounting for Web Site Development Costs.

The Company began developing its website in 1999. Web development costs consist of internal and external costs incurred to purchase and implement the web software and enhancements to the functionality of the web software, used in the Company’s business. The Company capitalized a total of approximately $40,000 and $175,000 during 2000 and 2001, respectively relating to the development of the web site. In addition, during 2001, the Company capitalized approximately $131,000 of costs incurred to develop certain internal use software. The Company is amortizing these web site and internal use software costs over a period of 18 months. These costs are included in depreciation and amortization in the accompanying statements of operations. Accumulated amortization on the web-site and other internal use software development costs was approximately $9,000 and $114,000 at December 31, 2000 and 2001, respectively.

(j)    Sales and marketing expenses

Sales and marketing expenses consist primarily of fees paid to online distribution channel partners for the joint marketing of the Company’s products as well as outside telemarketing fees. These expenses are recognized as incurred except for advance payments under contracts with certain online distribution channel partners for specified future services, which are deferred and recognized on a straight-line basis over the life of the contract, generally three months to two years.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(k)    Depreciation and amortization

Property and equipment is depreciated over the estimated useful life of the asset on a straight-line basis over periods of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives or the terms of the lease.

(l)    Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m)    Stock option plan

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25, issued in March 2000, to account for its equity grants to employees. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. All equity-based awards granted to non-employees are accounted for at fair value in accordance with SFAS No. 123.

(n)    Earning (loss) per share

Basic and diluted earnings and loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Basic earnings or loss per share is computed using the sum of the weighted-average number of outstanding shares of common stock. Diluted earnings or loss per share is computed in a manner similar to that used for basic earnings per share after giving effect to the dilutive effects of the exercise of stock options, the exercise of stock warrants, unvested restricted stock and the conversion of convertible preferred stock. Potentially dilutive securities have been excluded from the Company’s diluted loss per share computations as their inclusion would be anti-dilutive for periods in which the Company reports losses.

(o)    Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and amounts included in other current assets and liabilities that meet the definition of a financial instrument approximate fair value because of the short-term nature of these amounts. The fair values of the lines of credit and the subordinated notes payable approximate the carrying values, and are estimated by discounting the future cash flows of the debt at rates currently offered to the Company for similar debt instruments of comparable terms and maturities.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(p)    New accounting pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, (SFAS No. 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no  longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121 and subsequently, SFAS No. 144 after its adoption.

The Company adopted the provisions of SFAS No. 141 as of July 1, 2001, and SFAS No. 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in a purchase business combination completed after June 30, 2001, but before SFAS No. 142 is adopted in full, are not amortized. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized and tested for impairment prior to the full adoption of SFAS No. 142.

Upon adoption of SFAS No. 142, the Company is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company will then have up to six months from January 1, 2002 to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the transitional impairment test. The second step is required to be completed as soon as possible, but no later than the end of the year of adoption. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company’s statement of income.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of the date of adoption of SFAS No. 142, the Company expects to have no unamortized goodwill and unamortized identifiable intangible assets in the amount of approximately $3.4 million, all of which will be subject to the transition provisions of SFAS No. 142. There was no amortization expense related to goodwill for the years ended December 31, 1999, 2000, or 2001. The Company does not expect that the adoption of SFAS No. 142 will have a material impact on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on January 1, 2002.

3.    BUSINESS ACQUISITION

On December 3, 2001, the Company acquired certain assets and assumed certain obligations of GadgetSpace, Inc. (GadgetSpace) in a transaction accounted for using the “purchase” method of accounting in accordance with SFAS No. 141. The results of GadgetSpace’s operations have been included in the Company’s financial statements since that date. GadgetSpace is a wireless company that adds two-way messaging software and wireless data capabilities to the Company’s service offering.

The merger consideration for GadgetSpace consisted of 416,667 shares of Series D-2 Convertible Preferred Stock, valued at $687,500, and 2,996,031 shares of common stock valued at $4,194,443.

The estimated fair value of the assets acquired approximated the following:

Cash and other current assets	$1,178,000
Property and equipment	213,000
Software	3,204,000
Trademark	252,000
Customer contract	35,000

Total assets acquired	4,882,000
Less: liabilities	—

Aggregate purchase price	$4,882,000

The acquired software consists of a two-way data messaging technology. The value of the software, trademark and customer contract are being amortized over periods of five, four and five years, respectively.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following pro forma financial information was prepared as if the acquisition of GadgetSpace had occurred on April 1, 2000 (GadgetSpace’s inception). In the opinion of the Company’s management, all adjustments necessary to present fairly such information have been made based on the terms and structure of the transaction. The following information is presented for illustrative purposes only and does not necessarily represent the financial results that would have resulted had the acquisition actually occurred on the date indicated nor are the results indicative of the future results of operations or financial condition of the Company on a consolidated basis.

	Year ended December 31,
	2000	2001
	(unaudited)

Revenues	$530,784	$13,123,972
Operating loss	(10,519,802)	(20,161,177)
Net loss	(10,459,204)	(20,322,547)
Net loss attributable to common stockholders	(12,689,106)	(23,329,885)
Net loss per share—basic and diluted	$(0.49)	$(0.88)

Weighted average shares—basic and diluted	25,674,992	26,532,252

4.    PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consists of the following at:

	December 31,
	2000	2001

Property and equipment, net:
Furniture and fixtures	$294,095	$396,348
Software	43,238	712,489
Leasehold improvements	31,253	61,952
Computer and equipment	436,394	949,922

	804,980	2,120,711
Less accumulated depreciation and amortization	60,210	492,696

	$744,770	$1,628,015

5.    LONG-TERM DEBT

(a)    Lines of credit

At December 31, 2000, the Company maintained a revolving, operating line of credit and an equipment line of credit with a bank, which allowed for aggregate borrowing of $1,300,000. In January 2001, the bank increased the Company’s available operating and equipment lines of credit to $2,000,000 and $750,000, respectively. At December 31, 2000, the Company had outstanding $700,000 and $252,257 against the operating and equipment lines of credit, respectively. At December 31, 2001, the Company has outstanding $1,000,000 and $437,442 against the operating and equipment lines of credit, respectively, and the carrying value of the debt outstanding was approximately $1,406,000, net of unamortized discount of approximately $31,300.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The operating and equipment lines of credit bear interest at prime rate plus 0.5% and prime rate plus 1%, respectively. The bank’s prime rate at December 31, 2000 and 2001, was 9.5% and 4.75%, respectively. Outstanding amounts under the operating line of credit mature on January 8, 2002. Principal and accrued interest for each advance under the equipment line of credit and future draws of the operating line of credit are payable monthly over two years and mature on various dates between May 2, 2003 and January 19, 2004.

The Company is required by the bank credit facility to maintain a current ratio, as defined, of no less than 1.25 to 1. The Company is also required to meet certain minimum revenue and net income milestones. As of December 31, 2000, the Company was not in compliance with these financial covenants and received a waiver from the bank.

In March 2002, the Company entered into a new line of credit facility, replacing its previous facility. The new line of credit facility consists of a $3,000,000 revolving line of credit, and $1,818,000 of an equipment line of credit. Borrowings under the revolving line of credit in excess of $2,000,000 are subject to a monthly borrowing base consisting of up to 75% of eligible accounts receivable. The revolving line of credit matures on January 18, 2003. Approximately $426,000 of the borrowings under the equipment line of credit are due on April 19, 2003, and the remaining approximately $1,500,000 are due in 36 months from the date of the borrowing. The credit facility is secured by substantially all of the assets of the Company.

In connection with obtaining the credit facility in 2000, the Company issued a warrant to the bank to purchase 86,282 shares of common stock at $0.45 per share. In connection with the January 2001 increase in the available lines of credit, the Company issued to the bank an additional warrant to purchase 36,058 shares of common stock at $0.83 per share. Each warrant is immediately exercisable and has a term of five years. The estimated fair value of the warrants issued during 2000 and 2001 was approximately $11,000 and $16,000, respectively, using the Black-Scholes Model, and was not considered material to the financial statements.

(b)    Standby letters-of-credit

The Company had outstanding at December 31, 2001 approximately $202,500 of standby letters-of-credit in connection with certain lease obligations. The Company holds a certificate of deposit with a bank as collateral for this letter of credit, which has been classified as a restricted cash equivalent on the accompanying balance sheet.

(c)    Subordinated debt

In September 2001, the Company issued $3,000,000 of notes payable and incurred related issuance costs of approximately $35,000. The notes bear interest at 12%, are due in September 2006, and are subordinate to the lines of credit. The notes are collateralized by a second lien on all of the assets of the Company. The notes require the Company to maintain certain non-financial covenants.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In connection with the issuance of the subordinated notes, the Company issued warrants to purchase a total of 771,259 shares of common stock at $0.01 per share. Each warrant is immediately exercisable and has a term of ten years. The Company allocated $799,096 to the fair value of the warrants which is being amortizing using the effective interest method over the term of the subordinated notes. The fair value of the warrants was estimated using the Black-Scholes Model.

At December 31, 2001, the carrying value of the subordinated notes payable was approximately $2,213,000, net of the unamortized discount of approximately $787,000.

(d)    Maturities of long-term debt

The aggregate maturities of long-term debt at December 31, 2001, before unamortized discounts approximate the following:

December 31,
2002	$1,000,000
2003	437,442
2004	—
2005	—
2006	3,000,000
Thereafter	—

$4,437,442

6.    PREFERRED STOCK

(a)    Convertible preferred stock

Series A convertible preferred stock
In November 1999, a new investor contributed $500,000 to the Company. On January 7, 2000, the Company issued 668,782 shares of Series A Convertible Preferred Stock (Series A) to this investor as consideration for the contribution.

Series D-2 convertible preferred stock
On December 3, 2001, the Company issued to GadgetSpace, 416,667 shares of Series D-2 Convertible Preferred Stock, valued at $687,500, and 2,996,031 shares of common stock valued at $4,194,443, in connection with the acquisition of certain assets of GadgetSpace (see note 3).

(b)    Redeemable convertible preferred stock

Series B redeemable convertible preferred stock
On February 7, 2000, the Company issued 2,282,684 shares of Series B Redeemable Convertible Preferred Stock (Series B Stock) to new investors for total proceeds of approximately $2,550,000. Issuance costs of approximately $89,600 were paid in connection with the issuance of the Series B Stock and were offset against the Series B proceeds. In connection with the sale of Series B Stock, the Company issued 1,347,232 shares of common stock to an investment firm as consideration for investment services provided. The Company recorded costs of approximately $269,446 based on the estimated fair value of the common stock.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Commencing on February 7, 2005, holders of at least two-thirds of the shares of Series B Stock may require the Company to purchase all or part of the shares of the Series B Stock at a price per share equal to the greater of (i) 110% of the stated values plus all accrued and unpaid dividends through the date of the payment; (ii) the Company’s book value per share, as defined; and (iii) the fair market value of the Series B Stock, as established by a third-party appraiser. The Company records periodic accretion under the effective interest method on the Series B Stock to recognize the excess of the redemption value over the carrying value through February 6, 2005. As of December 31, 2000 and 2001, the accretion to the redemption value has been based on the estimated fair market value of the Series B Stock.

Series C redeemable convertible preferred stock
On July 21, 2000, the Company received a $2,125,000 convertible bridge loan (the Bridge Loan) from new and existing investors. The loan accrued interest at 8%. Upon the closing of the next round of financing, the outstanding balance plus accrued interest was convertible into shares of preferred stock, at a conversion rate based on the per share price of that round.

On October 13, 2000, the Company issued 5,830,174 shares of Series C Redeemable Convertible Preferred Stock (Series C Stock) for total proceeds of $6,059,883, which included the conversion of the $2,125,000 Bridge Loan and $39,666 of accrued interest, into 2,082,608 shares of Series C Stock. Issuance costs of approximately $75,000 were paid in connection with the Series C Stock and were offset against the Series C Stock proceeds.

On February 6, 2001, the Company issued 745,622 additional shares of Series C Stock for proceeds of approximately $775,000.

In connection with the October 13, 2000 and February 6, 2001, sales of the Series C Stock, the Company issued warrants to investors to purchase 511,111 and 186,405 shares, respectively, of shares of Series C Stock at an exercise price of $1.04 per share. The warrants are immediately exercisable and expire on February 8, 2006. The Company allocated $448,391 of the total proceeds to the warrants issued in 2000 and $163,531 to the warrants issued in 2001, based on the estimated fair value of the warrants using the Black-Scholes.

Commencing on October 13, 2005, holders of at least two-thirds of the shares of Series C Stock may require the Company to purchase all or part of the shares of the Series C Stock at a price per share equal to the greater of (i) 110% of the stated values plus all accrued and unpaid dividends through the date of the payment; (ii) the Company’s book value per share, as defined; and (iii) the fair market value of the Series C Stock, as established by a third-party appraiser. The Company records periodic accretion under the effective interest method on the Series C Stock to recognize the excess of the redemption price over the carrying value through February 6, 2005. As of December 31, 2000 and 2001, the redemption price is calculated based on 110% of the stated values plus all accrued and unpaid dividends through the date of the payment.

Series D and D-1 redeemable convertible preferred stock
On August 7, 2001, September 7, 2001 and October 10, 2001, the Company issued a total of 8,912,391 shares of Series D Redeemable Convertible Preferred Stock (Series D Stock) and Series D-1 Redeemable Convertible Preferred Stock (Series D-1 Stock) to new and existing investors, for total proceeds of approximately $14,611,000. Issuance costs of approximately $622,000 were paid in connection with the Series D and Series D-1 Stock and were offset against the Series D and Series D-1 Stock proceeds. At

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2001, there were outstanding, 3,878,720 and 6,083,488 shares of Series D and Series D-1 Stock, respectively.

In connection with the closing of the sale of the Series D and D-1 Stock, the Company issued warrants to investors to purchase 1,260,629 and 683,639 shares, respectively, of shares of Series D and D-1 Stock at an exercise price of $.01 per share. The warrants are immediately exercisable and have a term of seven years. In addition, the Company issued 168,144 shares of common stock to an investment firm as consideration for investment services provided. The Company allocated $2,072,351 and $1,123,836 of the total proceeds to the Series D and Series D-1 warrants, respectively, based on the estimated fair value of the warrants using the Black-Scholes, and allocated $138,000 of the proceeds to the estimated fair value of the common stock.

Commencing on August 7, 2006, holders of at least two-thirds of the shares of Series D and D-1 Stock may require the Company to purchase all or part of the shares of the Series D and D-1 Stock at a price per share equal to the fair market value of the Series D and D-1 Stock, as established by a third-party appraiser. The Company records periodic accretion under the effective interest method on the Series D and D-1 Stock to recognize the excess of the redemption price over the carrying value through August 7, 2006. As of December 31, 2001, the redemption price is calculated based on the stated value plus all accrued and unpaid dividends through the date of the payment.

Activity of the redeemable convertible preferred stock during the years ended December 31, 2000 and 2001 was as follows:

							Preferred stock warrants
	Series B stock		Series C stock		Series D, D-1 stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 1999	—	$—	—	$—	—	$—	$—
Issuance of Series B	2,282,684	2,190,960	—	—	—	—	—
Issuance of Series C	—	—	5,830,174	5,536,461	—	—	—
Warrants to purchase Series C	—	—	—	—	—	—	448,391
Accretion to preferred redemption value	—	478,368	—	158,263	—	—	—

Balance, December 31, 2000	2,282,684	2,669,328	5,830,174	5,694,724	—	—	448,391

Issuance of Series D, D-1	—	—	—	—	8,912,391	10,654,746	—
Issuance of Series C	—	—	745,622	611,469	—	—	—
Warrants to purchase Series D, D-1 stock	—	—	—	—	—	—	3,196,187
Exercise of warrants to purchase Series D, D-1	—	—	—	—	1,049,817	10,498	—
Warrants to purchase Series C	—	—	—	—	—	—	163,531
Accretion to preferred redemption value	—	642,876	—	771,186	—	635,380	—

Balance, December 31, 2001	2,282,684	$3,312,204	6,575,796	$7,077,379	9,962,208	$11,300,624	$3,808,109

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Activity of the warrants to purchase redeemable convertible preferred stock during the years ended December 31, 2000 and 2001 was as follows:

	Series C Stock		Series D, D-1 Stock
	Warrants	Exercise price	Warrants	Exercise price

Balance, January 1, 2000	—	—	—	—
Granted	511,111	$1.04	—	$—

Balance, December 31, 2000	511,111	1.04	—	—
Granted	186,405	1.04	1,944,268	0.01
Exercised	—	—	(1,049,817)	0.01

Balance, December 31, 2001	697,516	$1.04	894,451	$0.01

(c)    Convertible preferred stock and redeemable convertible preferred stock, rights and privileges

Dividends
The holders of the Series A shares are entitled to receive noncumulative dividends, if and when declared by the board of directors. The holders of the shares of Series B Stock, Series C Stock and Series D, D-1 and D-2 Stock are entitled to cumulative dividends at the annual rate of approximately $0.12, $0.11, $0.17, $0.17 and $0.25 per share, respectively, payable when declared by the board of directors. No dividends have been declared or paid through December 31, 2000 and 2001. In the event of the conversion of the Series D and D-1 Stock, the holders of such shares are entitled to receive, payable in kind or in cash, at the option of the Company, the respective cumulative dividends at the date of conversion.

Conversion
Each share of preferred stock is convertible, at any time, at the option of the holder into shares of the Company’s common stock at a specified conversion rate that is subject to adjustment. As of December 31, 2000 and 2001, each share of the Series A and Series B Stock was convertible into 2.5 shares of common stock, each share of Series C, D and D-1 was convertible into 1.25 shares of common stock, and each share of Series D-2 Stock was convertible into one share of common stock. All shares of (i) Series A, Series B, Series C and Series D, D-1 and D-2 Stock will automatically convert into shares of common stock (i) immediately prior to an initial public offering which generates net proceeds of at least $20 million, as defined, (ii) upon a written consent of at least two-thirds of the stockholders, or (iii) upon the sale of the Company for at least $20 million in cash or readily marketable securities.

Liquidation preference
In the event of liquidation, dissolution or winding up of the Company, the holders of Series A, Series B, Series C, Series D, Series D-1 and Series D-2 Stock are entitled to a liquidation preference over the holders of the Company’s common stock. The liquidation preference equals the original purchase price plus any cumulative unpaid dividends. The order of liquidation of the preferred stock is as follows: (i) Series D-2, Series D-1, and Series D (on a pro rata basis), (ii) Series C, (iii) Series B and (iv) Series A. After the holders of the Series A Stock are paid in full, the holders of the Series D-1 Stock get paid an additional 10% preference. After the holders of the Series D-1 Stock are paid the additional preference, the holders of all series of preferred stock, on an as converted basis, and common stock share equally in any remaining distribution.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Stockholder agreements
In connection with the preferred stock purchase agreements, stockholders of the Company entered into a Stockholder Agreement and Investor Rights Agreement (the Agreements). The Agreements govern all transactions of the Company’s common stock and preferred stock including but not limited to limitations on the sale, assignment, transfer, mortgage or other encumbrances of assets. Among other provisions, the Agreements specify stockholders’ rights of first refusal on offers to purchase common stock or future issuance of equity or debt securities, as well as registration rights for the shares of stock. The Agreements also specify voting procedures for the election of individuals to the Company’s board of directors. The preferred shareholders are entitled to vote on all matters based on the number of shares into which their preferred shares are convertible.

The Agreements required that certain restrictions be placed on 17,000,000 of the 21,250,000 shares of common stock originally issued to the founder. The Company has the right to repurchase the restricted shares upon termination of employment of the founder at the original issuance price. Those restrictions lapse ratably over 48 months beginning in February 2000.

7.    COMMON STOCK

On October 13, 2000, the Company effected a two-for-one split of common stock. On October 23, 2001, the Company effected a five-for-four split of common stock. All share and per-share amounts for common stock in the accompanying financial statements and in the notes to the financial statements, including stock option information, have been adjusted to reflect the stock splits.

Dividends may be declared and paid on common stock shares at the discretion of the Company’s board of directors and are subject to any preferential dividend rights of any current outstanding preferred stockholders. No common stock dividends have been declared or paid as of December 31, 2000 and 2001.

The holder of each share of common stock is entitled to one vote on all matters voted on by the stockholders of the Company.

(a)    Stock option plan

The Company’s 1999 Stock Incentive Plan (the Plan) was adopted by the board of directors in December 1999. Options to purchase a total of 6,328,755 shares of common stock were originally authorized for issuance under the Plan. On December 19, 2001, the total number of options authorized for issuance under the Plan was increased to 9,741,995 shares. The Plan provides for grants of stock-based awards from time to time to employees, officers, directors and consultants of the Company at exercise prices determined by the board of directors.

For incentive stock options, the exercise price must be at least equal to fair market value at the date of grant. For nonqualified stock options, the exercise price may be less than fair market value. Options granted under the Plan generally vest over a four-year period and expire ten years from the grant date. Approximately 4,056,880 and 2,296,625 options were available for future grant as of December 31, 2000 and 2001, respectively.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the activity for stock options granted to employees and non-employees for the years ending December 31, 1999, 2000 and 2001:

	Number of options	Weighted average exercise price	Range of exercise price

Balance, January 1, 1999	—	$—	$—
Granted	970,000	0.20	0.20
Exercised	—	—	—
Terminated	—	—	—

Balance, December 31, 1999	970,000	0.20	0.20
Granted	2,509,375	0.25	0.004–0.60
Exercised	—	—	—
Terminated	(92,500)	0.22	0.20–0.60

Balance, December 31, 2000	3,386,875	0.24	0.004–0.60
Granted	3,816,288	0.98	0.60–2.52
Exercised	—	—	—
Terminated	(585,500)	0.47	0.20–2.52

Balance, December 31, 2001	6,617,663	$0.64	$0.004–2.52

Information regarding options outstanding at December 31, 2001 is as follows:

	Options outstanding
Exercise Prices	Number of options	Weighted average remaining life	Number of options exercisable

$0.004	325,000	2.29	138,576
$0.20	2,362,500	2.51	1,021,564
$0.60	2,318,375	3.85	119,583
$1.04	1,122,588	4.00	—
$2.52	489,200	4.00	—

	6,617,663		1,279,723

As of December 31, 2000 and 2001, the weighted average remaining contractual life of the options outstanding was approximately 3.9 and 3.7 years, respectively. Options to purchase 244,030 and 1,279,723 shares of common stock with a weighted average exercise price of $0.20 and $0.22 were exercisable at December 31, 2000 and 2001, respectively.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company applies Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its options granted to employees under its Plan. The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. The Company has not recognized any compensation expense related to options granted to employees, as the exercise prices were equal to the fair market value at the time the options were granted. Had the Company recorded compensation expense using the fair value of the options under the provisions of SFAS 123, the Company’s actual net loss for the year ended December 31, 2000 and 2001 would have approximated the following:

	2000	2001

Net loss
As reported	$(8,833,872)	$(17,259,090)
Proforma	(8,842,100)	(17,327,200)

The net loss for the year ended December 31, 1999, would not have been materially different. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2000 and 2001, (2000)—average risk-free rate of 5.82%, volatility of zero, and expected life of four years; (2001)—average risk-free rate of 4.84%, volatility of zero, and expected life of four years.

(b)    Other stock compensation

The Company accounts for equity grants issued to non-employees at fair values, in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) No. 96-16, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Compensation expense relating to such equity issuances is recognized over the applicable vesting period of the options, warrants, or stock, in accordance with the method prescribed by FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option of Award Plans.

Restricted stock
On December 30, 1999, and January 2, 2000, the Company granted 1,689,955 and 82,718 shares, respectively, of restricted stock to an advisor of the Company. The Company has the right to repurchase the shares upon termination of advisory board services. The restrictions lapse and the stock vests over a three-year period. Accordingly, compensation expense of approximately $538,800 and $813,700 has been recorded for the years ended December 31, 2000 and 2001, respectively, based on the estimated fair value of the unvested stock at the end of each year. At December 31, 2000 and 2001, a total of 590,892 and 1,181,784 shares, respectively, have vested and are considered issued.

Options
During 1999, 2000, and 2001, the Company granted to non-employees, 937,500, 437,500, and 432,500, respectively, options to purchase common stock of the Company, pursuant to the Plan. The estimated fair value of the options were determined using the Black-Scholes option pricing model with the following weighted average assumptions for 1999, 2000 and 2001: (1999)—average risk-free rate of 5.82%, volatility of 100%, and expected life of four years; (2000)—average risk-free rate of 5.82%, volatility of 100%, and expected life of four years; (2001)—average risk-free rate of 4.84%, volatility of

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

100%, and expected life of four years. The Company recorded compensation expense relating to the options of approximately $404,000 and $858,000, respectively, for the years ended December 31, 2000 and 2001, and none for the year ended December 31, 1999.

Stock purchase warrants
During 2001, warrants to purchase 104,148 shares of common stock were granted to certain service providers with exercise prices ranging between $1.04 and $1.30, and terms ranging between 5 and 10 years. During 2001, the Company recognized compensation expense of approximately $25,000 in connection with the issuance of the warrants. The estimated fair value of the warrants has been determined using the Black-Scholes option pricing model.

The following table summarizes the activity for warrants to purchase common stock, including warrants granted in connection with the long-term debt (see note 4) for the year ending December 31, 2000 and 2001:

	Number of shares	Weighted average exercise price	Range of exercise price

Balance, January 1, 2000	—	$—	$—
Granted	86,283	0.32	0.20–0.45

Balance, December 31, 2000	86,283	0.32	0.20–0.45
Granted	956,919	0.27	0.01–1.65

Balance, December 31, 2001	1,043,202	$0.28	$0.01–1.65

8.    INCOME TAXES

The Company did not have any income tax expense or benefit for the years ended December 31, 1999, 2000 and 2001. The difference between the expected income tax benefit for the years ended December 31, 1999, 2000, and 2001, computed by applying the U.S. federal income tax rate of 35%, and actual income tax benefit, is as follows:

	1999	2000	2001

Expected Federal income tax benefit	$(315,225)	$(3,091,855)	$(6,040,682)
Permanent differences		10,479	27,786
State tax, net of federal benefit	(44,879)	(440,197)	(858,985)
Increase in beginning of year valuation allowance	360,104	3,303,310	6,871,881
Research and development credit	—	(27,062)	—
Other	—	245,325	—

Income tax expense	$—	$—	$—

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2000 and 2001, the components of the net deferred tax asset approximated the following:

	2000	2001

Deferred tax assets:
Accrued compensation	$63,584	$1,528,963
Accrued expenses	—	297,172
Capitalized costs	40,509	745,107
Deferred revenue	—	754,459
Net operating loss	3,206,112	8,023,975
Other	28,161	34,951

Total deferred tax assets	3,338,366	11,384,627
Valuation allowance	(3,303,310)	(9,918,017)

Net deferred tax assets	35,056	1,466,610

Deferred tax liabilities:
Depreciation	(35,056)	(70,112)
Acquired intangibles	—	(1,396,498)

Total deferred tax liabilities	(35,056)	(1,466,610)

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon such factors as the lack of a significant history of material profits, possible increases in expense levels to support the Company’s growth, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding the market acceptance of new product offerings, management does not believe it is more likely than not that the Company will realize the benefits of these deductible differences. Therefore, a full valuation allowance against the deferred tax assets has been provided at December 31, 2000 and 2001.

As of December 31, 2001, the Company had approximately $20 million of federal net operating losses (NOL’s). The availability of the NOL carryforwards to reduce the Company’s future federal income tax liability may be subject to limitations under Section 382 of the Internal Revenue Code. Generally, these limitations restrict the availability of NOL carryforwards upon certain changes in stock ownership. The net operating loss carryforwards will begin to expire in 2019.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.    COMMITMENTS AND CONTINGENCIES

(a)  Operating leases

The Company leases office and warehouse space under various operating leases through 2006. Rent expense was $13,300, $288,629, and $376,278, for the years ended December 31, 1999, 2000 and 2001, respectively. Minimum future lease payments under these operating leases as of December 31, 2001, are:

Year ending December 31:
2002	$377,480
2003	129,302
2004	3,600
2005	3,600
2006	3,600

Total	$517,582

(b)  Contract commitments

The Company has entered into contracts in which the Company has agreed to pay to online distribution channel partners marketing fees based on revenues generated, as defined, from the delivery of end users to the Company’s wireless device and activation services. These agreements expire in periods ranging from one to two years.

Pursuant to a three-year marketing agreement with one online distribution channel partner, the Company had agreed to pay a minimum of $3.2 million per year for specified services. In December 2000, the Company elected to cancel this agreement. A cancellation fee of $400,000 was accrued as of December 31, 2000, and paid during 2001.

(c)  Legal matter

On April 19, 2002, a telecommunications company (plaintiff) filed a complaint against a former employee of the Company (defendant). In the complaint, plaintiff alleges that it paid the defendant a retention bonus of $900,000 on the condition that the defendant continue employment with plaintiff through July 2002. Plaintiff also alleges that the defendant did not continue employment, and instead resigned from employment with plaintiff effective July 13, 2001, thereby failing to satisfy the conditions under which the retention bonus was paid.

As part of the terms of employment with the Company, the Company has agreed to defend the employee against any claims by plaintiff in connection with the retention bonus. The Company is vigorously defending the case, and has accrued an amount which represents management’s best estimate of the obligation the Company will ultimately incur, including estimated legal costs.

10.    RELATED-PARTY TRANSACTIONS

(a)    Transactions with related company

InPhonic entered into the following transactions with a related party that was wholly-owned by the founder of the Company:

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Payable to related party
During 1999 and 2000, the related party paid for certain payroll, rent, start-up costs and other operating expenses of approximately $822,000 and $228,000, respectively. The Company made various payments to this related party during 2000. As of December 31, 2000, the total amount due to the related party of approximately $299,000, was reimbursed as of December 31, 2001.

Receivable from related party
The Company performed fulfillment services for the related party during 1999 and 2000. The Company generated revenue of approximately $151,000 from the related party, or 30% of total revenue for the year ended December 31, 2000. The Company also paid approximately $148,000 for inventory for this related party. As of December 31, 2000, amounts outstanding from the related party for these services and inventory purchases were approximately $299,000, and none at December 31, 2001.

Purchased equipment from related party
In December 2000, the Company purchased certain fixed assets for an estimated fair value of approximately $247,000 from this related party.

(b)    Receivable from stockholder

During 2001, the Company loaned $1,000,000 to the founder and chief executive officer of the Company. The loan bears interest at a rate of 6% and is due on November 30, 2004. The loan is secured by a portion of the stockholder’s shares of common stock of the Company and has been recorded as a deduction from stockholders’ deficit in the accompanying balance sheet.

11.    INPHONIC, INC., 401(K) PLAN

On January 1, 2001, the Company adopted a 401(k) Plan to provide retirement and incidental benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) plan provides tax-deferred salary deductions of up to 15% of compensation for eligible employees. Employees are eligible to participate once they have completed one hour of service. The Company may make discretionary matching contributions to the 401(k) plan. The Company did not make any discretionary matching contributions during 2001.

12.    SUBSEQUENT EVENTS

Acquisition of Reason, Inc.
On January 3, 2002, the Company entered into an asset purchase agreement with Reason, Inc. (“Reason”). The Company issued 1,825,920 shares of common stock and 281,344 shares of Series D-3 Preferred Stock of the Company for substantially all of the assets and liabilities of Reason. The results of Reason’s operations have been included in the Company’s financial statements since January 3, 2002.

Acquisition of Simplexity, Inc.
On February 13, 2002, the Company entered into an asset purchase agreement with Simplexity, Inc. (“Simplexity”) and certain of the subsidiaries of Simplexity. The Company issued 2,532,130 shares of common stock and 511,431 shares of Series D-3 Preferred Stock of the Company for substantially all of the assets and liabilities of Simplexity and its subsidiaries. The agreement called for an additional 365,976 shares to be issued if certain customer consents were obtained by Simplexity prior to the closing. The consents were not obtained and the shares were not issued at closing.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In addition, the Company may be required to issue additional consideration as follows: 1,704,769 additional shares of common stock, if between $10,000,001 and $13,500,000 in gross revenues is earned from specific customers in 2002, or 3,409,538 if more than $13,500,000 in gross revenue from these customers is earned in 2002. The results of Simplexity’s operations have been included in the Company’s financial statements since February 13, 2002.

Issuance of series D-4 redeemable convertible preferred stock and warrants and increase in authorized shares

In July 2002, the Company issued 730,023 shares of Series D-4 Redeemable Convertible Preferred Stock (Series D-4 Stock) for total proceeds of approximately $3.8 million. Additionally, the Company increased the number of authorized shares of common stock to 99,440,000. In the event of the conversion of the Series D-4 Stock, the holders of such shares are entitled to receive, payable in kind or in cash, at the option of the Company, the respective cumulative dividends at the date of conversion.

In connection with the sale of the Series D-4 Stock, the Company issued warrants to purchase 243,142 shares of the Company’s common stock at an exercise price of $0.01 per share. The warrants are immediately exercisable and expire in five years. If the Company does not complete an initial public offering of its common stock on or before June 30, 2003 or December 31, 2004, the Company is require to issue additional warrants to purchase 194,873 and 292,008, respectively, shares of common stock.

13.    UNAUDITED INTERIM FINANCIAL INFORMATION

(a)    Basis of presentation

The financial information presented in the accompanying financial statements as of June 30, 2002, and for the six-month periods ended June 30, 2001 and 2002 has been prepared from the books and records of the Company without audit. In the opinion of management, the accompanying unaudited interim statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2002, and the results of its operations and cash flows for the six-month periods ended June 30, 2001 and 2002. The results of operations for the interim period ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. These unaudited financial statements should be read in conjunction with the financial statements and the notes thereto included herein.

(b)    Revenue recognition

The Company generates commissions from wireless network carriers for the activation of services for end-users. These commissions are subject to refund if the end-user terminates services prior to a specified time, generally 90 to 180 days from the activation of the wireless device to the end-user. Through December 31, 2001, the Company did not have sufficient history to estimate the amount of commissions to be refunded. Therefore, through December 31, 2001, the Company recognized these commissions when the obligation to refund the commission to the wireless network operators expired. During the six-months ended June 30, 2002, the Company determined that sufficient history existed to estimate the amount of the commissions to be refunded. As a result, during the six-months ended June 30, 2002, the Company began recognizing revenue on these commissions upon the activation of the services to the end-users, net of the estimated amount of commissions to be refunded. During the six-months ended June 30, 2002, the Company recognized commission revenues which had been deferred at December 31, 2001 of approximately $10.5 million and previously deferred device sales of $1.3 million.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(c)    New accounting pronouncements

Effective January 1, 2002, the company adopted the provisions of the SFAS No. 142. The Company did not have any goodwill amortization during the years ended December 31, 1999, 2000, and 2001. The adoption of SFAS No. 142 did not have an impact on the Company’s financial statements.

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144. The adoption of SFAS No. 144 did not have an impact on the Company’s financial statements.

(d)    Loss per share

Basic and diluted loss per share is presented in conformity with SFAS 128 and SAB 98. Basic loss per share is computed using the sum of the weighted-average number of outstanding shares of common stock. Diluted loss per share is computed in a manner similar to that used for basic earnings per share after giving effect to the dilutive effects of the exercise of stock options, the exercise of stock warrants, unvested restricted stock and the conversion of convertible preferred stock. Potentially dilutive securities have been excluded from the Company’s diluted loss per share computations for the six months ended June 30, 2001 and 2002, as their inclusion would be anti-dilutive.

The following table presents the computation of basic and diluted net loss per share for the six-month periods ended June 30, 2001 and 2002:

	Six months ended June 30,
	2001	2002

Basic and diluted net loss attributable to common stockholders	$(6,123,867)	$(3,947,061)
Shares of common stock:
Weighted average shares outstanding (basic)	23,263,627	31,989,737
Incremental shares related to:
Outstanding options	—	—
Outstanding warrants	—	—
Unvested restricted stock	—	—

Weighted average shares outstanding (dilutive)	23,263,627	31,989,737

Basic and diluted loss per share	$(0.26)	$(0.12)

Convertible preferred stock outstanding as of June 30, 2002, convertible into 25,848,386 shares of common stock were not included in the computation of diluted loss per share for the six months ended June 30, 2002 as their inclusion would be anti-dilutive.

(e)    Business Combinations

Acquisition of Reason, Inc.
On January 3, 2002, the Company entered into an asset purchase agreement with Reason a wireless service management company. The Company issued 1,825,920 shares of common stock, valued at $3,524,026, and 281,344 shares of Series D-3 Preferred Stock, valued at $638,651 for substantially all of the assets and liabilities of Reason. Of the total shares issued, 361,001 shares of common stock and 56,120 shares of the Series D-3 Preferred Stock will be held in escrow until the earlier of (a) the inspection and acceptance by the Company of the assets of Reason, or (b) 90 days from the effective date of the agreement. The results of Reason’s operations have been included in the Company’s financial statements since January 3, 2002.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The estimated fair value of the assets acquired approximated the following:

Accounts receivable and other current assets	$134,000
Property and equipment	500,000
Goodwill and intangibles	3,606,000

Total assets acquired	4,240,000
Less: liabilities assumed	(78,000)

Aggregate purchase price	$4,162,000

The allocation of the purchase price to the assets acquired and liabilities assumed is preliminary and subject to further study and analysis. The Company recorded a $3.3 million impairment charge at June 30, 2002 to reflect a permanent decline in the value of goodwill and intangibles acquired.

Acquisition of Simplexity, Inc.
On February 13, 2002, the Company entered into an asset purchase agreement with Simplexity and certain of the subsidiaries of Simplexity an online distributor of wireless devices and services. The Company issued 2,532,130 shares of common stock valued at $6,583,538 and 511,431 shares of Series D-3 Preferred Stock, valued at $1,498,493, for substantially all of the assets and liabilities of Simplexity and its subsidiaries. The agreement called for an additional 365,976 shares to be issued if certain customer consents were obtained by Simplexity prior to the closing. The consents were not obtained and the shares were not issued at closing.

In addition, the Company may be required to issue additional consideration as follows: 1,704,769 additional shares of common stock, if between $10,000,001 and $13,500,000 in gross revenues is earned from specific customers in 2002, or 3,409,538 if more than $13,500,000 in gross revenue from these customers is earned in 2002. The results of Simplexity’s operations have been included in the Company’s financial statements since February 13, 2002.

The estimated fair value of the assets acquired approximated the following:

Cash and other current assets	$2,541,000
Accounts receivable	297,000
Property and equipment	986,000
Goodwill and intangibles	7,936,000

Total assets acquired	11,760,000

Less: liabilities assumed	(3,678,000)

Aggregate purchase price	$8,082,000

The allocation of the purchase price to the assets acquired and liabilities assumed is preliminary and subject to further study and analysis.

INPHONIC, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(f)    Issuance of Preferred Stock

Series D-3 convertible preferred stock
On January 3, 2002, the Company issued to Reason 281,344 shares of Series D-3 Convertible Preferred Stock, valued at $638,651, and 1,825,920 shares of common stock valued at $3,524,026, for substantially all of the assets and liabilities of Reason (see note (e)). In addition, the Company issued 511,431 shares of Series D-3 Preferred Stock, valued at $1,498,493 and 2,532,130 shares of common stock valued at $6,583,538 and, for substantially all of the assets and liabilities of Simplexity Inc. and its subsidiaries. (see note (e)).

Convertible preferred stock rights and privileges
Dividends
The holders of the shares of Series D-3 stock are entitled to cumulative dividends at the annual rate of approximately $0.29 per share payable when declared by the board of directors. No dividends have been declared or paid through June 30, 2002.

Conversion
Each share of preferred stock is convertible, at any time, at the option of the holder into shares of the Company’s common stock at a specified conversion rate that is subject to adjustment. As of June 30, 2002, each share of the Series D-3 preferred stock was convertible into one share of common stock. All shares of D-3 Stock will automatically convert into shares of common stock (i) immediately prior to an initial public offering which generates net proceeds of at least $20 million, as defined, (ii) upon a written consent of at least two-thirds of the stockholders, or (iii) upon the sale of the Company for at least $20.0 million in cash or readily marketable securities.

Liquidation Preference
In the event of liquidation, dissolution or winding up of the Company, the holders of Series D-3 Stock are entitled to a liquidation preference over the holders of the Company’s common stock. The liquidation preference equals the original purchase price plus any cumulative unpaid dividends. The order of liquidation of the preferred stock is as follows: (i) Series D-3, Series D-2, Series D-1 and, Series D (on a pro rata basis), (ii) Series C, (iii) Series B and (iv) Series A. After the holders of the Series A Stock are paid in full, the holders of the Series D-1 Stock get paid an additional 10% preference. After the holders of the Series D-1 Stock are paid in full, the holders of all series of preferred stock, on an as converted basis, and common stock share equally in any remaining distribution.

(g)    WorldCom Wireless, Inc.

In July 2002, the Company entered into an agreement with WorldCom Wireless, Inc. to have the right to market, sell and distribute wireless services to approximately 45,000 existing customers who received wireless network services from WorldCom Wireless on the Sprint PCS Network. In exchange for the right to market services to these users InPhonic is obligated to pay WorldCom a per user fee for those users who elect to transfer to InPhonic’s Liberty Wireless Service provided they meet certain requirements.

GADGETSPACE, INC.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
GadgetSpace, Inc.:

We have audited the accompanying balance sheets of GadgetSpace, Inc. (the “Company”) as of March 31, 2001, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 14, on December 3, 2001 substantially all of the Company’s assets were acquired by InPhonic, Inc. in exchange for InPhonic, Inc. common and preferred stock. The InPhonic stock has been distributed to the Company’s shareholders and the Company has been dissolved.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GadgetSpace, Inc. as of March 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia
October 29, 2002

GADGETSPACE, INC.

BALANCE SHEET

March 31, 2001

Assets
Current assets:
Cash and cash equivalents	$199,226
Restricted cash	323,159
Trade accounts receivable	20,430
Prepaid expenses and other current assets	79,459

Total current assets	622,274
Property and equipment, net	260,840

Total assets	$883,114

Liabilities, mandatorily redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$8,997
Accrued expenses	17,107
Accrued employee compensation	131,741
Deferred revenue	9,000
Notes payable	50,000

Total current liabilities	216,845
Other long-term liabilities	6,117

Total liabilities	222,962

Commitments and contingencies
Series A mandatorily redeemable convertible preferred stock, no par value; authorized 5,250,000 shares; 3,650,000 shares issued and outstanding; liquidation preference of $4,006,207	4,006,207
Stockholders’ deficit:
Common stock, no par value; authorized 577,847 shares; 206,907 shares issued and 54,327 shares outstanding	—
Additional paid-in capital	478,637
Accumulated deficit	(3,824,692)

Total stockholders’ deficit	(3,346,055)

Total liabilities, mandatorily redeemable convertible preferred stock, and stockholders’ deficit	$883,114

See accompanying notes to financial statements.

GADGETSPACE, INC.

STATEMENT OF OPERATIONS

Year ended March 31, 2001

Revenues:
Professional services revenues	$21,400
Other revenues	1,530

Total revenues	22,930
Cost of revenues	32,748

Gross loss	(9,818)
Operating expenses:
Research and development	685,758
Selling and marketing	1,481,511
General and administrative expenses	1,180,920
Depreciation and amortization	58,303

Loss from operations	(3,416,310)
Other income (expense):
Interest income	34,209
Interest expense	(4,167)
Other income	10,000
Other expense	(13,395)

Loss before income taxes	(3,389,663)
Income tax benefit	—

Net loss	(3,389,663)
Accretion of Series A preferred stock to redemption value	(435,029)

Net loss applicable to common stockholders	$(3,824,692)

See accompanying notes to financial statements.

GADGETSPACE, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common stock		Additional paid-in capital	Retained deficit	Total stockholders’ deficit
	Shares	Amount

Balance at April 1, 2000	—	$—	—	—	—
Net loss	—	—	—	(3,389,663)	(3,389,663)
Issuance of common stock	54,327	—	1,406	—	1,406
Stock compensation expense	—	—	477,231	—	477,231
Accretion of redeemable preferred stock	—	—	—	(435,029)	(435,029)

Balances at March 31, 2001	54,327	$—	478,637	(3,824,692)	(3,346,055)

See accompanying notes to financial statements.

GADGETSPACE, INC.

STATEMENT OF CASH FLOWS

Year ended March 31, 2001

Cash flows from operating activities:
Net loss	$(3,389,663)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58,303
Loss on disposal of property and equipment	13,395
Non-cash stock compensation expense	477,231
Changes in operating assets and liabilities:
Accounts receivable	(20,430)
Prepaid expenses and other current assets	(87,455)
Other assets	(2,163)
Accounts payable	8,997
Accrued expenses	17,107
Accrued employee compensation	131,741
Deferred revenue	9,000
Other liabilities	6,117

Net cash used in operating activities	(2,777,820)
Cash flows from investing activities:
Purchase of property and equipment	(332,538)
Increase in restricted cash	(313,000)

Net cash used in investing activities	(645,538)
Cash flows from financing activities:
Net proceeds from issuance of common stock	1,406
Net proceeds from issuance of Series A mandatorily redeemable convertible preferred stock	3,571,178
Proceeds from issuance of bridge loan	500,000
Principal payments on bridge loan	(500,000)
Proceeds from issuance of note payable	50,000

Net cash provided by financing activities	3,622,584

Net increase in cash and cash equivalents	199,226
Cash and cash equivalents—beginning of year	—

Cash and cash equivalents—end of year	$199,226

Supplemental disclosure of cash flow information:
Cash paid for interest expense	$4,167
Cash paid for income taxes	—
Supplemental disclosure of non-cash financing activities:
Accretion of redeemable convertible preferred stock	$435,029

See accompanying notes to financial statements.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS
March 31, 2001

1.    BUSINESS AND ORGANIZATION

GadgetSpace, Inc. (the “Company”), a North Carolina corporation, was formed in February 2000 and began operations in August 2000. GadgetSpace provides software development services and software consulting which enable mobile wireless communications. The Company specializes in wireless communication software and related services including the development of wireless application solutions to corporate and enterprise customers.

On August 4, 2000, the Company declared a 4.602992-for-1 stock split in the form of a dividend. On August 29, 2001, the Company effected a 1-for-32.88066 reverse stock split. All share and per share data reflect retroactive application of both these splits as if they had happened as of the earliest date presented.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(a)    Cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist entirely of overnight repurchase agreements.

(b)    Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Property and equipment

Property and equipment are carried at cost or estimated fair value if acquired in a purchase business combination, less accumulated depreciation and amortization. Assets are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or useful life. Significant additions and improvements are capitalized while expenditures for repairs and maintenance are charged to operations as incurred. Amortization and depreciation expense of $58,303 related to property and equipment was recorded for the year ended March 31, 2001.

The Company accounts for long-lived assets, including the master library, and goodwill and other intangible assets, in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

(d)    Income taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(e)    Revenue recognition

Revenues for professional service engagements are recognized under the percentage of completion method prescribed by the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

(f)    Stock option plan

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan employee stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the year ended March 31, 2001, the Company recognized $9,525 in compensation expense based on the application of the intrinsic value-based method of accounting, as per APB No. 25.

SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. All equity-based awards to non-employees are accounted for at fair value in accordance with SFAS No. 123 and related interpretations. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

(g)    Recently issued accounting standards

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121 and addresses financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill. This Statement retains the basic measurement principles of SFAS No. 121 and requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 also supersedes APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS No. 144 on January 1, 2002.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

3.    ACCOUNTS RECEIVABLE

Trade accounts receivable consists of the following as of March 31, 2001:

Billed receivables	$20,430
Less provision for doubtful accounts	—

Trade accounts receivable	$20,430

4.    PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31, 2001:

Furniture, fixtures, and equipment	$35,529
Computer hardware and software	168,856
Leasehold improvements	114,758

319,143
Less accumulated depreciation and amortization	(58,303)

Property and equipment, net	$260,840

5.    EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution retirement plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Plan provides retirement benefits to all employees who meet certain age and service eligibility requirements. Under the terms of the Plan, the Company can make discretionary matching contributions. For the year ended March 31, 2001, no employer matching contributions were made to the Plan.

6.    LEASES

The Company has several non-cancelable operating leases. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense was $123,595 during the year ended March 31, 2001.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 31, 2001 are:

Year ending March 31,
2002	$195,794
2003	201,667
2004	207,717
2005	213,949
2006	127,191

$946,318

The Company maintains two standby letters of credit with a commercial bank totaling $316,000 to secure various lease commitments. These letters of credit are collateralized by Certificates of Deposit held by the bank.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

7.    NOTE PAYABLE

In connection with a strategic partnership agreement, the Company issued a note payable in the principal amount of $50,000. The note is due upon demand, non-secured, and non-interest bearing. Subsequent to year-end, the note payable was released by the note holder at no cost to the Company.

8.    INCOME TAXES

Income tax benefit attributable for the year ended March 31, 2001 was $0. The primary difference between the actual and expected tax benefit during the year ended March 31, 2001 was due to the increase in the valuation allowance for deferred tax assets.

A reconciliation between the statutory federal income tax rate and the effective rate of income tax expense is as follows:

Statutory federal income tax rate	$—%
State income taxes	—%
Change in valuation allowance	—%

$—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2001 are presented as follows:

Deferred tax assets:
Capitalized costs, net	$830,032
Other	26,378
Net operating losses	300,564

Gross deferred tax assets	1,156,974
Less—Valuation allowance	(1,156,974)

Net deferred tax assets	—

Deferred tax liabilities:
Cash to accrual adjustment	—

Gross deferred tax liabilities	—

Deferred income tax, net	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the assets will not be realized. Management considers, among other things, the scheduled reversal of deferred tax assets and liabilities and its projections of future taxable income in making this assessment. Based on this assessment, management determined that it is more likely than not that the Company’s net deferred tax assets will not be realized. Accordingly, management has provided a full valuation allowance against the net deferred tax assets. During the year ended March 31, 2001, the valuation allowance increased by $1,156,974.

At March 31, 2001, the Company has net operating loss carryforwards for federal income tax purposes of $751,410, which are available to offset future federal taxable income, if any, through 2020. The availability of net operating loss carryforwards to reduce the Company’s future federal income tax liability may be subject to the limitations under section 382 of the IRS code.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

9.    CONVERTIBLE REDEEMABLE PREFERRED STOCK

As of March 31, 2001, the Company has authorized 5,250,000 shares of Series A Convertible Participating Preferred Stock and had issued and outstanding 3,650,000 shares, which were sold at $1.00 per share.

Redemption Rights—The Series A Preferred Stock holders, may, at the option of holders of at least 2/3 of the issued and unconverted Series A Preferred Stock, require the redemption of the stock. The redemption price is the greater of (i) two times the initial purchase price plus any declared and unpaid dividends, or (ii) the appraised value of the Series A Preferred Stock as defined. The redemption request may not be made prior to September 9, 2005. The redemption payments will be made based upon a defined schedule over a three-year term.

Conversion Rights—The Series A Preferred Stock, converts, at the option of the holder, into Common Stock based initially upon a 1-for-1 basis. The conversion rate as of March 31, 2001, adjusted for the August 29, 2001 reverse stock split is 1-for-32.88066. The Series A Preferred Stock automatically converts into Common Stock upon the vote of 2/3 of the holders of the Series A Preferred Stock, or upon a qualifying public offering.

Liquidation Preference—The Series A Preferred Stock has a liquidation preference of $1 per share. Upon liquidation the Series A Preferred Stock shares equally with the common stock on an as-if-converted basis, after payment of the liquidation preference.

Dividends—Holders of the Series A Preferred Stock are entitled to dividends pro rata with the Common Stock holders, when and if declared by the Board of Directors.

Voting Rights—The holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock, on an as-if-converted basis. Additionally the two principal holders of the Series A Preferred Stock have the right to appoint one member each to the Board of Directors.

Anti-dilution—The holder of the Series A Preferred Stock retain certain anti-dilution provision which adjust the conversion, redemption and liquidation provisions should stock be sold below the holders’ purchase price, as adjusted for stock splits, and similar transactions.

10.    STOCK OPTION PLAN AND RESTRICTED STOCK AWARDS

During August 2000 the Company reserved 36,398 shares of common stock for issuance under the Company’s 2000 Stock Option Plan (the “Plan”). The Plan provides for incentive stock options, as defined by the Internal Revenue Code (“IRC”), to be granted to employees and non-qualified stock options to be issued to employees and non-employees, at an exercise price to be established by the Company. The exercise price for incentive stock options shall not be less than 100% of the estimated fair value at the grant date as determined by the Board of Directors. Option vesting schedules are determined by the Board of Directors at the time of issuance. Stock options generally vest fully after three years: one-third after the first year and then monthly over remaining vesting period. The options have a ten-year exercise period. Upon a change of control, as defined in the Plan, one half of unvested options shall vest. At the sole discretion of the Board of Directors, the Company may settle vested options through issuing the number of shares which would be issued if the option contained a stock appreciation right. Of the options outstanding at March 31, 2001, none were exercisable.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

In conjunction with the employment agreements of certain key employees, the employees received shares of restricted common stock for de minimis consideration. The vesting periods vary in accordance with the terms of the employment agreements but generally are fully vested after three years of service. The Company recognized compensation expense of $467,706 related to the issuance of the restricted common stock. As of March 31, 2001, 107,939 shares are subject to forfeiture.

A summary of stock option activity for all of the Company’s plans is as follows:

	Number of options	Weighted- average exercise price per share

Balance at April 1, 2000	—	$—
Granted	32,116	6.58
Canceled	(21,380)	6.58

Balance at March 31, 2001	10,736	$6.58

At March 31, 2001, all outstanding options had an exercise price of $6.58 and a weighted-average remaining contractual life of 9.7 years, respectively.

The Company applies APB No. 25 and related interpretations in accounting for its stock options. The Company recorded compensation expense equal to the difference between the fair market value of the Company’s common stock on the date of grant and the exercise price of those options. The compensation expense is being recognized over the vesting period of the options. The Company recorded compensation expense of $9,525 associated with these options for the year ended March 31, 2001. The compensation expense is included as a component of research and development, selling and marketing, and general and administrative expenses in the accompanying consolidated statement of operations.

SFAS No. 123, Accounting for Stock-Based Compensation, requires pro forma net loss disclosures as if the Company had accounted for its stock options granted under the fair value method prescribed by that statement. As required by SFAS No. 123, the Company determined the following pro forma information as if the Company had accounted for stock options granted under the fair value method prescribed by SFAS No. 123. The Black-Scholes option-pricing model was used with the following weighted-average assumptions for stock options granted during the period of April 1, 2000 to March 31, 2001:

Risk-free rate	5.04%
Expected life	5 years
Dividend yield	0.0%
Volatility	Minimum-value method
Weighted-average fair value at date of grant	$6.38

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss would have increased to the pro forma amount indicated below:

Net loss:
As reported	$(3,973,050)
Pro forma	(3,975,865)

The pro forma impact of compensation cost related to stock options for the year ended March 31, 2001 may not be indicative of the impact on future years.

11.    RELATED PARTY TRANSACTIONS

HAHT Software, Inc. received 7,000 shares of restricted common stock in exchange for services related to the incubation of the Company. These services included continuing salary and benefits for HAHT employees while they worked for the benefit of GadgetSpace as well as providing office space and administrative support. The incubation agreement terminated in July 2000. The Company recognized approximately $81,500 in research and development expenses related to this arrangement. In addition, GadgetSpace and HAHT agreed to a cross-referral fee arrangement in which each party could earn a commission based upon leads generated for the other party. For the year ended March 31, 2001, there were no commissions paid or received between GadgetSpace and HAHT for leads generated between the respective organizations. The referral fee arrangement expired in April 2002.

12.    COMMITMENTS AND CONTINGENCIES

Legal proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

13.    SUBSEQUENT EVENTS

In April 2001, the Company adopted Series A Stock Option Plan and Series B Stock Option Plan. No options were issued under these plans prior to the acquisition of the Company’s assets by InPhonic.

On May 11, 2001, the Company amended its Articles of Incorporation which authorized an additional 11,111,110 shares of Preferred Stock which was designated Series B Convertible Participating Preferred Stock. No issuances of this Series of Preferred Stock have occurred through July 1, 2002.

At various times from April 2001 through August 2001, the Company issued Secured Convertible Promissory Notes with an aggregate face value of $672,720. The Notes bore interest at 15% per year. Effective August 31, 2001 these Notes and accrued interest were converted into 697,195 shares of the Company’s Series A-1 Preferred Stock as part of the recapitalization described below.

In August 2001, the Company acquired BrightPod ASP, Inc., a software services provider, which principally included fixed assets, employees, and technology licenses. BrightPod shareholders received 300,000 shares of the Company’s common stock. The estimated value of the GadgetSpace stock received by BrightPod is approximately $300,000.

GADGETSPACE, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

During August 2001, in connection with the BrightPod merger, GadgetSpace modified its capital structure. The Company’s existing holders of the Series A Preferred Stock were converted to Common Stock on a 1-for-1 basis. Effective August 29, 2001 the Board of Directors of the Company approved a 1-for 32.88066 reverse stock split. In addition to the 697,195 Series A-1 Preferred Stock issued upon conversion of the Notes and related interest described above, the Company issued 1,015,000 shares of Series A-1 Preferred Stock based upon the conversion rate of $1.00 per share for proceeds of $1,015,000.

In September and November 2001, the Company sold an additional 21,032 and 850,000 shares, respectively, of Series A-1 Preferred Stock for gross proceeds of $871,032.

14.    SALE TO INPHONIC AND DISTRIBUTION OF PROCEEDS

In December 2001, the Company sold substantially all of its assets to InPhonic, Inc. in exchange for 2,996,031 shares of InPhonic Common Stock, 416,667 shares of InPhonic D-2 Preferred Stock and the assumptions of certain liabilities of the Company, at which time the Company had ceased business operations. In February 2002, the Company distributed to its common and preferred stockholders the shares of InPhonic Common Stock and D-2 Preferred Stock received as consideration in the asset purchase.

REASON, INC. (A Delaware Corporation in the Development Stage)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Reason, Inc.:

We have audited the accompanying balance sheets of Reason, Inc. (a Delaware corporation in the development stage) as of December 31, 2001 and 2000, and the related statements of operations, shareholders’ deficit and cash flows for the years then ended and for the period from inception (November 24, 1998) through December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In January 2002, the Company sold all of its assets to InPhonic, Inc. in exchange for common and preferred stock and the assumption of certain liabilities. The Company paid its remaining creditors and liquidated the balance of its assets, which consisted solely of the InPhonic, Inc. stock, to its shareholders and dissolved the company on February 28, 2002. (See Note 9 in the accompanying financial statements.)

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reason, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from inception (November 24, 1998) through December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/S/    ARTHUR ANDERSEN LLP

Denver, Colorado,
March 8, 2002.

REASON, INC. (A Delaware Corporation in the Development Stage)

BALANCE SHEETS

	As of December 31,
	2001	2000

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$151,230	$3,886,490
Restricted investments	—	105,478
Accounts receivable	82,304	—
Other current assets	62,527	84,166

Total current assets	296,061	4,076,134
PROPERTY AND EQUIPMENT, net	2,001,326	1,254,826

Total assets	$2,297,387	$5,330,960

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$104,888	$356,820
Accrued liabilities	145,727	84,943
Unearned revenue	80,151	15,283
Current portion of notes payable	438,818	—
Convertible notes to related parties, net of discount	468,444	—

Total current liabilities	1,238,028	457,046

NOTES PAYABLE, net of current portion	219,712	—

COMMITMENTS AND CONTINGENCIES
MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK:
Series A ($0.001 par value, 3,703,704 shares authorized, and 3,395,062 shares issued and outstanding)	5,472,825	5,466,786

SHAREHOLDERS’ DEFICIT:
Common stock ($0.001 par value, 40,000,000 shares authorized, 2,981,332 shares issued and outstanding)	2,981	2,981
Additional paid-in capital	2,030,984	1,983,602
Options and warrants	325,016	167,009
Deferred compensation	(61,164)	(95,226)
Deficit accumulated during the development stage	(6,930,995)	(2,651,238)

Total shareholders’ deficit	(4,633,178)	(592,872)

Total liabilities and shareholders’ deficit	$2,297,387	$5,330,960

The accompanying notes are an integral part of these balance sheets.

REASON, INC. (A Delaware Corporation in the Development Stage)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000	Cumulative From Inception (November 24, 1998) Through December 31, 2001

REVENUE:
Product sales	$57,409	$10,050	$67,699
Services	351,474	22,562	374,036

Total revenue	408,883	32,612	441,735

OPERATING EXPENSES:
Cost of revenues	951,804	97,311	1,049,513
Sales and marketing	982,272	167,583	1,176,877
General and administrative	1,458,462	1,696,298	3,631,999
Research and development	1,144,025	402,598	1,558,814

Total operating expenses	4,536,563	2,363,790	7,417,203

LOSS FROM OPERATIONS	(4,127,680)	(2,331,178)	(6,975,468)

OTHER INCOME (EXPENSE):
Interest income	70,184	158,115	269,754
Interest expense	(216,222)	—	(216,222)

NET LOSS	$(4,273,718)	$(2,173,063)	$(6,921,936)

The accompanying notes are an integral part of these statements.

REASON, INC. (A Delaware Corporation in the Development Stage)

STATEMENTS OF MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK
AND SHAREHOLDERS’ DEFICIT FOR THE YEARS ENDED
DECEMBER 31, 2001 AND 2000

			Shareholders’ Deficit
	Mandatorily Redeem- able, Convertible Preferred Stock		Convertible Preferred Stock						Additional Paid-In Capital	Options and Warrants	Deferred Compen- sation	Deficit Accumulated During the Development Stage	Total
	Series A		Series A		Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

BALANCES, December 31, 1999	—	$—	255,000	$255,000	986,332	$1,479,498	1,740,000	$—	$252,085	$158,594	$(121,239)	$(475,155)	$1,548,783
Conversion of Series A and Series B preferred stock to common stock	—	—	(255,000)	(255,000)	(986,332)	(1,479,498)	1,241,332	—	1,734,498	—	—	—	—
Change in par value of common stock	—	—	—	—	—	—	—	2,981	(2,981)	—	—	—	—
Issuance of Series A mandatorily redeemable, convertible preferred stock in July 2000 for cash of $1.62 per share net of issuance costs of $36,234	3,395,062	5,463,766	—	—	—	—	—	—	—	—	—	—	—
Accretion of Series A mandatorily redeemable, convertible preferred stock to redemption value	—	3,020	—	—	—	—	—	—	—	—	—	(3,020)	(3,020)
Deferred compensation	—	—	—	—	—	—	—	—	—	14,715	(14,715)	—	—
Cancellation of stock options and warrants	—	—	—	—	—	—	—	—	—	(6,300)	6,300	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	34,428	—	34,428
Net loss	—	—	—	—	—	—	—	—	—	—	—	(2,173,063)	(2,173,063)

BALANCES, December 31, 2000	3,395,062	$5,466,786	—	$—	—	$—	2,981,332	$2,981	$1,983,602	$167,009	$(95,226)	$(2,651,238)	$(592,872)

Accretion of Series A mandatorily redeemable, convertible preferred stock to redemption value	—	6,039	—	—	—	—	—	—	—	—	—	(6,039)	(6,039)
Issuance of warrants to lender related to debt financing	—	—	—	—	—	—	—	—	—	111,134	—	—	111,134
Issuance of warrants in conjunction with convertible notes to related parties	—	—	—	—	—	—	—	—	—	47,382	—	—	47,382
Beneficial conversion feature recognized in conjunction with convertible notes to related parties	—	—	—	—	—	—	—	—	47,382	—	—	—	47,382
Deferred compensation	—	—	—	—	—	—	—	—	—	—	—	—	—
Cancellation of stock options and warrants	—	—	—	—	—	—	—	—	—	(509)	509	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	33,553	—	33,553
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,273,718)	(4,273,718)

BALANCES, December 31, 2001	3,395,062	$5,472,825	—	$—	—	$—	2,981,332	$2,981	$2,030,984	$325,016	$(61,164)	$(6,930,995)	$(4,633,178)

The accompanying notes are an integral part of these statements.

REASON, INC. (A Delaware Corporation in the Development Stage)

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000	Cumulative From Inception (November 24, 1998) Through December 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,273,718)	$(2,173,063)	$(6,921,936)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	634,650	181,945	836,902
Loss on disposal of equipment	23,229	—	23,229
Issuance of stock for services	—	—	251,835
Issuance of options for services	—	—	32,099
Non-cash interest expense	167,992	—	167,992
Amortization of deferred compensation	33,553	34,428	73,237
Changes in operating assets and liabilities:
Increase in accounts receivable	(82,304)	—	(82,304)
Decrease (increase) in other current assets	21,639	(66,957)	(62,527)
(Decrease) increase in accounts payable	(251,932)	295,938	104,888
Increase in accrued liabilities	60,784	55,241	145,727
Increase in unearned revenue	64,868	15,283	80,151

Net cash used in operating activities	(3,601,239)	(1,657,185)	(5,350,707)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(327,559)	(799,167)	(1,141,715)
Cost of software developed for internal use	(1,078,890)	(530,920)	(1,721,812)
Proceeds from sale of equipment	2,070	—	2,070
Proceeds from sale of restricted investments	105,478	—	105,478
Purchases of restricted investments	—	(5,010)	(105,478)

Net cash used in investing activities	(1,298,901)	(1,335,097)	(2,861,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	828,824	—	828,824
Proceeds from notes payable to related parties	506,350	—	506,350
Repayment of notes payable	(170,294)	—	(170,294)
Proceeds from issuance of common stock	—	—	250
Proceeds from sale of Series A preferred stock	—	—	255,000
Proceeds from sale of Series B preferred stock	—	—	1,479,498
Proceeds from sale of Series A mandatorily redeemable, convertible preferred stock	—	5,500,000	5,500,000
Preferred stock issuance costs	—	(36,234)	(36,234)

Net cash provided by financing activities	1,164,880	5,463,766	8,363,394

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,735,260)	2,471,484	151,230
CASH AND CASH EQUIVALENTS, beginning of period	3,886,490	1,415,006	—

CASH AND CASH EQUIVALENTS, end of period	$151,230	$3,886,490	$151,230

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$46,505	$—	$46,505

NON-CASH FINANCING ACTIVITIES:
Issuance of common stock for services	$—	$—	$251,835

Conversion of Series A and B preferred stock to common stock	$—	$1,734,498	$1,734,498

The accompanying notes are an integral part of these statements.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2001 and 2000

1.    ORGANIZATION:

Reason, Inc. (the “Company”) was originally organized and incorporated in the state of Colorado under the name Reason, Inc. (“Reason Colorado”) on November 24, 1998 (“Inception”). In July 2000, the Company was reorganized as a corporation in the state of Delaware (the “Reorganization”) also under the name of Reason, Inc. The Company is a full-service wireless device management company, helping companies manage their wireless products and services. The Company’s flagship service is a web-based system, integrating help desk service, procurement management and billing management. The Company also hosts other wireless retailers’ web-pages. Because Reason Colorado was the Company’s predecessor, the accompanying financial statements include the operations of Reason Colorado from Inception. Subsequent to yearend, the Company entered into an Asset Purchase Agreement with InPhonic, Inc. (“InPhonic”) to sell all of its assets in exchange for InPhonic common and preferred stock and the assumption of certain obligations and liabilities. The shares were distributed to the Company’s shareholders and the Company was dissolved (Note 9). This basis of presentation would not differ from the liquidation basis.

2.    DEVELOPMENT STAGE RISKS:

Because it has not yet generated significant revenue from its planned principal operations, the Company is currently considered to be in the development stage, and its primary activities include developing its business model and technology, organizing its facilities, attracting its work force, testing its markets, and raising capital to fund and grow its operating activities. There can be no guarantee that the Company will be able to develop its technology successfully. Furthermore, if so developed, there can be no guarantee that sales of such technology will generate sufficient cash flow to fund operations, nor that its intended markets will be commercially feasible in size.

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market for technology-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, competition from other service providers, an unproven and evolving business model, dependence on key personnel, management of rapid growth and need for additional capital. To address these risks, the Company must, among other things, obtain sufficient capital to continue to fund its operations, develop its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these and other such risks.

The Company has sustained net losses of $4,273,718, $2,173,063, and $6,921,936 for the years ended December 31, 2001 and 2000 and for the period from Inception through December 31, 2001, respectively. If the Company cannot generate substantial revenue, the Company may never become profitable. Even if the Company does achieve profitability in the future, it may not sustain or increase its profitability. Additionally, negative cash flows from its operations are expected to continue for the foreseeable future.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk
The Company has a cash investment policy that restricts investments to ensure preservation of principal and maintenance of liquidity. The Company’s cash and cash equivalents are invested in financial institutions that the Company believes to be creditworthy. The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign currency hedging arrangements.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted Investments
The Company held restricted cash of $0 and $105,478 as of December 31, 2001 and 2000, respectively, in the form of certificates of deposit with original maturity dates of six months. The cash is held in trust as security for a credit card merchant services agreement.

Property and Equipment
Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method, generally over a period of three to five years. Maintenance and repairs are expensed as incurred. Improvements that extend the useful lives of the assets or provide improved efficiency are capitalized.

The Company adopted Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 establishes standards for the capitalization of costs related to internal use software. In general, costs incurred while the software is under development are capitalized, and costs incurred during the preliminary project and post-implementation stages are expensed. The Company has capitalized approximately $1,079,000, and $531,000 of costs associated with the development of internal use software for the delivery of its products and services for the years ended December 31, 2001 and 2000, respectively.

Preoperating and Start-up Costs
The Company expenses preoperating and start-up costs.

Advertising Costs
The cost of advertising is expensed as incurred. The Company incurred advertising and promotional expenses of $66,138, $82,287 and $169,685 for the years ended December 31, 2001 and 2000 and for the period from Inception through December 31, 2001, respectively.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue Recognition
Revenues from hosting arrangements are recognized as the services are performed and revenues from product sales are recognized when the product is shipped. Associated upfront development and user registration fees are deferred and recognized ratably over the life of the related hosting agreement.

Cost of Revenues
Cost of revenues related to the Company’s hosting activities consist of development costs for customer web-sites, incremental costs associated with loading user information and hardware leasing costs. Cost of revenues from the Company’s web-site consists of the cost of merchandise sold, inbound and outbound shipping costs, and direct costs of order fulfillment.

Research and Development Costs
Expenditures incurred for research and development are expensed as incurred.

Stock-Based Compensation
The Company uses the intrinsic value method of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations to account for its employee stock-based compensation plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123, Emerging Issues Task Force (“EITF”) Issue 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and related interpretations.

Income Taxes
The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred income tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheet, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The Company’s net deferred tax assets have been completely reduced by a valuation allowance as management does not believe realization of the deferred tax asset is sufficiently assured at the balance sheet dates (Note 7).

Comprehensive Income
Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non- owner sources. From its Inception through December 31, 2001, the Company’s net loss is the same as its comprehensive loss.

Recent Accounting Pronouncements
In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued SFAS No. 137, which deferred the effective date of SFAS No. 133. As a result, the Company is required to adopt SFAS No. 133 in the year ended

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2001. To date, the Company has not entered into any derivative financial instruments or hedging activities which are the subject of these pronouncements.

In March 2000, the EITF reached consensus on Issue 00-02, “Accounting for Web Site Development Costs.” The consensus addressed under what circumstances such costs should be capitalized or expensed. The adoption of this standard did not have a material impact on the Company’s financial statements or policies regarding capitalization of web site development costs.

In April 2000, the FASB issued Interpretation No. 44 (“FIN 44”), “Accounting for Certain Transactions Involving Stock Compensation: an Interpretation of APB Opinion No. 25.” FIN 44 seeks to interpret the application of APB No. 25, particularly in relation to modifications to the terms of awards and the scope of APB No. 25. FIN 44 is generally effective beginning July 1, 2000, but may affect certain modifications or awards beginning in December 1998. The adoption of this interpretation did not have a material impact on the financial statements of the Company.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations.” SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. In addition, it requires that all identifiable intangibles be separately recognized and the purchase price allocated accordingly, which will result in the recognition, in some instances, of substantially more categories of intangibles. The adoption of this standard did not have a material impact on the Company’s financial statements.

SFAS 142, “Goodwill and Other Intangible Assets,” was issued in June 2001 and requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be reviewed annually for impairment using a fair-value based approach. Intangible assets that have a finite life will continue to be amortized over their respective estimated useful lives. SFAS 142 is effective for all fiscal years beginning after December 15, 2001, with early application permitted. Management believes adoption will not have a material impact on the Company’s financial statements.

In June 2001, SFAS No. 143, “Accounting for Asset Retirement Obligations,” was issued. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for fiscal years beginning after June 15, 2002. Management believes adoption will not have a material impact on the Company’s financial statements.

The FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” dated August 2001, which supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and
for Long-Lived Assets to Be Disposed Of”. SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and management believes adoption of will not have a material impact on the Company’s financial statements.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4.    PROPERTY AND EQUIPMENT:

Property and equipment consists of the following:

	December 31,
	2001	2000

Computer software	$671,326	$553,971
Software developed for internal use	1,609,811	642,922
Computer hardware and office equipment	459,145	260,185

	2,740,282	1,457,078
Less—Accumulated depreciation	(738,956)	(202,252)

	$2,001,326	$1,254,826

5.    NOTES PAYABLE

Line of Credit
In February 2001, the Company entered into an agreement (the “Agreement”), whereby a financial institution extended an $850,000 line of credit (“LOC”) to the Company. Under the terms of the Agreement, the Company may borrow up to $550,000 to purchase equipment and $300,000 to fund working capital needs.

Amounts advanced to purchase equipment accrue interest at a rate equal to the U.S. Treasury Note rate in effect at the time of the advance, for the period of time commensurate with payment period, plus 3.5%. Principal and interest payments on equipment advances are due in 36 monthly installments beginning the month following the respective date of the advance.

Advances used to fund working capital needs accrue interest at a rate of 1.25% per annum above the lender’s prime rate. Interest payments are payable on the last day of each month in which a balance is outstanding. Principal amounts borrowed and repaid may be borrowed again until the earlier of (i) the sale of the Company’s Series B preferred stock or (ii) December 31, 2001, at which time the unpaid balance of both principal and interest are due. On November 27, 2001, the Agreement was amended and the maturity date was extended to July 2, 2002.

During 2001, the Company borrowed $828,824 and made principal payments of $170,294. Interest expense for the LOC totaled $48,230. As of December 31, 2001, the outstanding balance of the LOC totaled $658,530. Subsequent to yearend the LOC was paid in full (Note 9).

In connection with the LOC, the Company issued warrants to purchase 26,235 shares of Series A mandatorily redeemable, convertible preferred stock with an exercise price of $1.62 per share. The warrants expire in February 2011 and have a fair value of $34,740, as determined by the Black-Scholes option pricing model using a risk free interest rate of 4.92%, expected dividend yield of zero and expected volatility of 75%. During 2001, the Company recorded $34,740 of non-cash interest expense related to the warrant.

In connection with the LOC amendment, the Company issued warrants to purchase 64,815 shares of Series A mandatorily redeemable, convertible preferred stock with an exercise price of $1.62 per share. The warrants expire in November 2008 and have a fair value of $76,394, as determined by the Black-Scholes option pricing model using a risk free interest rate of 4.56%, expected dividend yield of zero and expected volatility of 75%. During 2001, the Company recorded $76,394 of non-cash interest expense related to the warrant.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Secured Convertible Promissory Notes
On November 14, 2001, the Company entered into a Note and Warrant Purchase Agreement (“Original Agreement”) with certain Investors (“Investors”) which was amended on December 3, 2001(“Second Agreement”), whereby the Investors collectively agreed to lend to the Company $500,000. In connection with the Original Agreement, the Company issued the Secured Convertible Promissory Notes (“Original Notes”) dated November 14, 2001, which were amended on December 3, 2001, and further amended on December 13, 2001 (“Convertible Notes”). The Convertible Notes bear interest at 10% per annum and commence on November 14, 2001, with the exception of two Convertible Notes which interest commences on December 13, 2001.

The Convertible Notes mature 30 days after the date on which the Investor elects not to loan the Company any portion of any Contingent Loan Amount, as defined (“Maturity Date”). If the Convertible Notes have not been paid in full or converted, such Investor may elect, at its option, to demand payment of the entire principal balance and accrued interest

In the event the Company issues and sells shares of its Series B Preferred Stock (“Series B”) before the Maturity Date with total proceeds greater than $5,000,000 (“Qualified Financing”), then the outstanding principal balance and accrued interest of the Convertible Notes shall automatically be converted into shares of Series B at a conversion price equal to the price per share paid by the third party investors purchasing the Series B on the same terms and conditions as received by the third party investors. In the event the Company enters into an agreement to sale, lease or other dispose of all or substantially all of its assets or enters into a Corporate Transaction, as defined, and the Convertible Notes have not been paid in full or converted in accordance with the terms, then the Investors may, at their sole discretion, convert the outstanding principal balance and accrued interest into shares of a newly authorized series of preferred stock of the Company (the “New Preferred”) using a certain formula, as defined. At any time on or after the Maturity Date, if the Convertible Notes have either not been paid in accordance with the terms above, then the Investors may convert the outstanding principal balance and accrued interest into that number of shares of New Preferred equal to (i) the outstanding principal balance and accrued interest divided by (ii) 25% of the original issue price of the Company’s Series A mandatorily redeemable, convertible preferred stock (“New Series A”) (as adjusted for stock splits, stock dividends, recapitalizations, combinations or the like); provided that the rights and preferences of the New Preferred, other than the original issue price, shall be identical to the current New Series A of the Company.

Subsequent to yearend, pursuant to the Amendment to Amended and Restated Note and Warrant Purchase Agreement, the Investors waived their right to convert the Convertible Notes, or to have any Convertible Notes automatically convert into equity securities of the Company (Note 9).

Warrant
Under the terms of the Second Agreement, the Company is obligated to issue to each Investor, a warrant (“Warrant”), exercisable for the series and number of shares of preferred stock of the Company as determined below, upon the earlier to occur of (i) the initial closing of a Qualified Financing, (ii) a Corporate Transaction, as defined, or (iii) the date on which an Investor makes a Payment Demand.

If the Company issues the Warrant in connection with the closing of a Qualified Financing, the Warrant shall be exercisable for the number of shares of New Preferred of the Company equal to (i) 50% (the “Warrant Coverage Ratio”) multiplied by the then outstanding principal balance and accrued interest on the Convertible Notes divided by (ii) the price per share at which the Company sells its New Preferred in the Qualified Financing at an exercise price equal to the fair market value of the Company’s Common Stock as of the date of issuance, as determined by the Board of Directors.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

If the Company issues the Warrant in connection with a Corporate Transaction, the Warrant shall be exercisable for the number of shares of New Preferred equal to (i) the Warrant Coverage Ratio multiplied by the then outstanding principal balance and accrued interest on the Convertible Notes divided by (ii) the lesser of (x) the dollar amount that would be received for each outstanding share of the Company’s New Series A (excluding any New Preferred) in the Corporate Transaction or (y) the original issue price of the Company’s New Series A (as adjusted for stock splits, stock dividends, recapitalizations, combinations or the like), at an exercise price equal to the fair market value of the Company’s Common Stock as of the date of issuance, as determined by the Board of Directors.

If the Company issues the Warrant in connection with a Payment Demand, the Warrant shall be exercisable for the number of shares of New Preferred equal to (i) the Warrant Coverage Ratio multiplied by the then outstanding principal balance and accrued interest on the Convertible Notes divided by (ii) 25% of the original issue price of the Company’s New Series A (as adjusted for stock splits, stock dividends, recapitalizations, combinations or the like), at an exercise price equal to the fair market value of the Company’s Common Stock as of the date of issuance, as determined by the Board of Directors.

The Company allocated $47,382 of the Convertible Note proceeds to the Warrants and recorded a debt discount. The debt discount is amortized to interest expense over the term of the Convertible Notes using the effective interest method. For the year ended December 31, 2001, the Company recorded $28,429 of non-cash interest expense using an effective annual interest rate equal to approximately 40%.

Due to the conversion feature associated with the Convertible Notes, the Company recognized a beneficial conversion feature as a debt discount on the Convertible Notes. The computed value of the beneficial conversion feature of $47,382 was recorded as a discount on the principal of the Convertible Notes and an increase to additional paid-in capital. For the year ended December 31, 2001, the Company recorded $28,429 of non-cash interest expense related to the accretion of the beneficial conversion feature using an effective interest rate equal to approximately 40%.

Subsequent to yearend, pursuant to the Amendment to Amended and Restated Note and Warrant Purchase Agreement, the Investors waived their right to receive any Warrants (Note 9).

6.    SHAREHOLDERS’ DEFICIT:

Common Stock
In November 1998, Reason Colorado was incorporated with 20,000,000 shares of no par common stock authorized. During 1998, Reason Colorado issued 1,740,000 shares to its founders for $250 cash and services valued at $251,835.

In connection with the Reorganization in July 2000, the Company authorized 40,000,000 shares of common stock at a par value of $0.001.

Convertible Preferred Stock
The Company is authorized to issue 20,000,000 shares of preferred stock at a par value of $0.001.

In February 1999, Reason Colorado sold 255,000 shares of no par Series A Convertible Preferred Stock (“Series A”) for $1.00 per share. In March 1999, Reason Colorado sold 986,332 of no par Series B Convertible Preferred Stock (“Series B”) for $1.50 per share through a Private Placement Memorandum.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Series A and B shareholders were entitled to dividends, other than common stock dividends, equal to the amount that would have been paid had the preferred stock been converted to common stock immediately prior to the declaration and payment of dividends by the Board of Directors. Such dividends were non-cumulative and were payable only when, as, and if declared by the Board of Directors.

In the event of liquidation, the holders of Series A and B were entitled to receive, in preference to any holders of the Company’s common stock, an amount equal to $1.00 and $1.50 per share, respectively, plus all declared but unpaid dividends on the shares of Series A and B then held. The Series A and B shares could be converted to common stock at the option of the holder at an initial Conversion Price (“Conversion Price”) of $1.00 and $1.50 for Series A and B, respectively, per share of common stock. The Conversion Price could be adjusted upon the occurrence of certain dilutive equity events. The Series A and B shares automatically converted on the one-year anniversary of the date of issuance at the then effective Conversion Price. In July 2000, all of the Series A and B shares were converted to common stock.

Mandatorily Redeemable, Convertible Preferred Stock
In July 2000, the Company sold 3,395,062 shares of New Series A with a par value of $0.001 for cash of $1.62 per share. Stock issuance costs of approximately $36,000 were incurred in connection with the offering, which resulted in proceeds of approximately $5,464,000.

The New Series A preferred shareholders are entitled to receive, when and as declared by the Board of Directors, dividends at the rate of 8.0 percent per annum, per share. Such dividends are non-cumulative and are payable only when, as, and if declared by the Board of Directors. In the event of liquidation, including sale, merger, consolidation or dissolution, the holders of New Series A are entitled to receive, in preference to any holders of the Company’s common stock, an amount equal to $1.62 per share, plus all accrued or declared but unpaid dividends on the shares of New Series A then held.

Each share of New Series A preferred stock is convertible, at the option of the holder, into shares of common stock at an initial Conversion Price (“Conversion Price”) of $1.62 per share of common stock. The Conversion Price will be adjusted upon the occurrence of certain dilutive equity events, if any.

Each share of New Series A shall automatically be converted into shares of common stock at the then effective Conversion Price: (i) at anytime upon the affirmative election of the holders of at least two-thirds of the outstanding shares of New Series A or (ii) upon the closing of an initial public offering which provides gross, aggregate proceeds to the Company of at least $25,000,000.

Furthermore, at the election of the holders of at least two-thirds of the outstanding New Series A, the Company is required to redeem the New Series A shares at $1.62 per share, plus accrued and unpaid dividends, if any. The shares of New Series A shall be redeemed in three equal annual installments beginning on or after the sixth anniversary of the original issue date. The difference between the net proceeds of the offering and the redemption value of the outstanding shares is being accreted over the period from the date of issuance to the earliest possible redemption date. During the year ended December 31, 2001 and 2000 for the periods from Inception through December 31, 2001, the Company recognized accretion of $6,039, $3,020 and $9,059, respectively. The accretion is reflected as a charge against deficit accumulated during the development stage in the accompanying statement of shareholders’ deficit.

The New Series A preferred shareholders have voting rights equal to the common shareholders of the Company’s common stock into which such shares of New Series A could be converted.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Stock Option Plan
The Company has adopted the 1998 Stock Option Plan and the 2000 Stock Option Plan (collectively “the Plans”), under which the Company is authorized to grant incentive and non-qualified stock options to acquire up to 500,000 and 600,000 shares of the Company’s common stock, respectively, to employees, directors and consultants of the Company. Options granted generally vest over four years and expire after a maximum of ten years. The Company accounts for the Plan under APB Opinion No. 25 and related interpretations, under which the Company has recorded deferred compensation of $0, $14,715 and $141,210 during the years ended December 31, 2001 and 2000, and for the period from Inception through December 31, 2001, respectively, which will be amortized over the period that services are provided to the Company. Amortization of deferred compensation was $33,553, $34,428 and $73,237 for the years ended December 31, 2001 and 2000, and for the period from Inception through December 31, 2001, respectively.

A summary of option transactions during the years ended December 31, 2001 and 2000 are shown below:

	Number of Shares	Weighted Average Exercise Price

Outstanding, December 31, 1999	374,433	$0.76
Granted	306,902	0.44
Forfeited or canceled	(16,350)	0.70

Outstanding, December 31, 2000	664,985	0.61
Granted	103,890	0.40
Forfeited or canceled	(36,700)	0.41

Outstanding, December 31, 2001	732,175	$0.61

Exercisable at December 31, 2001	292,121	$0.66

Available for issuance at December 31, 2001	367,825

The weighted average fair value of options granted during the years ended December 31, 2001 and December 31, 2000 was $0.40 and $0.44, respectively.

The status of stock options outstanding and exercisable under the Plan as of December 31, 2001 is as follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$0.40	340,592	8.7	$0.40	187,615	$0.40
$0.50–0.825	391,583	7.8	$0.76	104,506	$0.62

	732,175		$0.61	292,121

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pro Forma Fair Value Disclosures
Pro forma information regarding net loss is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock option grants under the fair value method of SFAS No. 123. The fair value of each option grant was calculated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000

Risk-free interest rate	4.74%	5.98%
Expected dividend yield	0%	0%
Expected lives outstanding	5 years	5 years
Expected volatility	.001%	.001%

Cumulative compensation costs recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

Had compensation expense for the Company’s stock option plan been determined based on fair values at the grant dates for awards under the Plan consistent with the method of accounting prescribed by SFAS No. 123, the Company’s losses for the years ended December 31, 2001 and 2000 and for the period from Inception through December 31, 2001, would have been increased to the following pro forma amounts:

	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000	Cumulative From Inception Through December 31, 2001

Net loss:
As reported	$4,240,034	$2,173,063	$6,888,252

Pro forma	$4,271,141	$2,198,670	$7,026,466

Options Issued to Non-employees
SFAS No. 123 and related interpretation require that all transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments be accounted for based on the fair value of the consideration received or the equity instruments issued, whichever is more reliably measured. In December 1999, the Company issued options under the Plan to non-employees to acquire 33,333 shares of common stock with an exercise price of $0.50. The Company has accounted for all options issued to non-employees in accordance with EITF 96-18, whereby the fair value of the options are recorded at the date of issuance, and the fair value of all unvested options is subsequently re-measured at each vesting and/or reporting date. The Company has computed the fair value of the options granted using the following weighted average assumptions, risk-free interest rate of 5.73%, expected life of 10 years, expected volatility of 75% and expected dividend yield of 0%. The fair value of options issued to non-employees totaled $32,099, which was recognized to compensation expense in 1999.

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.    INCOME TAXES:

The provision for income taxes includes the following:

	For the Year Ended December 31, 2001		For the Year Ended December 31, 2000	Cumulative From Inception Through December 31, 2001

Current-
Federal	$		$—	$
State			—

Total current provision			—

Deferred-
Federal		1,243,373	724,962		2,030,864
State		120,680	70,364		197,113
Valuation allowance		(1,364,053)	(795,326)		(2,227,977)

Total deferred provision (benefit)			—

Total provision	$		—	$

The statutory federal income tax rate was 34% for the years ended December 31, 2001 and 2000 and for the period from Inception through December 31, 2001. Differences between the income tax expense reported in the statements of operations and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	For the Year Ended December 31, 2001		For the Year Ended December 31, 2000	Cumulative From Inception Through December 31, 2001

Benefit at statutory rate		$(1,453,064)	$(738,841)		$(2,353,458)
Increase (decrease) due to-
State income taxes		(141,033)	(71,711)		(228,424)
Nondeductible expenses and other		53,536	2,385		56,688
Stock based compensation		25,357	12,841		146,066
True-up		151,151	—		151,151
Valuation allowance		1,364,053	795,326		2,227,977

Income tax provision	$		$—	$

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company’s deferred income tax assets and (liabilities) are summarized as follows:

	December 31,
	2001		2000

Current-
Accrued liabilities		$—	$12,007
Charitable contributions		2,425	—
Deferred revenue		29,896	—

Total current		32,321	12,007
Non-current-
Net operating loss carryforward		2,685,376	1,052,274
Depreciation		110,740	15,230
Internal use software		(600,460)	(215,587)

Total non-current		2,195,656	851,917

Net deferred income tax assets		2,227,977	863,924
Less—Valuation allowance		(2,227,977)	(863,924)

	$		$—

For income tax reporting purposes, the Company has approximately $7,200,000 of net operating loss carryforwards that expire at various dates through 2020. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of a significant change in ownership interests. Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration dates of the respective tax assets.

During 2001 and 2000, the Company increased its valuation allowance by $1,364,053 and $795,326, respectively, due mainly to uncertainty relating to the realization of the Company’s net operating loss carryforward. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

8.    COMMITMENTS AND CONTINGENCIES:

Operating Leases
The Company leases administrative offices under a noncancellable operating lease agreement.

Rent expense for the year ended December 31, 2001 and 2000 totaled $106,277 and $37,380, respectively, and $ 147,457 for the period from Inception through December 31, 2001.

The following is a schedule of future minimum lease payments as of December 31, 2001:

Year ended December 31,
2002	121,034
2003	124,504
2004	127,975
2005	131,445
2006	16,485

REASON, INC. (A Delaware Corporation in the Development Stage)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9.    SUBSEQUENT EVENTS:

On January 31, 2002, the Company sold substantially all of its assets to InPhonic, pursuant to the terms of an Asset Purchase Agreement, dated as of January 3, 2002 (the “Purchase Agreement”). InPhonic agreed to assume certain of Reason liabilities and to issue to the Company 1,825,920 shares of InPhonic common stock priced at $2.93 per share; and 281,344 shares of Series D-3 InPhonic Preferred Stock priced at $2.93 per share. Commensurate with executing the Purchase Agreement, the Investors and the Company entered into the Amendment to Amended and Restated Note and Warrant Purchase Agreement whereby the Investors agreed to loan the Company an additional $769,350 under the facility, waive their right to convert any Convertible Notes (Note 5), or to have any Convertible Note automatically convert, into equity securities of the Company. In addition, the Investors waived their rights to receive any Warrants and the Company is not obligated to issue any Warrants to the Investors (Note 5). The Investors agreed to accept transfer of, the shares of common and preferred stock of InPhonic in full and complete satisfaction of all amounts owning under the Convertible Notes. The proceeds were used to pay down the LOC, including interest, totaling $646,787 and other legal expenses.

Upon closing of this transaction, the Company received consideration consisting solely of shares of InPhonic common and preferred stock (the “InPhonic Stock”). The Company paid its remaining creditors and liquidated the balance of its assets, which consisted solely of the InPhonic Stock, to its shareholders and dissolved the Company on February 28, 2002.

The Company and InPhonic agreed that 361,001 shares of InPhonic common stock and 56,120 shares of the InPhonic preferred stock, would be held pursuant to an Escrow Agreement in an escrow account until the earlier of (i) the inspection and acceptance of the assets by InPhonic, or (ii) ninety (30) days from the effective date of the Purchase Agreement. On March 4, 2002, InPhonic delivered to the Company 1,825,920 shares of InPhonic common stock and 281,344 shares of Series D-3 InPhonic Preferred Stock. Pursuant to the terms of the Company’s current certificate of incorporation, the holders of the Company’s preferred stock have a preference upon liquidation of the Company that exceeds the value of the InPhonic Stock available for distribution. As a result, the Company’s preferred shareholders are entitled to receive the entire amount of the InPhonic Stock upon liquidation. However, notwithstanding this right, the Company’s preferred shareholders have decided to waive a portion of their liquidation preference in favor of the Company’s common shareholders.

The common shareholders are entitled to a pro rata portion of the InPhonic Stock to be distributed to the Company’s common shareholders. Based on the valuation of the InPhonic Stock agreed in the Purchase Agreement, the pro rata portion of the InPhonic Stock to be distributed to the Company’s common shareholder is worth approximately $154,000. Some of the Company’s common shareholders waived the right to receive the foregoing distribution of InPhonic Stock.

SIMPLEXITY, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Simplexity, Inc.

We have audited the accompanying consolidated balance sheet of Simplexity, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, Simplexity, Inc. was acquired by InPhonic, Inc. on February 13, 2002.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Simplexity, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia
October 22, 2002

SIMPLEXITY, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2001

Assets
Current assets:
Cash and cash equivalents	$3,957,000
Restricted cash	321,000
Accounts receivable (net of allowance of approximately $491,000 )	1,368,000
Inventory	18,000
Prepaid expenses and other current assets	387,000

Total current assets	6,051,000
Property and equipment, net	986,000
Goodwill, net	4,067,000

Total assets	$11,104,000

Liabilities, mandatorily redeemable securities, and shareholders’ deficit

Current liabilities:
Accounts payable	$2,172,000
Accrued liabilities	482,000
Deferred revenue	356,000
Notes payable	451,000

Total current liabilities	3,461,000

Commitments and contingencies (note 11)

Mandatorily redeemable securities;
Series A, $0.0001 par value, 2,199,995 shares authorized, issued, and outstanding , at December 31, 2001 (liquidation preference of $1,899,000 at December 31, 2001)	1,899,000
Series B, $0.0001 par value, 10,590,020 shares authorized; 10,177,493 shares issued and outstanding at December 31, 2001 (liquidation preference of $27,072,000 at December 31, 2001)	27,016,000
Series C, $0.00001 par value, 7,632,993 shares authorized; 4,485,838 shares issued and outstanding at December 31, 2001 (liquidation preference of $24,221,000 at December 31, 2001)	21,399,000
Series D, $0.00001 par value, 42,440,184 authorized, none issued and outstanding at December 31, 2001	—
Series E, $0.0001 par value, 32,136,808 shares authorized, 20,336,239 shares issued and outstanding at December 31, 2001 (liquidation preference of $7,035,000 at December 31, 2001)	1,019,000
Warrants to purchase redeemable preferred stock	13,093,000

Total mandatorily redeemable securities	64,426,000

Shareholders’ deficit:
Common stock: $0.0001 par value; 200,000,000 shares authorized; 13,124,780 and 8,816,226 shares issued and outstanding at December 31, 2001, respectively	1,000
Additional paid-in capital	2,523,000
Treasury stock, at cost (4,308,554 shares at December 31, 2001)	(744,000)
Accumulated deficit	(58,563,000)

Total shareholders’ deficit	(56,783,000)

Total liabilities, mandatorily redeemable securities, and shareholders’ deficit	$11,104,000

See accompanying notes to financial statements.

SIMPLEXITY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2001

Revenue:
Product sales	$1,287,000
Service commissions	2,776,000
Application development	860,000

Total revenue	4,923,000

Operating expenses:
Cost of sales	3,070,000
Product development	4,860,000
Sales and marketing	7,415,000
General and administrative	9,420,000
Impairment of goodwill	2,744,000

Total operating expenses	27,509,000

Loss from operations	(22,586,000)

Other income (expense)
Interest income	305,000
Interest and other expense	(115,000)

Total other income (expense)	190,000

Net loss	(22,396,000)
Accretion and dividends of redeemable preferred stock	(3,742,000)

Net loss to common stockholders	$(26,138,000)

See accompanying notes to financial statements.

SIMPLEXITY, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT
Year ended December 31, 2001

	Common stock				Treasury stock
			Additional paid-in	Stock subscriptions			Deferred stock-based	Accumulated
	Shares	Amount	capital	receivable	Shares	Amount	compensation	deficit	Total

Balance, December 31, 2000	11,333,825	1,000	838,000	(335,000)	(2,550,493)	(353,000)	(119,000)	(32,425,000)	(32,393,000)

Issuance of common stock in connection with the acquisition of Sundial Marketplace Corporation	1,219,512	—	1,219,000	—	—	—	—	—	1,219,000
Issuance of common stock in connection with the acquisition of Buying Brain	500,000	—	500,000	—	—	—	—	—	500,000
Issuance of common stock from exercises of stock options and other issuances of common stock	71,443	—	15,000	—	—	—	—	—	15,000
Amortization of deferred stock-based compensation and remeasurement	—	—	(49,000)	—	—	—	119,000	—	70,000
Cancellation of stock subscriptions	—	—	—	300,000	(1,590,750)	(300,000)	—	—	—
Repayment of stock subscription receivable	—	—	—	35,000	—	—	—	—	35,000
Purchase of treasury stock, at cost	—	—	—	—	(167,311)	(91,000)	—	—	(91,000)
Accretion and dividends on redeemable preferred stock	—	—		—	—	—	—	(3,742,000)	(3,742,000)
Net loss	—	—	—	—	—	—	—	(22,396,000)	(22,396,000)

Balance, December 31, 2001	13,124,780	$1,000	$2,523,000	—	(4,308,554)	$(744,000)	—	$(58,563,000)	$(56,783,000)

See accompanying notes to financial statements.

SIMPLEXITY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2001

Cash flows from operating activities:
Net loss	$(22,396,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	417,000
Amortization	3,017,000
Impairment of goodwill	2,744,000
Loss on disposal of equipment	77,000
Stock-based compensation	70,000
Increase in accounts receivable allowance	491,000
Changes in assets and liabilities (net of acquired assets and liabilities):
Restricted cash	(321,000)
Accounts receivable	(1,579,000)
Inventory	(18,000)
Prepaid expenses and other current assets	366,000
Other assets	1,239,000
Accounts payable	1,367,000
Accrued liabilities	(1,604,000)
Deferred revenue	354,000

Net cash used in operating activities	(15,776,000)

Cash flows from investing activities:
Sale of certificate of deposit	6,000,000
Purchases of property and equipment	(127,000)
Acquisition of Buying Brain and Sundial	(1,842,000)

Net cash provided by investing activities	4,031,000

Cash flows from financing activities:
Purchase of treasury stock	(91,000)
Proceeds from issuance of common stock	15,000
Proceeds from issuance of convertible preferred stock and warrants	6,948,000
Repayment of notes payables	(1,175,000)
Repayment of stockholder notes receivable	35,000

Net cash provided by financing activities	5,732,000

Increase in cash and cash equivalents	(6,013,000)
Cash and cash equivalents, beginning of year	9,970,000

Cash and cash equivalents, end of year	$3,957,000

Summary of noncash financing transactions:
Issuance of note payable in Sundial Marketplace acquisition	$900,000
Net assets acquired in Buying Brain and Sundial acquisitions	(684,000)
Supplemental cash flow information
Cash paid for interest	66,000

See accompanying notes to financial statements.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001

(1)    THE COMPANY

Simplexity, Inc. (the Company) operates an e-marketplace for telecommunications services, cellular phones, and accessories. The Company was incorporated on October 1, 1999 and commenced operations on January 19, 2000 by launching its e-marketplace services. Prior to 2001, the Company was in the development stage.

The Company has entered into agreements with telecommunication carriers and channel partners which allow the Company to offer directly, and through partners, a variety of mobile, wireless, paging, and Internet-based services.

The Company’s operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial resources, rapid technological changes, the need to retain key personnel and protect intellectual property, and the availability of additional capital financing on terms acceptable to the Company.

Through December 31, 2001, the Company raised net proceeds of approximately $53.3 million through the issuance of redeemable convertible preferred stock. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2001, the Company incurred a loss from operations of approximately $22.4 million and negative cash flows from operations of $15.8 million. As of December 31, 2001, the Company had an accumulated deficit of approximately $58.6 million.

Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase significantly from current levels resulting from costs associated with brand development, marketing and other promotional activities, continued development of the Company’s web site and information technology infrastructure, expansion of product offerings, and the development of relationships with other businesses. Failure to generate sufficient revenues, raise additional capital, or reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

On February 13, 2002, the Company sold substantially all of its assets and liabilities to InPhonic, Inc. (InPhonic), a wireless infrastructure provider. Simplexity received 2,532,130 shares of InPhonic’s common stock and 511,431 shares of InPhonic’s redeemable convertible preferred stock as consideration. In addition, InPhonic may be required to issue additional consideration related to the assignment of certain contracts or if revenues from specific customers exceed certain limits, as defined in the Asset Purchase Agreement.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Simplexity Acquisition Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(b)    Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents. As of December 31, 2001, the Company had restricted cash of approximately $321,000 related to a certificate of deposit that collateralizes the Company’s letter of credit with a bank.

(d)    Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company maintains its cash and certificates of deposits with one financial institution. The Company periodically reviews the financial strength of the financial institution.

(e)    Inventory

Inventories consist of cellular telephones and accessories and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

(f)    Property and equipment

Property and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs is charged to current operations as incurred. Upon sale, retirement, or other disposition of assets, the cost and related accumulated depreciation is removed from the respective accounts and any gain or loss on the disposition is included in net income.

Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Description	Useful life

Software	3 years
Computers and equipment	5 years
Furniture and fixtures	7 years

(g)    Long-lived assets

The Company recognizes impairment losses on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by such assets are less than the assets’ carrying values. Impairment losses, if present, are measured based on the difference between assets’ fair values and carrying values and are recognized in the period when identified.

(h)    Research and development

Research and development costs are charged to expense as incurred.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(i)    Goodwill

Goodwill, which represents the excess of the purchase price over fair value of net assets acquired in the Company’s acquisitions of TalkingOnAir, Inc. in 1999 and Buying Brain and Sundial in 2001(note 10), is amortized on a straight-line basis over the expected benefit period of 18 to 36 months. The Company’s 2001 acquisitions were completed prior to the issuance of Statement of Financial Accounting Standards No. 141 Business Combinations and accordingly, goodwill is amortized from the date of acquisition through December 31, 2001 in the accompanying financial statements. During the year ended December 31, 2001, the Company recorded approximately $3,017,000 of amortization expense related to goodwill.

The Company continually reviews goodwill to assess recoverability when business conditions or other factors indicate an impairment may exist. As of December 31, 2001, the Company concluded that the remaining value of the goodwill related to the Buying Brain acquisition was impaired. As a result, the Company recorded an impairment charge of approximately $1,744,000 during 2001, which represented the entire remaining unamortized balance. In addition, in connection with InPhonic’s acquisition (note 1), as of December 31, 2001 the Company concluded that a portion of the remaining value of goodwill related to the Sundial acquisition was impaired and the Company recorded an impairment charge of approximately $1,000,000.

(j)    Income taxes

The Company accounts for income taxes using the asset and liability method. The Company provides for income taxes currently payable and, in addition, provides deferred income taxes for temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements. Temporary differences relate principally to net operating loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(k)    Treasury stock

The Company accounts for treasury stock using the cost method. During 2001, the Company repurchased 1,758,061 shares of common stock. The Company repurchased 167,311 shares for cash and 1,590,750 shares from the termination of the related stock subscription agreement with certain employees.

(l)    Revenue recognition

The Company has generated revenues primarily through the activation of users on wireless networks, from direct sales of wireless equipment, and the performance of application development services.

The Company recognizes revenue from product sales, net of any promotional fees and a reserve for returns, upon the shipment of the product to the end-user. The Company recognizes carrier commissions for the activation of end-users, net of a reserve for refunds, upon activation of the phone to the end-user. The Company estimates a reserve for returns of product sales and refunds of carrier commissions based on its historical experience of similar transactions. The Company recognizes revenue from application development services over the applicable term of the arrangement. Amounts that are received prior to revenue recognition are recorded as deferred revenue.

(m)    Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Employees, as interpreted by FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB No. 25, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. In accordance with APB No. 25, compensation costs for a stock option is measured as the excess, if any, of the fair value of the Company’s stock at the measurement date over the exercise price. A new measurement date for purposes of determining compensation is established when there is substantive change to the terms of an underlying option.

(n)    Newly issued accounting standards

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 Business Combinations (SFAS No. 141) and Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 addresses financial accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This statement is effective for all business combinations initiated after June 30, 2001 and supersedes APB Opinion No. 16, Business Combinations as well as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises.

SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease on January 1, 2002, and for goodwill to be periodically reviewed for impairment. SFAS No. 142 supersedes APB Opinion No. 17, Intangible Assets.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. It provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.

3.    PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2001:

Property and equipment, net:
Computers and equipment	$1,118,000
Furniture and fixtures	20,000
Software	512,000

1,650,000
Less accumulated depreciation	(664,000)

$986,000

4.    LINES OF CREDIT AND DEBT

(a)    2001 Promissory Note

In connection with the Company’s 2001 acquisition of Buying Brain (note 11), the Company issued $900,000 in promissory notes as consideration. The promissory notes accrue interest at a rate of eight percent per annum. Of the total balance, $800,000 was due and paid on December 1, 2001, and

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

$100,000 was due on June 1, 2002. As of December 31, 2001, $100,000 was outstanding under these promissory notes. In 2002, in connection with the Company’s transaction with Inphonic (note 1), Inphonic repaid the remaining principal balance.

(b)    2000 line of credit and promissory note

In March 2000, the Company entered into a $1 million revolving line of credit for general working capital requirements, standby letters of credit, and corporate credit cards with a bank. Interest is payable monthly at the bank’s monthly prime rate. Upon maturity in May 2001, principal and accrued interest was payable. The line of credit was secured by all assets of the Company, excluding previously leased equipment and including general intangibles. There were no borrowings under the line of credit.

In May 2000, the Company entered into a $2 million promissory note with the same bank with which the Company has the line of credit, for purposes of equipment and software purchases. The Company could draw from the note through November 9, 2000 (draw period). Interest during the draw period was payable monthly beginning June 9, 2000 at an annual interest rate of the bank’s prime rate plus 0.25%. On November 9, 2000, the outstanding principal balance of borrowings plus interest were payable monthly in 24 equal payments of principal plus accrued interest commencing on December 9, 2000. The promissory note is collateralized by all assets of the Company, excluding previously leased equipment and including general intangibles.

In connection with the issuance of the line of credit and promissory note, the Company issued a warrant to purchase 8,459 shares of Series B to the bank at an exercise price of $2.66 per share. The warrant vests immediately and expires on May 9, 2005. The estimated fair value of the warrant of approximately $19,000 will be recorded as interest expense in the statement of operations over the term of the agreement.

Included in the line of credit and promissory note are various customary financial and other covenants including maintaining a minimum monthly quick ratio of 1:25:1:00, and defined quarterly net operating losses. At December 31, 2001, the Company was in compliance with the financial covenants. However, during 2001, the Company violated certain nonfinancial covenants. Based on the covenant violations, the bank may accelerate the maturity of amounts outstanding and accordingly, the Company has classified amounts outstanding as current at December 31, 2001.

As of December 31, 2001, approximately $351,000 was outstanding under the $2 million promissory note. In connection with the transaction with Inphonic in 2002 (note 1), Inphonic repaid the entire balance.

5.    MANDATORILY REDEEMABLE SECURITIES

As of December 31, 2001, the Company had authorized five classes of mandatorily redeemable convertible preferred stock: Series A, Series B, Series C, Series D and Series E. Series D and Series E have certain preferences that are senior to Series A, Series B, and Series C. Total authorized preferred stock is 95,000,000 shares.

During January 2001, the Company issued 72,731 shares of Series C for total proceeds of approximately $358,000. The Series C investors also received warrants to purchase 36,366 shares of Series C . The warrants have an exercise price of $3.28 and are exercisable through 2005. The Company had determined the fair value of the warrants using an established option pricing model and has allocated approximately $159,000 to the Series C warrants.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During September 2001, the Company issued 20,336,239 shares of Series E mandatorily redeemable convertible preferred stock (Series E) at $0.338 per share for total gross proceeds of approximately $6,863,000. The Series E investors also received warrants to purchase 20,336,239 shares of Series D. The warrants have an exercise price of $0.338 and are exercisable through 2006. The Company has determined the fair value of the warrants using an established option pricing model and has allocated approximately $5,935,000 to the warrants. The Company paid approximately $273,000 in issuance costs, which has been reflected as a reduction in the proceeds from the sale of Series E.

No shares of Series D have been issued.

The holders of preferred stock have various rights and preferences as follows:

(a)    Voting

Each share of Series A, Series B, Series C, Series D, and Series E stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as a single class with the common stock.

(b)    Dividends

Holders of Series A and Series B are entitled to receive noncumulative dividends of 8.0% of the issue price per share when and if declared by the board of directors. No dividends on preferred stock or common stock have been declared by the board from inception through December 31, 2001.

Holders of Series C, Series D, and Series E are entitled to receive dividends at the rate of 10.0% per annum of the issue price per share payable beginning one year from the original issuance date. This dividend may be paid in either cash or additional common stock at the discretion of the board. For the year ended December 31, 2001, the Company accrued approximately $1,999,000 and $172,000 in dividends on the Series C and Series E, respectively.

(c)    Conversion

Each share of Series A, Series B, Series C, Series D, and Series E is convertible into common stock, at the option of the holder, at any time at the initial conversion ratio of 1 to 1. The conversion ratio is subject to adjustment for events such as a stock split, stock dividend, declared, and unpaid cash dividends, or certain issuances of stock. In connection with the Company’s 2001 Series E financing the conversion rates of Series A, Series B and Series C were adjusted pursuant to certain antidilution provisions. At December 31, 2001, each share of Series A, Series B, Series C, Series D and Series E was convertible into 1.92, 2.27, 2.35, 1.00 and 1.00 shares of common stock, respectively.

Each share of Series A, Series B, and Series C, Series D, and Series E automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of: (1) the date specified by vote or written consent or agreement of holders of at least seventy five percent (75%) of the shares of the respective series of preferred stock, then outstanding (voting on an as converted basis), or (2) immediately prior to the closing of a qualified underwritten initial public offering, as defined in the respective preferred stock agreements.

(d)    Liquidation

Upon any liquidation, dissolution, or winding up of the Company, the Series E holders are entitled to receive a payment of the stock’s original issue price adjusted for any stock dividends, combinations,

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

splits, recapitalizations, plus any unpaid dividends. After the Series E liquidation distribution is made, the Series D holders are entitled to receive a payment equal to the value of three times the Series E original issuance price adjusted for any stock dividends, combinations, splits, recapitalizations, plus any unpaid dividends. After the Series E and Series D liquidation distribution is made, the Series A, Series B and Series C holders are entitled to receive a payment of the stock’s original issue price, adjusted for any stock dividends, combinations, splits, recapitalizations, plus any declared but unpaid dividends.

The following events represent a liquidation: (1) the sale, lease, exchange, or transfer of all or substantially all of the property, or assets of the Company, (2) any acquisition, or series of transactions by the Company through the means of consolidation, share exchange, merger, or other form of corporate reorganization in which the Company’s stockholders prior to the merger own less than a majority of voting securities of the surviving company.

As described in note 1, Simplexity sold substantially all of its assets and liabilities to InPhonic in February 2002 for stock in InPhonic.

The holder’s right to the liquidation payment that the holders would receive upon the merger or sale of the Company is considered to be outside of the control of the issuer and would represent a mandatory redemption feature. Accordingly, the Series A, Series B, Series C and Series E stock have been classified as mandatorily redeemable convertible preferred stock in the accompanying balance sheet.

(e)    Redemption

At any time after December 31, 2003, any holders of Series D and Series E may, by written notice to the Company, require the redemption of all or any portion of the respective shares owned by such holder at a redemption price per share equal to the original issue price, as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares, plus any declared but unpaid dividends.

At any time after January 31, 2004, any holders of Series B and Series C may, by written notice to the Company, require the redemption of all or any portion of the respective shares owned by such holder at a redemption price per share equal to the original issue price, as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares, plus any declared but unpaid dividends. At the election of the Company, payment of the full amount of the redemption price may be made in three equal annual installments plus dividends compounded at an annual rate of 8.0% for Series B and 10.0% for Series C on the unpaid balance.

Series A is not mandatorily redeemable except upon the merger or sale of the Company.

If the funds that are legally available for payment on redemption are insufficient, then the funds shall be used to redeem the maximum number of Series E first, Series D second, and Series B and C third. As additional funds are legally available for the redemption of the shares of stock not previously redeemed, these funds will immediately be used to redeem the remaining balance.

During 2001 the Company recorded approximately $27,000, $1,353,000, and $191,000 related to the accretion of Series B, Series C and Series E to their redemption values, respectively.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.    WARRANTS

The Company has issued to certain third parties the right to receive additional warrants to purchase shares of common stock upon the achievement of certain milestones outside of the control of both parties. The fair value of the contingent warrants will be measured on the earlier of when the performance is complete or performance is probable. As of December 31, 2001 no additional warrants had been issued.

During December 2000, the Company issued to Microsoft Corporation, in connection with a service provider agreement, warrants to purchase 762,195 shares of Series C preferred stock at an exercise price of $4.92 per share exercisable through 2005. The estimated fair value of these warrants of $2,089,000 has been recorded as an other asset in the accompanying balance sheet and will be recorded as sales and marketing expense in the statement of operations over the service period.

During 1999, the Company issued 250,000 warrants to certain telecommunications providers that provide the holders the right to purchase the Company’s common stock at an exercise price of $0.075 per share through December 16, 2002. The estimated fair value of these warrants of as of December 31, 2000 of $140,000 was recorded as additional paid-in capital in the accompanying balance sheet and will be amortized as a sales and marketing charge in the statement of operations over the agreement period. The warrants become exercisable at varying dates upon issuance and can be exercised at any time through 2002.

The Company accounted for these equity instruments in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received for the issuance of equity instruments or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that the performance will occur. As of December 31, 2001 the Company remeasured the value of all outstanding equity instruments outstanding where the counterparty’s performance was not complete or the instrument was not vested.

Warrants outstanding as of December 31, 2001 are as follows:

	Shares	Amount

Warrants to purchase Series B	412,527	$190,000
Warrants to purchase Series C	2,811,734	6,968,000
Warrants to purchase Series D	20,336,239	5,935,000

Total warrants to purchase redeemable preferred stock	23,560,500	$13,093,000
Warrants to purchase common stock, included in additional paid-in capital	442,000	$285,000

Total warrants outstanding	24,002,500	$13,378,000

7.    STOCK-BASED COMPENSATION

In October 1999, the Company adopted the Non-Qualified Stock Option Plan (the Plan). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or non-qualified stock options. Incentive

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

stock options (ISOs) may be granted only to Company employees (including officers and directors who are also employees). Non-qualified stock options (NSOs) may be granted to Company employees and consultants. The Company has reserved 4,900,000 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the board of directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively; and, (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively.

Information regarding the Plan is as follows:

	Number of options	Range of exercise prices	Vesting provisions

Options outstanding, December 31, 2000	2,042,992	$0.53 – 1.00	0-4 years
Granted	3,077,169	$0.01 – 2.00	4 years
Forfeited	(829,622)	$0.53 – 1.00	4 years
Exercised	(51,125)	$0.08 – 0.53	4 years

Options outstanding, December 31, 2001	4,239,414	$0.01 – 2.00	0-4 years

The following table summarizes information about stock options outstanding at December 31, 2001:

Exercise price	Number outstanding	Average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price

$0.01	690,000	9.82	$0.01	37,000	$0.01
0.53	1,547,991	8.58	0.53	594,000	0.53
1.00	1,485,423	9.48	1.00	180,000	1.00
2.00	516,000	9.31	2.00	52,000	2.00

	4,239,414			863,000

The options above were issued at exercise prices that approximated fair market value at the date of grant. At December 31, 2001, the Company has 660,586 shares available for issuance under the Plan.

The Company applies Accounting Principles Board Opinion No. 25, as interpreted by FIN 44, in accounting for the Plan. Accordingly, no compensation expense has been recognized related to the stock options issued to employees. Had compensation cost for the Company’s Plan been determined based on the fair value at the grant dates for awards under this Plan consistent with the method prescribed in SFAS 123, the Company’s pro forma net loss would have been approximately $22,500,000 for the year ended December 31, 2001. The weighted-average grant date fair value of options granted during 2001 was $0.09.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted typically do not vest for several years and additional awards are made each year. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions at December 31, 2001:

Dividend yield	0%
Expected life (years)	3 years
Expected volatility	0%
Risk-free interest rate (range)	4.08% - 4.97%

8.    INCOME TAXES

The Company’s deferred tax assets and liabilities consist of the following at December 31, 2001:

Capitalized start-up costs	$1,899,000
Accruals and other	126,000
Goodwill amortization	274,000
Impairment of goodwill	1,043,000
Net operating loss carryforwards and tax credits	17,198,000
Depreciation	(94,000)

Net deferred tax assets	20,446,000
Valuation allowance	(20,446,000)

Net deferred taxes	$—

The deferred tax assets have been reduced by a full valuation allowance because management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized.

Capitalized start-up costs represent expenses incurred in the organization and start-up of the Company. For tax purposes, these costs are being amortized over a period of 60 months. At December 31, 2001, the Company had approximately $43 million, of federal net operating loss carryforwards available to offset future taxable income which expire in varying amounts through 2021. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company’s ownership occur.

9.    EMPLOYEE BENEFIT PLAN

In January 2000, the Company adopted a 401(k) profit-sharing plan. The profit-sharing plan covers all full-time employees. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The profit-sharing plan does not allow for Company matching contributions. Nonelective contributions are at the discretion of the board of directors and vest ratably over 2 years. The Company did not make any contributions to the profit-sharing plan during 2001.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.    ACQUISITIONS

(a)    2001 Acquisitions

In March 2001, the Company acquired Sundial Marketplace Corporation (Sundial) an on-line agent for providers of wireless and mobile telecommunications products and services, and satellite television products and services. Simplexity acquired all of the issued shares of Sundial for total consideration of approximately $11.5 million, consisting of 720,529 shares of Series C preferred stock, a warrant to purchase 230,252 shares of Series C preferred stock at an exercise price of $4.92 per share, 1,219,512 shares of common stock and approximately $1.0 million in cash. The acquisition was recorded under the purchase method of accounting and, accordingly the purchase price was allocated based on the fair values of the assets and liabilities acquired. Sundial’s operations have been included in the Company’s December 31, 2001 financial statements since the date of acquisition. Goodwill of approximately $7.0 million was recorded in connection with the acquisition and is being amortized on a straight-line basis over 36 months.

In April 2001, the Company acquired Systems Path LLC and Buying Brain, Inc., a Delaware corporation, collectively “Buying Brain”, a company that provides telemarketing services and customer support services. Simplexity acquired all of the issued shares of Buying Brain for total consideration of approximately $2.0 million, consisting of 500,000 shares of common stock, $800,000 in interest bearing notes to certain stockholders of Buying Brain, the forgiveness of $85,000 in consulting services to be received by the Company and approximately $556,000 in cash. The acquisition was recorded under the purchase method of accounting and, accordingly the purchase price was allocated based on the fair values of the assets and liabilities acquired. Buying Brain’s operations have been included in the Company’s December 31, 2001 financial statements since the date of acquisition. Goodwill of approximately $2.3 million was recorded in connection with the acquisition. This goodwill was being amortized over 36 months until an impairment charge was taken to write-off the entire balance in 2001.

The unaudited pro forma results of operations, assuming the Sundial and Buying Brain acquisitions had been consummated on January 1, 2001 are as follows:

Revenue	$5,635,000
Net loss	(23,709,000)

These unaudited pro forma results of operations include adjustments to Sundial’s and Buying Brain’s unaudited historical results of operations which provide for additional amortization expense relating to the amortization of goodwill which results from the application of purchase accounting as if the acquisition had been consummated on January 1, 2001.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The information for the 2001 acquisitions is as follows:

Cash paid for acquisition	$1,724,000
Debt issued	900,000
Issuance of common stock	1,719,000
Issuance of Series C	3,545,000
Issuance of warrants to purchase Series C	652,000
Acquisition costs	118,000

Total purchase price	8,658,000

Fair value of assets acquired	445,000
Liabilities assumed	(1,129,000)

Less fair value of net assets acquired	(684,000)

Excess of fair value over net assets acquired	$9,342,000

As of December 31, 2001, the Company concluded that the remaining value of the goodwill related to the Buying Brain acquisition was impaired. As a result, the Company recorded an impairment charge of approximately $1,744,000 during 2001, which represented the entire remaining unamortized balance. In addition, in connection with InPhonic’s acquisition (note 1), as of December 31, 2001 the Company concluded that a portion of the remaining value of goodwill related to the Sundial acquisition was impaired and the Company recorded and impairment charge of approximately $1,000,000.

(b)    Acquisitions prior to 2000

(i)    Business Advantage Group

In December 2000, Simplexity entered into an agreement with Business Advantage Group, Inc., (BAG), to purchase from BAG certain existing and future customers for a period of two years effective December 1, 2000. The Company paid BAG approximately $300,000 upon the completion of the arrangement. The Company may be required to make additional payments contingent on performance obligations of BAG. In addition, through December 2002, the Company agreed to reimburse BAG for certain costs and for BAG to manage and administer certain services and obligations. The Company expensed approximately $101,000 for these costs during 2000.

At December 31, 2000, the Company determined that cash flows from BAG will not be sufficient to recover the Company’s investment. During 2001, the Company commenced litigation with BAG (note 11). Consequently, the Company has expensed the initial investment amount of $300,000 during 2000.

(ii)    TalkingOnAir, Inc.

On December 21, 1999, the Company acquired all of the assets and certain operating liabilities of TalkingOnAir, Inc., a technology company that helps its customers compare various providers of wireless and cellular products and services. Total consideration for the acquisition was approximately $1.5 million and consisted of $1.1 million of cash and the issuance of 200,000 shares of the Company’s Series A preferred stock. The cash payments were made prior to the Company’s acquisition of TalkingOnAir, Inc. through a short-term debt agreement that was forgiven by the Company as part of its purchase agreement for TalkingOnAir, Inc. The acquisition was accounted for by the purchase method and, accordingly the purchase price was allocated based on the fair values of the assets and liabilities acquired. TalkingOnAir, Inc.’s operations have been included in the Company’s financial statements since the date of acquisition. Goodwill of approximately $1.7 million was recorded in connection with the acquisition and was being amortized on a straight-line basis over 18 months.

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.    COMMITMENTS AND CONTINGENCIES

(a)    Leases

The Company leases office space and equipment under noncancelable operating leases with various expiration dates through October 2001. Rent expense for the year ended December 31, 2001 was approximately $670,000. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Future minimum lease payments under noncancelable operating leases as of December 31, 2001 are as follows:

Year ending December 31:
2002	$412,000
2003	379,000
2004	375,000
2005	386,000

Total minimum lease payments	$1,552,000

(b)    Legal Proceedings

During 2001, the Company initiated litigation against Business Advantage Group, Inc.(BAG) for breach of contract. BAG filed a counterclaim in response to the litigation which was subsequently withdrawn upon the dismissal of BAG’s legal counsel. In January 2002 the Company settled the case in arbitration and is in the process of determining a method of collecting the judgment of approximately $641,000. Collection of any settlement is uncertain and therefore no amount has been recorded.

The Company maybe involved from time to time in litigation in the normal course of its business. In the opinion of management, the Company is not aware of any pending or threatened litigation matters that will have a material adverse effect on the Company’s business, operations, financial condition, or cash flows.

12.    SIMPLEXITY INC. SEVERANCE PLAN

In April 2001, the board of directors authorized the Simplexity Inc. Severance Plan, (the Severance Plan). Under the Severance Plan, all of the Company’s full-time employees at the level of director or below are generally eligible for severance benefits if their active employment is terminated. At the discretion of the Company, benefits are payable either in a lump sum amount or in installments over a 24-month period following the termination date. Severance pay is determined by the individual’s job level, years of service, and base pay. During 2001, the Company paid severance costs of approximately $74,000 to terminated employees.

13.    2001 PREFERRED STOCK PLAN

In September 2001, the Company adopted a preferred stock plan. Under the Preferred Stock Plan, 5,708,560 shares of Series D preferred stock are reserved for options issuable to employees, board of directors, members, and consultants. The term of the options is limited to the earlier of (a) date of an initial public offering or (b) 5 years from the date of grant. The exercise price is equal to the fair value on

SIMPLEXITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the date of grant as determined by the board of directors. The options may vest immediately or over the option term as stated in each option grant agreement. On February 7, 2002, the Board approved the issuance of 5,708,560 options to purchase shares of Series D under the Preferred Stock Plan at exercised prices of $0.065.

14.    SUBSEQUENT EVENTS

(a)    Series E Preferred Stock

In January 2002, the Company issued 592,593 shares of Series E at $0.338 per share for total proceeds of approximately $200,000. The Series E investors also received warrants to purchase 592,593 shares of Series D with an exercise price of $0.338.

(b)    InPhonic Acquisition

As discussed in Note 1, the Company sold substantially all of its assets and liabilities to InPhonic on February 13, 2002.

SIMPLEXITY, INC. (A Development Stage Enterprise)

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
Simplexity, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Simplexity, Inc. (a development stage enterprise) at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the period from October 27, 1998 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

McLean, Virginia
December 20, 2001

SIMPLEXITY, INC. (A Development Stage Enterprise)

BALANCE SHEET
December 31,
2000
Assets
Current assets:
Cash and cash equivalents	$9,970,000
Certificates of deposit	6,000,000
Accounts receivable (net of allowance for doubtful accounts of $0)	73,000
Inventory	—
Prepaid expenses and other current assets	625,000

Total current assets	16,668,000
Property and equipment, net	1,243,000
Goodwill, net	486,000
Other assets	1,239,000

Total assets	$19,636,000

Liabilities, mandatorily redeemable securities and shareholders’ deficit
Current liabilities:
Accounts payable	$805,000
Accrued liabilities	949,000
Deferred revenue	2,000
Notes payable	726,000

Total current liabilities	2,482,000

Commitments and contingencies (Note 12)
Mandatorily redeemable securities;
Series A, $0.0001 par value, 2,199,995 shares authorized, issued and outstanding at December 31, 2000 (liquidation preference of $1,899,000 at December 31, 2000)	1,899,000
Series B, $0.0001 par value, 11,000,000 shares authorized; 10,177,493 shares issued and outstanding at December 31, 2000 (liquidation preference of $26,990,000 at December 31, 2000)	26,990,000
Series C, $0.0001 par value, 10,200,000 shares authorized; 3,692,578 shares issued and outstanding at December 31, 2000 (liquidation preference of $14,311,000 at December 31, 2000)	14,311,000
Warrants to purchase Series B preferred stock	190,000
Warrants to purchase Series C preferred stock	6,157,000

Total mandatorily redeemable securities	49,547,000

Shareholders’ deficit:
Common stock: $0.0001 par value; 48,000,005 shares authorized; 11,333,825 shares issued and 8,783,332 shares outstanding at December 31, 2000	1,000
Stock subscriptions receivable	(335,000)
Additional paid-in capital	838,000
Treasury stock, at cost; (2,550,439 shares at December 31, 2000)	(353,000)
Deferred stock-based compensation	(119,000)
Deficit accumulated during development stage	(32,425,000)

Total shareholders’ deficit	(32,393,000)

Total liabilities, mandatorily redeemable securities and shareholders’ deficit	$19,636,000

The accompanying notes are an integral part of these financial statements.

SIMPLEXITY, INC. (A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,	For the Period October 27, 1998 (inception) to December 31,
	2000	2000

Revenue:
Product sales	$161,000	$172,000
Service commissions	100,000	100,000

Total revenue	261,000	272,000
Operating expenses:
Cost of sales	112,000	131,000
Product development	3,982,000	7,343,000
Sales and marketing	13,679,000	14,886,000
General and administrative	7,411,000	10,258,000

Total operating expenses	25,184,000	32,618,000

Loss from operations	(24,923,000)	(32,346,000)
Other income (expense)	41,000	(79,000)

Net loss	$(24,882,000)	$(32,425,000)

The accompanying notes are an integral part of these financial statements.

SIMPLEXITY, INC. (A Development Stage Enterprise)

STATEMENTS OF SHAREHOLDERS’ DEFICIT
			Stock subscriptions receivable	Additional paid-in capital	Treasury stock	Deferred stock-based compensation	Deficit accumulated during development stage	Total
	Common Stock
	Shares	Amount

Balance, October 27, 1998 (inception)	—	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock to founders for cash ($0.001 per share)	3,940,000	4,000	(4,000)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(6,000)	(6,000)

Balance at December 31, 1998	3,940,000	4,000	(4,000)	—	—	—	(6,000)	(6,000)
Issuance of common stock in exchange for cash ($0.001 per share)	1,625,861	2,000	—	—	—	—	—	2,000
Issuance of common stock in exchange for cash ($0.075 per share)	5,000	—	—	—	—	—	—	—
Issuance of common stock in exchange for notes ($0.075 per share)	600,000	—	(45,000)	45,000	—	—	—	—
Issuance of warrants for common stock to carriers and partners in exchange for services ($0.075 per share)	—	—	—	16,000	—	(16,000)	—	—
Issuance of common stock from exercises of stock options ($0.001 per share)	122,677	—	—	—	—	—	—	—
Issuance of common stock from exercises of stock options ($0.075 per share)	1,179,514	1,000	—	88,000	—	—	—	89,000
Issuance of common stock from exercises of stock options in exchange for notes ($0.075 per share)	2,686,813	3,000	(201,000)	198,000	—	—	—	—
Grants of stock options to non-employees in exchange for services ($0.075 per share)	—	—	—	8,000	—	—	—	8,000
Amortization of deferred stock-based compensation	—	—	—	—	—	1,000	—	1,000
Purchase of treasury stock, at cost	—	—	—	—	(59,000)	—	—	(59,000)
Accretion of Series A to redemption value	—	—	—	(32,000)	—	—	—	(32,000)
Net loss	—	—	—	—	—	—	(7,537,000)	(7,537,000)

Balance at December 31, 1999	10,159,865	$10,000	$(250,000)	$323,000	$(59,000)	$(15,000)	$(7,543,000)	$(7,534,000)

SIMPLEXITY, INC. (A Development Stage Enterprise)

STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock Shares Amount		Stock subscriptions receivable	Additional paid-in capital	Treasury stock	Deferred stock-based compensation	Deficit accumulated during development stage	Total

Balance, December 31, 1999	10,159,865	$10,000	$(250,000)	$323,000	$(59,000)	$(15,000)	$(7,543,000)	$(7,534,000)
Recapitalization of par value from $0.001 to $0.0001	—	(9,000)	—	9,000	—	—	—	—
Issuance of warrants for common stock to carriers and partners in exchange for services ($0.075-$0.53 per share)	—	—	—	270,000	—	(270,000)	—	—
Issuance of common stock from exercises of stock options ($0.075 per share)	126,505	—	—	10,000	—	—	—	10,000
Issuance of common stock from exercises of stock options ($0.53 per share)	650,455	—	—	345,000	—	—	—	345,000
Issuance of common stock from exercise of stock options in exchange for notes ($0.53 per share)	397,000	—	(210,000)	210,000	—	—	—	—
Grants of stock options to non-employees in exchange for services ($0.53 per share)	—	—	—	6,000	—	—	—	6,000
Grants of stock options to non-employees in exchange for services ($1.00 per share)	—	—	—	8,000	—	—	—	8,000
Amortization of deferred stock-based compensation	—	—	—	—	—	166,000	—	166,000
Purchase of treasury stock, at cost	—	—	—	—	(294,000)	—	—	(294,000)
Accretion of Series B and Series C to redemption value	—	—	—	(343,000)	—	—	—	(343,000)
Repayment of stock subscription receivable	—	—	125,000	—	—	—	—	125,000
Net loss	—	—	—	—	—	—	(24,882,000)	(24,882,000)

Balance, December 31, 2000	11,333,825	$1,000	$(335,000)	$838,000	$(353,000)	$(119,000)	$(32,425,000)	$(32,393,000)

The accompanying notes are an integral part of these financial statements.

SIMPLEXITY, INC. (A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

	For the year ended December 31,	For the period October 27, 1998 (Inception) to December 31,
	2000	2000

Cash flows from operating activities:
Net loss	$(24,882,000)	$(32,425,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,343,000	2,407,000
Non-cash interest expense	190,000	198,000
Loss on disposal of equipment	104,000	104,000
Stock-based compensation	180,000	261,000
Allowance for doubtful accounts	(16,000)	(16,000)
Changes in assets and liabilities (net of acquired assets and liabilities):
Accounts receivable	(23,000)	(25,000)
Inventory	36,000	39,000
Prepaid expenses and other current assets	32,000	(268,000)
Other assets	(191,000)	(195,000)
Accounts payable	(2,061,000)	828,000
Accrued liabilities	50,000	721,000
Deferred revenue	(6,000)	2,000

Net cash used in operating activities	(24,244,000)	(28,369,000)

Cash flows from investing activities:
Purchases of investments	(5,967,000)	(6,001,000)
Purchases of property and equipment	(785,000)	(1,311,000)
Acquisition of TalkingOnAir, net of cash	—	(1,092,000)

Net cash used in investing activities	(6,752,000)	(8,404,000)

Cash flows from financing activities:
Principal payments on capital lease obligations	(253,000)	(291,000)
Purchase of treasury stock	(294,000)	(353,000)
Proceeds from issuance of common stock	355,000	445,000
Proceeds from issuance of convertible preferred stock	40,403,000	41,870,000
Proceeds from sale of notes payable	733,000	1,008,000
Repayment of notes payables	(275,000)	(275,000)
Proceeds from sale of convertible notes	—	4,214,000
Repayment of stockholder notes receivable	125,000	125,000

Net cash provided by financing activities	40,794,000	46,743,000

Net increase in cash and cash equivalents	9,798,000	9,970,000
Cash and cash equivalents—beginning of year	172,000	—

Cash and cash equivalents—end of year	$9,970,000	$9,970,000

Summary of non-cash financing transactions:
Acquisition of equipment under capital lease obligation	$—	$291,000

Stock subscription receivable	$210,000	$456,000

Conversion of convertible notes into Series B convertible preferred stock	$4,324,000	$4,324,000

Series B convertible preferred stock issued in exchange for future services	$300,000	$300,000

Warrants to purchase Series C preferred stock issued in exchange for Microsoft agreement	$2,089,000	$2,089,000

The accompanying notes are an integral part of these financial statements.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

1.    NATURE OF BUSINESS

Simplexity, Inc. (the Company) operates an e-marketplace for telecommunications services, cellular phones and accessories. The Company commenced operations on January 19, 2000 by launching its e-marketplace services.

The Company has entered into agreements with telecommunication carriers and channel partners which allow the Company to offer, directly and through partners, a variety of mobile, wireless, paging and Internet-based services.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company’s activities to date principally have been development of its website and securing capital; Company has not generated significant revenues from planned operations. Accordingly, the Company’s financial statements are presented as a development stage enterprise as prescribed by Statement of Financial Accounting Standards No. 7 (SFAS 7), “Accounting and Reporting by Development Stage Enterprises”.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain immaterial prior year amounts have been reclassified to conform to current year financial statement presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company maintains its cash and certificates of deposits with one financial institution. The Company periodically reviews the financial strength of the financial institution.

Inventory

Inventories consist of cellular telephones and accessories and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Equipment under capital leases is stated at the present value of minimum lease payments, less accumulated depreciation. Maintenance and repairs are charged to current operations as incurred. Upon sale, retirement, or other disposition of assets, the cost and related accumulated depreciation is removed from the respective accounts and any gain or loss on the disposition is included in net income.

Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Description	Useful Life

Software	3 years
Computers and equipment	5 years
Furniture and fixtures	7 years

Equipment held under capital leases is amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

Long-Lived Assets

The Company recognizes impairment losses on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by such assets are less than the assets’ carrying values. Impairment losses, if present, are measured based on the difference between assets’ fair values and carrying values and are recognized in the period when identified.

Research and Development

Research and development costs are charged to expense as incurred.

Deferred Advertising Costs

The Company accounts for its advertising costs in accordance with the provisions of Statement of Position No. 93-7 (SOP 93-7), “Reporting on Advertising Costs”. In accordance with SOP 93-7, the Company defers advertising costs until the first time an advertisement appears.

Goodwill

Goodwill, which represents the excess of purchase price over fair value of net assets acquired that relates to the Company’s acquisition of Talking On Air, Inc., is amortized on a straight-line basis over the expected benefit period of 18 months. The Company continually reviews goodwill to assess recoverability when business conditions or other factors indicate an impairment may exist. During the year ended December 31, 2000, the Company recorded $1,035,000 of amortization expense related to goodwill.

Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company provides for income taxes currently payable and, in addition, provides deferred income taxes for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

statements. Temporary differences relate principally to net operating loss carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Treasury Stock

The Company accounts for treasury stock using the cost method. During 1999 and 2000, the Company repurchased 795,000 and 1,755,439 shares of common stock, respectively.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB No. 25), “Accounting for Stock Issued to Employees”, as interpreted by FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB No. 25”, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation”. In accordance with APB No. 25, compensation costs for a stock option is measured as the excess, if any, of the market price of the Company’s stock at the measurement date over the exercise price. A new measurement date for purposes of determining compensation is established when there is substantive change to the terms of an underlying option.

Newly Issued Accounting Standards

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 “Business Combinations” (SFAS No. 141) and Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 141 addresses financial accounting and reporting for business combinations, requires that the purchase method of accounting be used for all business combinations and prohibits the pooling-of-interests method of accounting. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and supercedes APB Opinion No. 16, “Business Combinations” as well as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”.

SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill and other certain intangible assets to be periodically reviewed for impairment. SFAS No. 142 is effective for the Company beginning January 1, 2002 and supercedes APB Opinion No. 17, “Intangible Assets”. The Company is evaluating the impact of SFAS No. 142 on its financial position and results of operations.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. It provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.”

During 2000, the FASB Emerging Issues Task Force (EITF) reached a consensus on Issue 00-25, “Vendor Income Statement Classification of Consideration Paid to a Reseller of the Vendor’s Products.” EITF

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

00-25 will require, in certain circumstances, that payment made to resellers and partners be offset against subsequent revenue derived from the reseller or partner. The payments may be characterized as an expense if the vendor receives an identifiable benefit for the payments and if the fair value of the benefit can be reasonably estimated. EITF 00-25 is effective for the Company’s 2002 financial statements, with 2001 amounts retroactively restated for comparison purposes, if necessary. The Company is evaluating the impact of EITF 00-25 on its financial condition and results of operations.

3.    FINANCING ACTIVITIES

During 2000, the Company raised net proceeds of approximately $40.4 million through the issuance of Series B and Series C mandatorily redeemable convertible preferred stock. In September 2001, the Company issued 20,202,908 shares of Series E convertible preferred stock and warrants to purchase Series D convertible preferred stock for total proceeds of approximately $6.8 million (Note 13). However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2000, the Company incurred a loss from operations of approximately $24.9 million and negative cash flows from operations of $24.2 million. As of December 31, 2000, the Company had an accumulated deficit of approximately $32.4 million.

Management expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase significantly from current levels resulting from costs associated with brand development, marketing and other promotional activities, continued development of the Company’s web site and information technology infrastructure, expansion of product offerings and the development of relationships with other businesses. Certain of these costs could be reduced if working capital decreased significantly. Failure to generate sufficient revenues, raise additional capital or reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

4.    MANDATORILY REDEEMABLE SECURITIES

As of December 31, 2000, the Company had authorized three classes of mandatorily redeemable convertible preferred stock: Series A, Series B and Series C.

During September 2001, the Company authorized Series D and Series E preferred stock. Series D and Series E have certain preferences that are senior to Series A, Series B and Series C (Note 13).

During January and February 2000, the Company issued 8,439,163 shares of Series B mandatorily redeemable convertible preferred stock (“Series B”) at $2.66 per share for total gross proceeds of approximately $22,448,000. In connection with the first close of the Series B, the Company converted outstanding notes payable and accrued interest of approximately $4,324,000 into 1,625,548 shares of Series B (Note 7).

During March 2000, the Company issued 112,782 shares of Series B valued at $2.66 per share to a third party in exchange for advertising services. The estimated fair value of the Series B shares of $300,000 will be recognized as sales and marketing expense as services are received. Through December 31, 2000, no services have been received and $300,000 is included in prepaid expenses and other current assets in the accompanying December 31, 2000 balance sheet.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

During the three months ended December 31, 2000, the Company issued 3,692,578 shares of Series C mandatorily redeemable convertible preferred stock (“Series C”) at $4.92 per share for total gross proceeds of approximately $18,168,000. The Series C investors also received warrants to purchase 1,846,287 shares of Series C stock. The warrants have an exercise price of $3.28 and are exercisable through 2005. The Company has determined the relative fair value of the warrants using an established option pricing model and has allocated $4,069,000 to the Series C warrants.

The holders of preferred stock have various rights and preferences as follows:

Voting

Each share of Series A, Series B and Series C stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as a single class with the common stock.

Consent of holders of seventy-five percent of the outstanding shares of Series B and Series C preferred stock (including fractional shares), in aggregate, would be required for the creation or authorization of the issuance of any senior preferred stock or parity preferred stock; the establishment any new lines or changes in the line of business that are materially different from the existing business of the Corporation; the amendment of provisions of the Certificate of Incorporation or by-laws in a manner that adversely affects the rights of the respective shareholders; the authorization to effect the payment of dividends on, or the redemption or repurchase of, any capital stock of the Company (other than (i) the payment of dividends on or the redemption or repurchase of the Series B and Series C or (ii) the repurchase of capital stock from any employee of the Corporation under the terms of any agreement with such employee which are entered into pursuant to a stock option plan or other equity incentive plan approved by the Board, the consent to any liquidation or reorganization event (other than a voluntary winding up or dissolution of the Company, which shall require the affirmative vote of the holders of two-thirds of Series B and a majority Series A and C, respectively, of the then-outstanding preferred stock) and the authorization to enter into any agreement, transaction, commitment or arrangement to authorize or effect the acquisition of any capital stock, limited partner or member interest or any other ownership interest in any business entity.

Dividends

Holders of Series A, and Series B stock are entitled to receive non-cumulative dividends of 8.0% of the issue price per share when and if declared by the Board of Directors. The holders of Series A and Series B stock are also entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if-converted basis. No dividends on preferred stock or common stock have been declared by the Board from inception through December 31, 2000.

Holders of Series C stock are entitled to receive dividends at the rate of 10.0% per annum of the issue price per share beginning one year from the original issuance date. This dividend may be paid in either cash or additional common stock at the discretion of the Board. The holders of Series C stock are also entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if-converted basis.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

Conversion

Each share of Series A, Series B, and Series C stock is convertible into common stock, at the option of the holder, at any time at the initial conversion ratio of 1 to 1. The conversion ratio is subject to adjustment for events such as a stock split, stock dividend, declared and unpaid cash dividends, or certain issuances of stock. At December 31, 2000, the conversion ratio was 1 to 1.

Each share of Series A, Series B, and Series C stock automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of: (1) the date specified by vote or written consent or agreement of holders of at least seventy five percent (75%) of the shares of the respective series of preferred stock, then outstanding (voting on an as converted basis), or (2) immediately prior to the closing of an underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933 of the Company’s common stock with gross proceeds in excess of $30 million.

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, the Series A and Series B holders are entitled to receive a payment of the stock’s original issue price of $0.75 per share and $2.66 per share, respectively, adjusted for any stock dividends, combinations, splits, recapitalizations, plus any declared but unpaid dividends. The Series C holders are entitled to receive a payment of the stock’s original issue price of $4.92 per share, adjusted for any stock dividends, combinations, splits, recapitalizations, plus interest accrued at 10.0% per annum and any declared but unpaid dividends.

The following events represent a liquidation: (1) the sale, lease, exchange or transfer of all or substantially all of the property or assets of the Company, (2) any acquisition or series of transactions by the Company through the means of consolidation, share exchange, merger or other form of corporate reorganization in which the Company’s stockholders prior to the merger own less than a majority of voting securities of the surviving company.

The holder’s right to the liquidation payment that the holders would receive upon the merger or sale of the Company is considered to be outside of the control of the issuer and would represent a mandatory redemption feature. Accordingly, the Series A, Series B and Series C stock have been classified as mandatorily redeemable convertible preferred stock in the accompanying Balance Sheet.

Redemption

At any time after January 31, 2004, any holders of Series B and Series C stock may, by written notice to the Corporation, require the redemption of all or any portion of the respective shares owned by such holder at a redemption price per share equal to the original issue price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, plus any declared but unpaid dividends and in case of Series C stock plus interest at the rate of 10% per annum.

At the election of the Company, payment of the full amount of the redemption price may be made in 3 equal annual installments plus interest compounded at an annual rate of 8.0% for Series B and 10.0% for Series C on the unpaid balance.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

If the funds that are legally available for payment on redemption are insufficient, then the funds shall be used to redeem the maximum number of requested shares possible. As additional funds are legally available for the redemption of the shares of Series B and Series C not previously redeemed, these funds will immediately be used to redeem the remaining balance.

5.    PROPERTY AND EQUIPMENT

Property and equipment consists of the following at:

December 31,
2000

Property and equipment, net:
Computers and equipment	$611,000
Furniture and fixtures	—
Software	928,000

1,539,000
Less accumulated depreciation	(296,000)

$1,243,000

6.    INCOME TAXES

The Company’s deferred tax assets and liabilities consist of the following at:

December 31,
2000

Capitalized start-up costs	$2,331,000
Accruals and other	9,000
Stock options and warrants	6,000
Goodwill amortization	119,000
Disposal of assets	50,000
Net operating loss carryforwards and tax credits	9,544,000
Depreciation	282,000

Net deferred tax assets	12,341,000
Valuation allowance	(12,341,000)

Net deferred taxes	$—

The deferred tax assets have been reduced by a full valuation allowance because management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized.

Capitalized start-up costs represent expenses incurred in the organization and start-up of the Company. For tax purposes, these costs are being amortized over a period of 60 months. At December 31, 2000, the Company had approximately $24,298,000 of federal net operating loss carryforwards available to offset future taxable income which expire in varying amounts through 2019. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards which can be utilized if certain changes in the Company’s ownership occur.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

7.    LINES OF CREDIT AND DEBT

1999 Note Payable

In December 1999, the Company entered into a note payable agreement with a bank that provided for borrowings up to $1,000,000 at an interest rate of prime plus 1.0%. The principal and interest on this facility was due in full upon the earlier of the closing of the Series B redeemable preferred stock financing or March 31, 2000. At December 15, 1999, $275,000 of the note payable was outstanding. The Company paid the entire outstanding principal and accrued interest during January 2000.

In connection with this note payable agreement, the Company issued 11,278 warrants to the bank that provides the holder the right to purchase the Company’s Series B preferred stock at an exercise price of $2.66 per share through December 31, 2004. The estimated fair value of these warrants of $24,000 has been recorded in interest expense in the statement of operations over the duration of the agreement. The warrants were fully vested at the time of issuance.

Convertible Promissory Notes

In September 1999, the Company issued convertible promissory notes (Notes) for $4,214,000 that bear interest at 8.0%. The principal and accrued interest were converted into Series B convertible preferred stock in January 2000 upon the first round of the Series B preferred stock financing. In connection with the issuance of the convertible Notes, the Company issued 396,080 warrants to the holders of the Notes that provide them with the right to purchase the Company’s Series B preferred stock at an exercise price of $2.66 per share through September 28, 2004. The estimated fair value of these warrants of $147,500 have been recorded as interest expense in the statement of operations over the duration of the agreement.

2000 Line of Credit and Promissory Note

In March 2000, the Company entered into a $1 million revolving line of credit for general working capital requirements, standby letters of credit and corporate credit cards with a bank. Interest is payable monthly at the bank’s monthly prime rate. Upon maturity in May 2001, principal and accrued interest is payable. The line of credit is secured by all assets of the Company, excluding previously leased equipment and including general intangibles. There were no borrowings outstanding under the line of credit as of December 31, 2000.

In May 2000, the Company entered into a $2 million promissory note with the same bank the Company has the line of credit, for purposes of equipment and software purchases. The Company could draw from the note through November 9, 2000 (draw period). Interest during the draw period was payable monthly beginning June 9, 2000 at an annual interest rate of the bank’s prime rate plus 0.25%. On November 9, 2000, the outstanding principal balance of borrowings plus interest are payable monthly in 24 equal payments of principal plus accrued interest commencing on December 9, 2000. The promissory note is collateralized by all assets of the Company, excluding previously leased equipment and including general intangibles.

In connection with the issuance of the line of credit and promissory note, the Company issued a warrant to purchase 8,459 shares of Series B to the bank at an exercise price of $2.66 per share. The warrant expires on May 9, 2005. The estimated fair value of the warrant of $18,000 will be recorded as interest expense in the statement of operations over the term of the agreement. The warrant is fully vested at the time of issuance.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

As of December 31, 2000, a balance of $733,000 was outstanding under the terms of the $2 million promissory note and a balance of $7,000 in interest expense to be amortized was recorded in the accompanying balance sheet as discount on debt relative to the Series B warrant.

Included in the line of credit and promissory note are various customary financial and other covenants including a maintenance of a minimum monthly quick ratio of 1.25:1.00, and quarterly net operating losses should not exceed a predefined amount. At December 31, 2000, the Company was in compliance with the covenants under the 2000 line of credit and 2000 promissory note. However, during 2001, the Company violated certain non-financial covenants. Based on the covenant violations, the bank may accelerate the maturity of amounts outstanding under the promissory note. Accordingly, the Company has classified amounts outstanding on the promissory note as current at December 31, 2000.

8.    WARRANTS

During 1999, the Company issued 250,000 warrants to certain telecommunications providers that provide the holders the right to purchase the Company’s common stock at an exercise price of $0.075 per share through December 16, 2002. The estimated fair value of these warrants of as of December 31, 2000 of $140,000 has been recorded as additional paid-in capital in the accompanying balance sheet and will be amortized as a sales and marketing charge in the statement of operations over the agreement period. The warrants become exercisable at varying dates upon issuance and can be exercised at any time through 2002.

During 2000, the Company issued warrants to certain telecommunication carriers and channel partners that entitled the holders to purchase 192,000 shares of common stock. These warrants were issued at the existing fair market value of the common stock on the date. The fair value of these warrants of $145,000 has been recorded as additional paid-in capital in the accompanying balance sheet and will be amortized as a sales and marketing charge in the statement of operations over the agreement period. The warrants become exercisable at varying dates upon issuance and can be exercised at any time through 2010.

The Company also issued to certain partners the right to receive additional warrants to purchase up to a maximum of 65,000 shares of common stock upon the achievement of certain milestones outside of the control of both parties. The fair value of the contingent warrants will be measured on the earlier or when the performance is complete or performance is probable.

During December 2000, the Company issued to Microsoft Corporation, in connection with a service provider agreement, warrants to purchase 762,195 shares of Series C preferred stock at an exercise price of $4.92 per share exercisable through 2005. The estimated fair value of these warrants of $2,089,000 has been recorded as an other asset in the accompanying balance sheet and will be recorded as sales and marketing expense in the statement of operations over a six month service period.

The Company accounted for these equity instruments in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Good or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received for the issuance of equity instruments or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that the performance will occur.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

9.    STOCK-BASED COMPENSATION

In October 1999, the Company adopted the Non-Qualified Stock Option Plan (the Plan). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or non-qualified stock options. Incentive stock options (ISOs) may be granted only to Company employees (including officers and directors who are also employees). Non-qualified stock options (NSOs) may be granted to Company employees and consultants. The Company has reserved 6,000,000 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively; and, (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively.

During 2000, the Company issued stock options to purchase 45,500 shares of common stock at exercise prices ranging from $0.001 to $1.00 to consultants for advisory services performed during 2000. The options were fully vested at the time of grant and are exercisable through December 2010. The estimated fair value of the stock options of $14,000 was determined using the Black-Scholes valuation model and was expensed in 2000.

Information regarding the Plan is as follows:

	Number of Options	Range of Exercise Prices	Vesting Provisions

Options outstanding, December 31, 1999	137,360	$0.001–$0.53	0-4 years
Options granted	3,362,302	$0.53–$1.00	0-4 years
Options forfeited	(282,710)	$0.001–$0.53	0-4 years
Options exercised	(1,173,960)	$0.075–$0.53	0-4 years

Options outstanding, December 31, 2000	2,042,992	$0.53–$1.00	0-4 years

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

The following table summarizes information about stock options outstanding at December 31, 2000:

Options Outstanding				Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$0.53	1,897,492	9.58	$0.53	117,375	$0.53
$1.00	145,500	9.85	$1.00	50,000	$1.00

	2,042,992			167,375

The options above were issued at exercise prices that approximated fair market value at the date of grant.

The Company applies Accounting Principles Board Opinion No. 25, as interpreted by FIN 44, in accounting for the Plan. Accordingly, no compensation expense has been recognized related to the stock options. Had compensation cost for the Company’s Plan been determined based on the fair value at the grant dates for awards under this Plan consistent with the method prescribed in SFAS 123, the Company’s pro forma net loss would have been approximately $24,919,000 for the year ended December 31, 2000.

The pro forma amounts reflected above are not representative of the effects on reported net income in future years because, in general, the options granted typically do not vest for several years and additional awards are made each year. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

December 31,
2000

Dividend yield	0%
Expected life (years)	3
Expected volatility	0%
Risk-free interest rate (range)	6.217%

10.    EMPLOYEE BENEFIT PLAN

In January 2000, the Company adopted a 401(k) profit-sharing plan. The plan covers all full-time employees. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Plan does not allow for Company matching contributions.

Non-elective contributions are at the discretion of the Board of Directors and vest ratably over 2 years.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

11.    ACQUISITIONS

Business Advantage Group

In December 2000, Simplexity entered into an agreement with Business Advantage Group, Inc., (“BAG”), to purchase from BAG certain existing and future customers for a period of two years effective December 1, 2000. The Company paid BAG approximately $300,000 upon the completion of the arrangement. The Company may be required to make additional payments contingent on performance obligations of BAG. In addition, through December 2002, the Company agreed to reimburse BAG for certain costs and for BAG to manage and administer certain services and obligations. The Company expensed approximately $101,000 for these costs during 2000.

At December 31, 2000, the Company determined that cash flows from BAG will not be sufficient to recover the Company’s investment. During 2001, the Company commenced litigation with BAG (Note 12). Consequently, the Company has expensed the initial investment amount of $300,000 during 2000.

TalkingOnAir, Inc.

On December 21, 1999, the Company acquired all of the assets and certain operating liabilities of TalkingOnAir, Inc., a technology company that helps its customers compare various providers of wireless and cellular products and services. Total consideration for the acquisition was approximately $1.5 million and consisted of $1.1 million of cash and the issuance of 200,000 shares of the Company’s Series A preferred stock. The cash payments were made prior to the Company’s acquisition of TalkingOnAir, Inc. through a short-term debt agreement that was forgiven by the Company as part of its purchase agreement for TalkingOnAir, Inc. The acquisition was accounted for by the purchase method and, accordingly the purchase price was allocated based on the fair values of the assets and liabilities acquired. TalkingOnAir, Inc.’s operations have been included in the Company’s December 31, 1999 financial statements since the date of acquisition. Goodwill of approximately $1.7 million was recorded in connection with the acquisition and is being amortized on a straight-line basis over 18 months.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

12.    COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space and equipment under non-cancelable operating leases with various expiration dates through October 2008. Rent expense for the year ended December 31, 2000 was $434,000. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Future minimum lease payments under non-cancelable operating leases, including lease commitments entered into subsequent to December 31, 2000 and future minimum capital lease payments as of December 31, 2000 are as follows:

Operating Leases

Year ending December 31,
2001	$665,000
2002	412,000
2003	379,000
2004	375,000
2005	386,000
Thereafter	1,159,000

Total minimum lease payments	$3,376,000

Legal Proceedings

During 2001, the Company initiated litigation against BAG for breach of contract. BAG filed a counterclaim in response to the litigation which was subsequently withdrawn upon the dismissal of BAG’s legal counsel. A court hearing is scheduled in January 2002. The Company believes it will be successful in its claim; however, collection of any settlement is uncertain.

The Company may be involved from time to time in litigation in the normal course of its business. In the opinion of management, the Company is not aware of any pending or threatened litigation matters that will have a material adverse effect on the Company’s business, operations, financial condition, or cash flows.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

13.    SUBSEQUENT EVENTS

Acquisitions

In June 2001, the Company acquired Sundial Marketplace Corporation, (“Sundial”), an on-line agent for providers of wireless and mobile telecommunications products and services and satellite television products and services. Simplexity acquired all of the issued shares of Sundial for total consideration of approximately $11.5 million, consisting of 720,529 shares of Series C preferred stock, a warrant to purchase 203,252 shares of Series C preferred stock at an exercise price of $4.92 per share, 1,219,512 shares of common stock and approximately $1.0 million in cash. The acquisition will be recorded under the purchase method of accounting.

In April 2001, the Company acquired Systems Path LLC and Buying Brain Inc., a Delaware corporation, collectively “Buying Brain”, a company that provides telemarketing services and customer support services. Simplexity acquired all of the issued shares of Buying Brain for total consideration of approximately $2.0 million, consisting of 500,000 shares of common stock, $800,000 in interest bearing notes to certain stockholders of Buying Brain, the forgiveness of $85,000 in consulting services to be received by the Company and approximately $556,000 in cash. The acquisition will be recorded under the purchase method of accounting.

The Company has not completed the allocation of the Sundial or Buying Brain purchase price. However, a significant portion of the purchase price may be allocated to goodwill. The Company will cease amortization of goodwill effective January 1, 2002.

Simplexity Inc. Severance Plan

In April 2001, the Board of Directors authorized the Simplexity Inc. Severance Plan, (the “Plan”). Under this Plan, all of the Company’s full time employees at the level of director or below are generally eligible for severance benefits if their active employment is terminated. At the discretion of the Company, benefits are payable either in a lump sum amount or in installments over a 24-month period following the termination date. Severance pay is determined by the individual’s job level, years of service and base pay. During 2001, the Company expensed severance costs of approximately $74,000.

Series E Convertible Preferred Stock and Series D Preferred Stock Warrants

In September 2001, the Company issued 20,202,908 units consisting of one share of Series E mandatorily redeemable convertible preferred stock (“Series E”) and one warrant to purchase one share of Series D mandatorily redeemable convertible preferred stock (“Series D”) for $0.3375 per unit. Proceeds totaled approximately $6.8 million.

Subsequent to the issuance date of the Series D preferred stock, if the Company issues or sell any “full-ratchet common stock” in a dilutive financing (where the per share price of additional shares of common stock issued is less than the Series D conversion price), the Series D conversion price will automatically be adjusted to a price per share equal to the full-ratchet common stock issued. The holders of Series E preferred stock are entitled to similar ratchet rights as Series D where in the event the full-ratchet common stock is less than the Series E conversion price, the share price will automatically be adjusted.

The Series E and Series D preferred stock holders are entitled to receive dividends of 10% per annum of the issue price per share beginning one year from the original issuance date. At the sole discretion of the Company, dividends may be payable in the form of cash or common stock.

SIMPLEXITY, INC. (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS (continued)

In the event of liquidation, dissolution or winding up of the Company, the holders of Series E are entitled to receive the greater of (1) the stock’s original issue price plus any declared but unpaid dividends or (2) the amount holders are entitled to receive upon the conversion of all shares of the Series E immediately prior to the liquidation. In the event funds are insufficient for payment of liquidation preference to all holders of preferred stock, the holders of Series E shares have senior preference over the holders of Series D shares. The holders of Series D shares have senior preference over the Series A, Series B and Series C, as one class.

Series D and Series E have similar voting and conversion rights to the Series A, Series B and Series C preferred stock. The holders of Series D, as one class, and Series E, as one class, each are entitled to elect one Board member.

At any time after December 31, 2003, any holder of Series D stock may, by written notice to the Corporation, require the redemption of all or any portion of the respective shares owned by such holder at a redemption price per share equal to three times the original issue price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, plus any declared but unpaid dividends.

At any time after December 31, 2003, any holder of Series E stock may, by written notice to the Corporation, require the redemption of all or any portion of the respective shares owned by such holder at a redemption price per share equal the original issue price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, plus any declared but unpaid dividends.

In September 2001, the Board of Directors approved an increase in the Company’s authorized shares of common stock and preferred stock to 200,000,000 and 95,000,000 shares, respectively.

2001 Preferred Stock Plan

In September 2001, the Company adopted a Preferred Stock Plan. Under the plan, 5,708,560 shares of Series D preferred stock are reserved for options issuable to employees, Board of Director members and consultants. The term of the options is limited to the earlier of (a) date of an initial public offering or (b) 5 years from the date of grant. The exercise price is equal to the fair value on the date of grant as determined by the Board of Directors. The options may vest immediately or over the option term as stated in each option grant agreement.

INPHONIC INC. AND SUBSIDIARIES

DESCRIPTION OF PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The accompanying pro forma consolidated financial information gives effect to (i) (a) the acquisitions of GadgetSpace, Reason and Simplexity; (b) the issuance of the Series D-4 Redeemable Convertible Preferred Stock on July 12, 2002 and (ii) the offering and related transactions, including (a) issuance of shares in this offering (the Offering) net of underwriters’ discounts and commissions, and related fees and expenses; and (b) the mandatory conversion of all Series of Preferred Stock as if such transactions had been consummated on June 30, 2002 in the case of the unaudited Pro Forma Condensed Consolidated Balance Sheet of InPhonic, Inc. and on January 1, 2001 in the case of the Unaudited Pro Forma Condensed Consolidated Statements of Operations of InPhonic, Inc.

The pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position would have been had the above referenced transactions been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by the Company in the future.

The following data should be read in conjunction with InPhonic, Inc.and subsidiaries Consolidated Financial Statements and related notes included elsewhere herein.

INPHONIC, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2002

	Actual	Acquisition and D-4 financing adjustments		Pro forma	Offering adjustments			Pro forma as adjusted
Assets
Current assets:
Cash and cash equivalents	$10,051,028	$3,785,000	(1)	$13,836,028			(2)	$
					(5,206,394)		(3)
Accounts receivable	10,163,587			10,163,587					10,163,587
Inventory	860,085			860,085					860,085
Prepaid expenses	794,632			794,632					794,632

Total current assets	21,869,332			25,654,332					20,163,938
Restricted cash and cash equivalent	552,500			552,500					552,500
Property and equipment, net	3,703,626			3,703,626					3,703,626
Acquired intangible assets, net	11,248,090			11,248,090					11,248,090
Deposits and other assets	452,894			452,894					452,894

Total assets	$37,826,442			41,611,442

Liabilities, redeemable preferred stock and stockholders’ deficit
Current liabilities:

Lines of credit and current portion of long-term debt	2,480,405			2,480,405	(2,480,405)		(3)		—
Promissory note payable	206,545			206,545					206,545
Accounts payable	4,414,360			4,414,360					4,414,360
Accrued payroll and vacation	1,574,396			1,574,396					1,574,396
Accrued expenses	4,920,026			4,920,026					4,920,026
Deferred revenue	2,386,761			2,386,761					2,386,761

Total current liabilities	16,059,948			15,775,948					13,295,543
Subordinated notes payable	2,296,777			2,296,777	(2,296,777)		(3)		—

Total liabilities	18,356,725			18,356,725					13,295,543

Redeemable preferred stock:
Series D-4 convertible preferred stock	—	2,839,507	(1)	2,839,507	(2,839,507)		(4)		—
Series D and D-1 redeemable convertible preferred stock	12,499,856			12,499,856	(12,499,856)		(4)		—
Warrants to purchase series D and D-1 redeemable convertible preferred stock	3,196,187			3,196,187	(3,196,187)		(4)		—
Series C redeemable convertible preferred stock	8,521,888			8,521,888	(8,521,888)		(4)		—
Warrants to purchase series C redeemable convertible preferred stock	611,922			611,922	(611,922	)(4)			—
Series B redeemable convertible preferred stock	4,119,714			4,119,714	(4,119,714)		(4)		—

Total redeemable preferred stock	28,949,567			31,789,074					3,808,109

Stockholders’ deficit:
Series D-3 convertible preferred stock	2,132,601			2,132,601	(2,132,601)		(4)		—
Series D-2 convertible preferred stock	687,500			687,500	(687,500)		(4)		—
Series A convertible preferred stock	500,000			500,000	(500,000)		(4)		—
Common stock	133,739			133,739	309,024		(4)
							(2)
Additional paid-in capital	21,693,049	945,493	(1)	22,638,542			(2)
					34,800,151		(4)
Note receivable from stockholder	(1,000,000)			(1,000,000)					(1,000,000)
Accumulated deficit	(33,626,739)			(33,626,739)	(429,212)		(3)		(34,055,951)

Total stockholders’ deficit	(9,479,850)			(8,534,357)					19,017,396

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$37,826,442			$41,611,442

See accompanying notes to pro forma consolidated financial information.

INPHONIC, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2002

	InPhonic historical(5)	Simplexity historical(6)	Acquisition and D-4 financing adjustments		Pro forma	Offering adjustments		Pro forma, as adjusted

Revenues:
Wireless device and service activation	$37,207,201	$284,100			$37,491,301				$37,491,301
Wireless communication services and software	3,893,242	161,407			4,054,649				4,054,649

Total revenues	41,100,443	445,507			41,545,950				41,545,950
Cost of revenues:
Wireless device and service activation	14,827,495	287,367			15,114,862				15,114,862
Wireless communication services and software	2,666,194	40,882			2,707,076				2,707,076

Total cost of revenues	17,493,689	328,249			17,821,938				17,821,938

Gross profit	23,606,754	117,258			23,724,012				23,724,012

Operating expenses:
General and administrative, excluding stock-based compensation	10,117,877	643,607			10,761,484				10,761,484
Research & development	—	220,917			220,917				220,917
Sales and marketing expenses	5,601,476	321,170			5,922,646				5,922,646
Depreciation and amortization	1,310,432	50,391	$24,250	(7)	1,385,073				1,385,073
Impairment of intangibles	3,314,563	—			3,314,563				3,314,563
Stock-based compensation	3,466,824	—			3,466,824				3,466,824

Total operating expenses	23,811,172	1,236,085			25,071,507				25,071,507

Loss from operations	(204,418)	(1,118,827)			(1,347,495)				(1,347,495)

Other income (expense):
Interest income	92,860	562			93,422				93,422
Interest expense	(384,252)	(25,049)			(409,301)	$384,252	(8)		(25,049)

Total other income (expense)	(291,392)	(24,487)			(315,879)				68,373

Net loss	$(495,810)	$(1,143,314)			$(1,663,374)				$(1,279,122)

Preferred stock dividends and accretion to preferred redemption values	(3,451,251)	(645,620)			(4,096,871)	(4,096,871)			—

Net loss attributable to common stockholders	(3,947,061)	(1,788,934)			(5,760,245)				(1,279,122)

Basic and diluted net loss per share:	$(0.12)				$(0.18)			$

Basic and diluted weighted average shares outstanding:	31,989,737				32,608,702

See accompanying notes to pro forma consolidated financial information.

INPHONIC, INC. AND SUBSIDIARIES

-UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
Year ended December 31, 2001

	InPhonic historical	Simplexity historical(10)	Reason historical(11)

Revenues:
Wireless device and service activation	$9,292,062	$4,063,000	$—
Wireless communication services and software	3,791,638	860,000	408,883

Total revenues	13,083,700	4,923,000	408,883
Cost of revenues:
Wireless device and service activation	6,966,217	2,946,000	—
Wireless communication services and software	3,118,575	124,000	951,804

Total cost of revenues	10,084,792	3,070,000	951,804

Gross profit	2,998,908	1,853,000	(542,921)

Operating expenses:
General and administrative, excluding stock-based compensation	13,865,330	6,144,000	950,970
Research & development	—	4,685,000	983,314
Sales and marketing expenses	4,064,454	6,300,000	982,272
Impairment of goodwill	—	2,744,000	—
Depreciation and amortization	487,015	3,434,000	634,650

Stock-based compensation	1,696,671	1,132,000	33,553

Total operating expenses	20,113,470	24,439,000	3,584,759

Loss from operations	(17,114,562)	(22,586,000)	(4,127,680)

Other income (expense):
Interest income	155,344	305,000	70,184
Interest expense	(299,872)	(115,000)	(216,222)
Other expenses	—	—	—

Total other income (expense)	(144,528)	190,000	(146,038)

Net loss	$(17,259,090)	(22,396,000)	(4,273,718)
Preferred stock dividends and accretion to preferred redemption values	(2,049,442)	(3,742,000)	—

Net loss attributable to common stockholders	$(19,308,532)	$(26,138,000)	$(4,273,718)

Basic and diluted net loss per share:	$(0.81)

Basic and diluted weighted average shares outstanding:	23,757,845

See accompanying notes to pro forma consolidated financial information.

INPHONIC, INC. AND SUBSIDIARIES

GadgetSpace historical(12)	Acquisition and D-4 financing adjustments		Pro forma	Offering adjustments		Pro forma, as adjusted

$—			$13,355,062			$13,355,062
40,271			5,100,792			5,100,792

40,271			18,455,854			18,455,854

—			9,912,217			9,912,217
36,622			4,231,001			4,231,001

36,622			14,143,218			14,143,218

3,649			4,312,636			4,312,626

903,743			21,864,043			21,864,043
744,091			6,412,405			6,412,405
1,309,081			12,655,807			12,655,807
—	(2,744,000	)(13)	—			—
79,955	721,932	(14)	2,701,219			2,701,219
	194,000	(7)				—
	(3,017,000	)(16)
	166,667	(15)				—
13,395			2,875,619			2,875,619

3,050,265			46,509,093			46,509,093

(3,046,616)			(42,196,457)			(42,196,457)

—			530,528			530,528
(11,782)			(642,876)	299,872	(8)	(343,004)
(5,060)			(5,060)			(5,060)

(16,842)			(112,348)			187,524

(3,063,458)			(42,308,805)			(42,008,933)

—			(5,791,442)	(5,791,442	)(9)	—

$(3,063,458)			$(48,100,247)			(42,008,933)

			$(1.83)

			26,289,975

INPHONIC INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(1)
Reflects the issuance of 730,023 shares of Series D-4 Preferred Stock and warrants to acquire 243,142 shares of Company common stock at a per share exercise price of $.01 for aggregate net consideration of $3,785,000. $2,839,507 was allocated to the Series D-4 Preferred Stock and $945,493 was allocated to the common stock warrants, based upon the estimated fair value of the warrants, which were estimated to be the same as the underlying common stock. Additional warrants may be issued if the initial public offering is not completed prior to December 31, 2002.

(2)	Reflects the proceeds from the Offering.

(3)
Reflects the repayment of the outstanding balances under our senior secured credit facility and $3,000,000 subordinated promissory notes and the payment of $             million of accrued dividends on certain shares of preferred stock with the proceeds of the Offering as described in the Use of proceeds. The subordinated notes have a carrying value of $2,570,788 as they were issued with warrants. The unamortized discount of $429,212 is treated as an increase in the accumulated deficit.

(4)
Reflects the conversion of the various series of the convertible preferred stock into common stock and the conversion of warrants to acquire preferred stock into warrants to acquire common stock upon the completion of the Offering.

(5)	The operating results of Reason have been included in the operating results of InPhonic since January 3, 2002 at which time InPhonic assumed the responsibility for Reasons’ operations.

(6)	Reflects the operating results of Simplexity from January 1, 2002 to February 13, 2002, the date of acquisition by InPhonic.

(7)	Reflects the amortization of $582,000 intangibles acquired from Simplexity over their estimated useful lives of three years.

(8)
Reflects the elimination of the interest expense related to the senior secured credit facility and subordinated notes payable which will be repaid with the proceeds from the Offering as described in the Use of proceeds.

(9)	Reflects the elimination of preferred stock dividends and accretion for the preferred stock which have mandatory conversion features upon the initial public offering.

(10)	Reflects the operating results of Simplexity for the year ended December 31, 2001.

(11)	Reflects the operating results of Reason for the year ended December 31, 2001.

(12)	Reflects the unaudited operating results of GadgetSpace from January 1, 2001 until December 10, 2001, the date of acquisition by InPhonic.

(13)	Represents the elimination of goodwill impairment recognized by Simplexity in 2001.

INPHONIC INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (continued)

(14)
Reflects the additional amortization of intangibles acquired from GadgetSpace over their estimated useful lives ranging from three to five years. InPhonic’s results of operations for the year ended December 31, 2001 include one month of amortization of these purchased assets and intangibles.

(15)	Reflects the amortization of technology intangibles acquired from Reason over their three year estimated useful lives.

(16)	Represents the elimination of the amortization of intangibles arising from Simplexity’s acquisitions.

INPHONIC, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
InPhonic, Inc.:

Under date of July 24, 2002, we reported on the consolidated balance sheets of InPhonic, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2001, which are included in this prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia
July 24, 2002

S-1

INPHONIC, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

		Additions

Description	Balance at beginning of period	Charged to costs and expenses	Charged to other account	Deductions	Balance at end of period

Year ended December 31, 1999 Deferred tax asset valuation allowance	—	360,104	—	—	360,104
Year ended December 31, 2000 Deferred tax asset valuation allowance	360,104	3,303,310	—	—	3,663,414
Year ended December 31, 2001
Deferred tax asset valuation allowance	3,663,414	6,614,707	—	—	10,278,121
Reserve for doubtful accounts	—	1,510,428	—	—	1,510,428

S-2

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$8,280
National Association of Securities Dealers, Inc. filing fee	9,500
Nasdaq National Market listing fee	*
Transfer agent’s and registrar’s fees	*
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky filing fees and expenses	*
Miscellaneous expenses	*

Total	*

*	To be filed by amendment.

14.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware general corporation law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

We have entered or intend to enter into agreements to indemnify our directors, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person’s services as a director or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the Underwriters, for certain liabilities arising under the Securities Act.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS (continued)

15.    RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

(1)  In December 1999, we issued 10,000,000 shares of our common stock to an accredited investor as a dividend.

(2)  In December 1999, we issued 1,689,955 shares of our common stock to an accredited investor in consideration for service on the board of directors.

(3)  In January 2000, we issued 668,782 shares of our series A stock to an accredited investor at a price of $0.75 per share for aggregate consideration of $500,000.

(4)  In January 2000, we issued 82,717 shares of our common stock to an accredited investor pursuant to anti-dilution rights in a stock restriction agreement.

(5)  In February 2000, we issued 2,282,684 shares of our series B stock to a group of accredited investors at a purchase price of $1.12 per share for aggregate consideration of $2,550,000.

(6)  In February 2000, we issued 1,347,232 shares of our common stock to an accredited investor in consideration for services it provided to us.

(7)  In May 2000, we issued a warrant for the purchase of up to 86,282 shares of our common stock to one of our lenders at an exercise price of $0.452 per share.

(8)  In July 2000, we issued convertible promissory notes convertible into shares of series C stock to a group of accredited investors in the aggregate principal amount of $2,125,000.

(9)  In October 2000, we issued 5,830,174 shares of our series C stock to a group of accredited investors at a purchase price of $1.04 per share for aggregate consideration of $6,059,892, including the conversion of $2,164,666 in principal and accrued interest on our outstanding convertible promissory notes, and we issued warrants for the purchase of up to 511,111 shares of our series C stock to a group of accredited investors at an exercise price of $1.04 per share.

(10)  In January 2001, we issued a warrant for the purchase of up to 36,057 shares of our common stock to an accredited investor at an exercise price of $0.832.

(11)  In February 2001, we issued 745,622 shares of our series C stock to a group of accredited investors at a purchase price of $1.04 per share for aggregate consideration of $775,000 and we issued warrants for the purchase of up to 186,405 shares of our series C stock to a group of accredited investors at an exercise price of $1.04 per share.

(12)  In July 2001, we issued our convertible promissory notes in the aggregate principal amount of $5,100,000 to a group of accredited investors.

(13)  In August 2001 and September 2001, we issued 6,458,251 shares of our series D stock to a group of accredited investors at a purchase price of $1.65 per share for aggregate consideration of $10,657,966.

(14)  In August 2001, we issued warrants for the purchase of up to 1,260,629 shares of our series D stock to a group of accredited investors at an exercise price of $0.01 per share.

(15)  In August 2001, we issued 168,143 shares of our common stock to an accredited investor as payment for services provided to us.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS (continued)

(16)  In September 2001, we issued warrants for the purchase of up to 771,259 shares of our common stock to our lenders at an exercise price of $0.008 per share.

(17)  In September 2001, we issued our convertible promissory notes in the aggregate principal amount of $3,000,000 to two of our accredited institutional investors.

(18)  In September 2001, we issued a warrant for the purchase of up to 31,250 shares of our common stock to an accredited institutional investor at an exercise price of $0.99 per share.

(19)  In September 2001, we issued warrants for the purchase of up to 50,000 shares of our common stock to two of our accredited institutional investors at an exercise price of $1.04 per share.

(20)  In October 2001, we issued 2,454,120 shares of our series D-1 stock to a group of accredited investors at a purchase price of $1.65 per share for aggregate consideration of $4,050,002. In addition, as part of this transaction, we exchanged 3,306,697 shares of series D stock for the same amount of series D-1 stock.

(21)  In October 2001, we issued warrants for the purchase of up to 683,639 shares of our series D-1 stock to a group of accredited investors at an exercise price of $0.01 per share.

(22)  In October 2001, we issued 322,671 shares of our Series D-1 stock for an aggregate purchase price of $3,277 upon exercise of warrants.

(23)  In October 2001, we issued a warrant for the purchase of up to 22,898 shares of our common stock to an accredited investor at an exercise price of $1.30 per share.

(24)  In December 2001, we issued 416,667 shares of our series D-2 stock and 2,996,031 shares of our common stock to an accredited investor pursuant to an acquisition.

(25)  In December 2001, we issued 727,146 shares of Series D stock for an aggregate purchase price of $7,271 upon exercise of warrants.

(26)  In January 2002, we issued a warrant for the purchase of 20,000 shares of our common stock to an entity controlled by one of our directors at an exercise price of $0.01 per share.

(27)  In January 2002, we issued 281,344 shares of our series D-3 stock and 1,825,920 shares of our common stock to an accredited investor pursuant to an acquisition.

(28)  In February 2002, we issued 511,431 shares of our series D-3 stock and 2,532,130 shares of our common stock to an accredited investor pursuant to an acquisition.

(29)  In March 2002, we issued a warrant for the purchase of 75,758 shares of our common stock to our lenders at an exercise price of $1.32 per share.

(30) In April 2002, we issued 6,598 shares of our common stock for an aggregate purchase price of $60.58 upon exercise of warrants.

(31)  In July 2002, we issued 730,023 shares of our series D-4 stock to a group of accredited investors at a purchase price of $5.21 per share for aggregate consideration of $3,800,000.

(32)  In July 2002, we issued a warrant for the purchase of 243,142 shares of our common stock to our lenders at an exercise price of $0.01 per share, such amounts shall be increased if we do not consummate an initial public offering prior to June 30, 2003.

(33)  In August 2002, we issued 102,460 shares of our common stock for an aggregate purchase price of $1,025 upon exercise of warrants.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS (continued)

(34)  In September 2002, we issued a warrant to purchase 11,538 shares of our common stock to one of our lenders at an exercise price of $5.20 per share.

(35)  Between December 30, 1999 and July 17, 2002, we granted options exercisable for an aggregate of 4,606,602 shares of our common stock at an exercise price of $2.60 per share.

(36)  Between August 3, 2000 and March 7, 2002, we granted options exercisable for an aggregate of 43,000 shares of our common stock at an exercise price of $2.52 per share.

(37) Between December 19, 2001 and January 31, 2002, we granted options exercisable for an aggregate of 455,000 shares of our common stock at an exercise price of $1.30 per share.

(38)  Between December 30, 1999 and June 6, 2002, we granted options exercisable for an aggregate of 852,000 shares of our common stock at an exercise price of $1.04 per share.

(39)  Between December 30, 1999 and June 6, 2002, we granted options exercisable for an aggregate of 2,109,375 shares of our common stock at an exercise price of $0.60 per share.

(40)  Between December 30, 1999 and May 2, 2002, we granted options exercisable for an aggregate of 2,202,500 shares of our common stock at an exercise price of $0.20 per share.

(41)  In April 2000, we granted an option exercisable for 325,000 shares of our common stock at an exercise price of $0.004 per share.

(42)  Between September 17, 2002 and October 2, 2002, we granted options exercisable for 448,000 shares of our common stock at an exercise price of $5.20 per share.

Part II

16.    Exhibits and financial statement schedules

(a)    Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement
3.1	Eighth Amended and Restated Certificate of Incorporation of InPhonic dated July 18, 2002
3.1.1	Form of Ninth Amended and Restated Certificate of Incorporation of InPhonic (to be effective upon the completion of this offering)
3.1.2	Second Amended and Restated Bylaws of InPhonic
3.1.3	Form of Third Amended and Restated Bylaws of InPhonic (to be effective upon the completion of this offering)
4.1	Specimen stock certificate for shares of common stock of InPhonic
5.1*	Form of opinion of Piper Rudnick LLP, regarding legality of securities being registered
10.1	Fifth Amended and Restated Investor Rights Agreement dated as of July 19, 2002 by and among InPhonic and the Purchasers listed therein
10.2	Series A Convertible Preferred Stock Purchase Agreement dated as of January 7, 2000, by and among InPhonic and John M. LaPides
10.3	Series B Convertible Preferred Stock Purchase Agreement dated as of February 7, 2000, by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.4	Series C Convertible Preferred Stock Purchase Agreement dated as of October 13, 2000 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.5	Addendum to Series C Convertible Preferred Stock Purchase Agreement dated as of February 6, 2001 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.6	Series D Convertible Preferred Stock Purchase Agreement dated as of August 7, 2001 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.7	Series D-1 Convertible Preferred Stock Purchase Agreement dated as of October, 11 2001 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.8	Series D-2 Convertible Preferred Stock Purchase Agreement dated as of December 3, 2001 by and among InPhonic and the Purchasers listed therein
10.9	Series D-3 Convertible Preferred Stock Purchase Agreement dated as of January 30, 2002 by and among InPhonic and Reason, Inc.
10.10	Series D-4 Convertible Preferred Stock Purchase Agreement dated as of July 19, 2002 by and among InPhonic and the Purchasers listed therein

INFORMATION NOT REQUIRED IN PROSPECTUS (continued)

Exhibit Number	Description

10.11	Investment Agreement dated as of September 11, 2001 by and among InPhonic, Spring Capital Partners, L.P. and Argosy Investment Partners II, L.P.
10.12	Form of Stock Purchase Warrant dated September 11, 2001
10.13	Second Amended and Restated Loan and Security Agreement dated as of March 1, 2002 by and between Comerica Bank-California, InPhonic and SimIpc Acquisition Corp.
10.14	Common Stock Purchase Warrant dated March 1, 2002 by and between InPhonic and Comerica Bank-California
10.15	First Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 2, 2002 by and between Comerica Bank-California, InPhonic and SimIpc Acquisition Corp.
10.16	Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of September 23, 2002 by and between Comerica Bank-California, InPhonic and SimIpc Acquisition Corp.
10.17	Common Stock Purchase Warrant dated September 23, 2002 by and between InPhonic and Comerica Bank-California
10.18	Purchase Agreement and Plan of Reorganization dated as of October 26, 2001, by and between InPhonic and GadgetSpace, Inc.
10.19	Asset Purchase Agreement dated as of January 3, 2002 by and between InPhonic and Reason, Inc.
10.20*
Asset Purchase Agreement dated as of February 13, 2002 by and among InPhonic, Inc. SimIpc Acquisition Corp., Simplexity, Inc., Sundial Marketplace Corporation, Simplexity Acquisition Corp., and Systems Path LLC

10.21	Form of Assignment of Invention, Nondisclosure and Noncompetition Agreement
10.22	Employment Agreement dated as of February 4, 2000, by and between InPhonic and David A. Steinberg
10.23	Employment Agreement dated as of April 2, 2002, by and between InPhonic and Frank C. Bennett III
10.24	Offer letter dated as of April 10, 2002 by and between InPhonic and Scott G. Yancey, Jr.
10.25	Employment Agreement dated as of June 3, 2002 by and between InPhonic and Donald Charlton
10.26	Form of 2002 Employee Stock Purchase Plan
10.27	Form of 1999 Amended and Restated Stock Incentive Plan
10.28*	National Indirect Digital Multi-Network Internet Dealer Agreement dated as of March 6, 2000, by and between AT&T Wireless Services National Accounts, Inc. and Inphonic
10.29*	Premier I-Dealer Agreement dated March 1, 2001 by and between T-Mobile USA, Inc., and its subsidiaries and affiliates and InPhonic and its affiliates and related entities
10.30*	Online Authorized Representative Agreement entered into April 3, 2001 by and between Nextel Communications and InPhonic
10.31	Master Services Agreement dated as of March 22, 2001 by and between Appiant Technologies, Inc. and InPhonic
10.32	First Amendment to Master Services Agreement dated as of August 9, 2002 by and between Appiant Technologies, Inc. and InPhonic
10.33	Lease Agreement dated February 17, 2000 by and between Waterfront Center Limited Partnership and InPhonic, as amended
10.34	Lease dated as of February 26, 2001 by and between Rouse Commercial Properties, LLC, Rouse Office Management, LLC and InPhonic, as amended
21.1	Subsidiaries of InPhonic
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of KPMG LLP
23.4	Consent of PricewaterhouseCoopers LLP
23.5	Consent of Piper Rudnick LLP (included as part of Exhibit 5.1 hereto)
24.1	Power of Attorney (included in signature pages)

*	To be filed by amendment

INFORMATION NOT REQUIRED IN PROSPECTUS (continued)

(b)    Financial Statement Schedules:

Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17.    UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Charter or Bylaws or the Delaware general corporation law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 1st day of November, 2002.

INPHONIC, INC.

By:	/s/ DAVID A. STEINBERG

David A. Steinberg Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appointed David A. Steinberg and Nancy A. Spangler, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Name	Title	Date

/s/ DAVID A. STEINBERG David A. Steinberg	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 1, 2002

/s/ SCOTT G. YANCEY, JR. Scott G. Yancey, Jr.	Chief Financial Officer, Executive Vice President and Treasurer (Principal Accounting and Financial Officer)	November 1, 2002

/s/ ROBERT S. ADELSON Robert S. Adelson	Director	November 1, 2002

/s/ IRA BRIND Ira Brind	Director	November 1, 2002

/s/ JACK KEMP Jack Kemp	Director	November 1, 2002

/s/ JOHN M. LAPIDES John M. LaPides	Director	November 1, 2002

/s/ MARK J. LEVINE Mark J. Levine	Director	November 1, 2002

Name	Title	Date

/s/ BRET R. MAXWELL Bret R. Maxwell	Director	November 1, 2002

/s/ JOHN SCULLEY John Sculley	Director	November 1, 2002

/s/ THOMAS A. SMITH Thomas A. Smith	Director	November 1, 2002

Part II

Exhibit index

Exhibit Number	Description

1.1*	Form of Underwriting Agreement
3.1	Eighth Amended and Restated Certificate of Incorporation of InPhonic dated July 18, 2002
3.1.1	Form of Ninth Amended and Restated Certificate of Incorporation of InPhonic (to be effective upon the completion of this offering)
3.1.2	Second Amended and Restated Bylaws of InPhonic
3.1.3	Form of Third Amended and Restated Bylaws of InPhonic (to be effective upon the completion of this offering)
4.1	Specimen stock certificate for shares of common stock of InPhonic
5.1*	Form of opinion of Piper Rudnick LLP, regarding legality of securities being registered
10.1	Fifth Amended and Restated Investor Rights Agreement dated as of July 19, 2002 by and among InPhonic and the Purchasers listed therein
10.2	Series A Convertible Preferred Stock Purchase Agreement dated as of January 7, 2000, by and among InPhonic and John M. LaPides
10.3	Series B Convertible Preferred Stock Purchase Agreement dated as of February 7, 2000, by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.4	Series C Convertible Preferred Stock Purchase Agreement dated as of October 13, 2000 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.5	Addendum to Series C Convertible Preferred Stock Purchase Agreement dated as of February 6, 2001 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.6	Series D Convertible Preferred Stock Purchase Agreement dated as of August 7, 2001 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.7	Series D-1 Convertible Preferred Stock Purchase Agreement dated as of October, 11 2001 by and among InPhonic, Sterling Communications, Inc. and the Purchasers listed therein
10.8	Series D-2 Convertible Preferred Stock Purchase Agreement dated as of December 3, 2001 by and among InPhonic and the Purchasers listed therein
10.9	Series D-3 Convertible Preferred Stock Purchase Agreement dated as of January 30, 2002 by and among InPhonic and Reason, Inc.
10.10	Series D-4 Convertible Preferred Stock Purchase Agreement dated as of July 19, 2002 by and among InPhonic and the Purchasers listed therein
10.11	Investment Agreement dated as of September 11, 2001 by and among InPhonic, Spring Capital Partners, L.P. and Argosy Investment Partners II, L.P.
10.12	Form of Stock Purchase Warrant dated September 11, 2001
10.13	Second Amended and Restated Loan and Security Agreement dated as of March 1, 2002 by and between Comerica Bank-California, InPhonic and SimIpc Acquisition Corp.
10.14	Common Stock Purchase Warrant dated March 1, 2002 by and between InPhonic and Comerica Bank-California
10.15	First Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 2, 2002 by and between Comerica Bank-California, InPhonic and SimIpc Acquisition Corp.
10.16	Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of September 23, 2002 by and between Comerica Bank-California, InPhonic and SimIpc Acquisition Corp.
10.17	Common Stock Purchase Warrant dated September 23, 2002 by and between InPhonic and Comerica Bank-California
10.18	Purchase Agreement and Plan of Reorganization dated as of October 26, 2001, by and between InPhonic and GadgetSpace, Inc.

Part II

Exhibit Number	Description

10.19	Asset Purchase Agreement dated as of January 3, 2002 by and between InPhonic and Reason, Inc.
10.20*
Asset Purchase Agreement dated as of February 13, 2002 by and among InPhonic, Inc. SimIpc Acquisition Corp., Simplexity, Inc., Sundial Marketplace Corporation, Simplexity Acquisition Corp., and Systems Path LLC

10.21	Form of Assignment of Invention, Nondisclosure and Noncompetition Agreement
10.22	Employment Agreement dated as of February 4, 2000, by and between InPhonic and David A. Steinberg
10.23	Employment Agreement dated as of April 2, 2002, by and between InPhonic and Frank C. Bennett III
10.24	Offer letter dated as of April 10, 2002 by and between InPhonic and Scott G. Yancey, Jr.
10.25	Employment Agreement dated as of June 3, 2002 by and between InPhonic and Donald Charlton
10.26	Form of 2002 Employee Stock Purchase Plan
10.27	Form of 1999 Amended and Restated Stock Incentive Plan
10.28*	National Indirect Digital Multi-Network Internet Dealer Agreement dated as of March 6, 2000, by and between AT&T Wireless Services National Accounts, Inc. and Inphonic
10.29*	Premier I-Dealer Agreement dated March 1, 2001 by and between T-Mobile USA, Inc., and its subsidiaries and affiliates and InPhonic and its affiliates and related entities
10.30*	Online Authorized Representative Agreement entered into April 3, 2001 by and between Nextel Communications and InPhonic
10.31	Master Services Agreement dated as of March 22, 2001 by and between Appiant Technologies, Inc. and InPhonic
10.32	First Amendment to Master Services Agreement dated as of August 9, 2002 by and between Appiant Technologies, Inc. and InPhonic
10.33	Lease Agreement dated February 17, 2000 by and between Waterfront Center Limited Partnership and InPhonic, as amended
10.34	Lease dated as of February 26, 2001 by and between Rouse Commercial Properties, LLC, Rouse Office Management, LLC and InPhonic, as amended
21.1	Subsidiaries of InPhonic
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of KPMG LLP
23.4	Consent of PricewaterhouseCoopers LLP
23.5	Consent of Piper Rudnick LLP (included as part of Exhibit 5.1 hereto)
24.1	Power of Attorney (included in signature pages)

*	To be filed by amendment